Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

RENAISSANCERE HOLDINGS LTD.,

PORT HOLDINGS LTD.

and

PLATINUM UNDERWRITERS HOLDINGS, LTD.

Dated as of November 23, 2014

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ii

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EXHIBITS

Exhibit A	Form of Statutory Merger Agreement

Exhibit B	Form of Memorandum of Association of Surviving Company

Exhibit C	Form of Bye-Laws of Surviving Company

Exhibit D	Bye-Law Amendment

Disclosure Letters

Company Disclosure Letter

Parent Disclosure Letter

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2014 (this “Agreement”), by and among RENAISSANCERE HOLDINGS LTD., a Bermuda exempted company (“Parent”), PORT HOLDINGS LTD., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Acquisition Sub”), and PLATINUM UNDERWRITERS HOLDINGS, LTD., a Bermuda exempted company (the “Company”). Certain capitalized terms used in this Agreement have the respective meanings specified in Section 8.13.

RECITALS

WHEREAS, it is proposed that Acquisition Sub will be merged with and into the Company with the Company surviving such merger (the “Merger”), upon the terms and subject to the conditions of this Agreement and the statutory merger agreement in the form attached hereto as Exhibit A (the “Statutory Merger Agreement”), and in accordance with the Companies Act 1981 of Bermuda, as amended (the “Companies Act”);

WHEREAS, the board of directors of each of Parent, Acquisition Sub and the Company has unanimously (a) determined that the Merger is advisable and fair to, and in the best interests of, Parent, Acquisition Sub or the Company, as the case may be; and (b) approved and adopted this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has authorized and approved the Bye-Law Amendment (as hereinafter defined), and deems it advisable and in the best interests of the Company;

WHEREAS, Parent, as sole shareholder of Acquisition Sub, has approved this Agreement, the Statutory Merger Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of Parent has authorized and approved the issuance of Parent Common Shares in connection with the Merger (the “Parent Share Issuance”) and deems it advisable and fair to, and in the best interests of, Parent to consummate the Parent Share Issuance and the other Transactions; and

WHEREAS, Parent, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger; Effective Time. Upon the terms and subject to the conditions of this Agreement and the Statutory Merger Agreement, Parent, Acquisition Sub and

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the Company will cause (a) the Statutory Merger Agreement to be executed and delivered and (b) an application for registration of the Surviving Company (the “Merger Application”) to be prepared, executed and delivered to the Registrar of Companies in Bermuda (the “Registrar”) as provided under Section 108 of the Companies Act on the Closing Date and will cause the Merger to become effective under the Companies Act. The Merger shall become effective at the time and date shown on the certificate of merger issued by the Registrar (the “Certificate of Merger”). The parties agree that they will request the Registrar to provide in the Certificate of Merger that the effective time and date of the Merger will be 10:00 a.m., New York City time, on the Closing Date (the “Effective Time”).

Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m., New York City time, on the date (the “Closing Date”) that is the third (3rd) Business Day after the day on which the last of those conditions (other than any conditions in Article VI that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) is satisfied or waived in accordance with this Agreement or at such other place and time or on such other date as Parent and the Company may agree in writing.

Section 1.3 Effects of the Merger. As of the Effective Time, subject to the terms and conditions of this Agreement and the Statutory Merger Agreement, Acquisition Sub shall be merged with and into the Company, with the Company surviving such Merger (the “Surviving Company”). The parties acknowledge and agree that (a) the Merger shall be effected so as to constitute a “merger” as such term is understood under the Companies Act and (b) the Surviving Company shall be deemed to be a “surviving company” in accordance with Section 104H of the Companies Act. Pursuant to Section 109(2) of the Companies Act, from and after the Effective Time: (i) the Merger of the Company and Acquisition Sub and the vesting of their undertaking, property and liabilities in the Surviving Company shall become effective; (ii) the Surviving Company shall continue to be liable for the obligations and liabilities of each of the Company and Acquisition Sub; (iii) any existing cause of action, claim or liability to prosecution shall be unaffected; (iv) any civil, criminal or administrative action or proceeding pending by or against the Company or Acquisition Sub may be continued to be prosecuted by or against the Surviving Company; (v) a conviction against, or ruling, order or judgment in favor of or against, the Company or Acquisition Sub may be enforced by or against the Surviving Company; (vi) the Certificate of Merger shall be deemed to be the certificate of incorporation of the Surviving Company; (vii) the Registrar shall strike off the register Acquisition Sub; and (viii) the cessation of Acquisition Sub shall not be a winding-up within Part XIII of the Companies Act.

Section 1.4 Surviving Company Memorandum of Association and Bye-Laws. At the Effective Time, the memorandum of association and the bye-laws of the Surviving Company shall be in the form of memorandum of association and the bye-laws which are attached hereto as Exhibit B and Exhibit C (as they may be amended or modified from time to time after the date hereof and prior to the Effective Time by the mutual written agreement of the parties).

Section 1.5 Directors. The parties to this Agreement shall take all requisite action so that the directors of Acquisition Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Company until their successors

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are duly elected and qualified or until their earlier death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws.

ARTICLE II

EFFECT OF THE MERGER ON SHARE CAPITAL

Section 2.1 Conversion of Share Capital. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holder of any share capital of Acquisition Sub or the Company:

(a) Effect on Acquisition Sub Share Capital. Each common share, par value $1.00 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable common share, par value $1.00 of the Surviving Company.

(b) Cancellation of Treasury Shares and Parent-Owned Securities. Notwithstanding anything in this Agreement to the contrary, each common share of the Company, par value $0.01 per share (each, a “Company Common Share”), owned by the Company or any of its wholly owned Subsidiaries or by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall be canceled automatically and shall cease to exist, and no consideration shall be delivered in respect of the Excluded Shares.

(c) Conversion of Common Shares. Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, but including, for the avoidance of doubt, the Company Common Shares deliverable to holders of Company Share Options pursuant to Section 2.4(b)) shall automatically be converted, at the election of the holder thereof in accordance with the procedures set forth in Section 2.2(c), into and shall thereafter represent the right to receive the following consideration:

(i) For each Company Common Share with respect to which the Standard Election is made and not revoked pursuant to Section 2.2(c) (or deemed to have been made pursuant to Section 2.2(c)), the Standard Election Consideration. For the purposes of this Agreement, the “Standard Election Consideration” shall mean (A) 0.2960 validly issued, fully paid and non-assessable Parent Common Shares (the “Standard Exchange Ratio”) and (B) an amount of cash equal to $35.96, without interest (the “Standard Cash Amount”).

(ii) For each Company Common Share with respect to which a Cash Election has been made and not revoked or lost pursuant to Section 2.2(c), the Cash Election Consideration. For the purposes of this Agreement, the “Cash Election

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Consideration” shall mean either (A) if the Unprorated Aggregate Share Consideration is equal to or greater than the Aggregate Share Consideration, an amount of cash equal to $66.00 (the “Default Cash Election Amount”), or (B) if the Unprorated Aggregate Share Consideration is less than the Aggregate Share Consideration, (1) an amount of cash equal to the sum of (x) the Standard Cash Amount and (y) the Cash Oversubscription Amount, and (2) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the difference between (I) the Standard Exchange Ratio and (II) the quotient obtained by dividing the Cash Oversubscription Amount by the Parent Share Price.

(iii) For each Company Common Share with respect to which a Share Election has been made and not revoked or lost pursuant to Section 2.2(c), the Share Election Consideration. For the purposes of this Agreement, the “Share Election Consideration” shall mean either (A) if the Unprorated Aggregate Share Consideration is equal to or less than the Aggregate Share Consideration, 0.6504 validly issued, fully paid and non-assessable Parent Common Shares (the “Default Share Election Amount”) or (B) if the Unprorated Aggregate Share Consideration is greater than the Aggregate Share Consideration, (1) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the sum of (x) the Standard Exchange Ratio and (y) the Share Oversubscription Amount, and (2) an amount of cash equal to the difference between (I) the Standard Cash Amount and (II) the product of the Share Oversubscription Amount and the Parent Share Price.

(d) As of the Effective Time, all Company Common Shares shall be canceled automatically and shall cease to exist, and the holders of Company Common Shares shall cease to have any rights with respect to such Company Common Shares, other than, (i) in the case of the Company Common Shares (other than Dissenting Shares and Excluded Shares), the right to receive the Transaction Consideration in accordance with Section 2.2, and (ii) in the case of the Dissenting Shares, the right to receive the Appraised Fair Value in accordance with (and subject to the terms of) Section 2.3.

(e) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the number of outstanding Company Common Shares or Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Standard Exchange Ratio shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.1(e) shall be construed to permit the Company or Parent to take any action with respect to its securities that is otherwise prohibited by the terms of this Agreement, or to restrict the ability of the Company or Parent from taking any action with respect to its respective securities that is not otherwise prohibited by the terms of this Agreement.

Section 2.2 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Parent shall (i) select a bank or trust company, reasonably acceptable to the Company, to act as the paying and exchange

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agent in the Merger (the “Exchange Agent”) and (ii) enter into an exchange agent agreement with the Exchange Agent (the “Exchange Agent Agreement”).

(b) Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of Company Common Shares, other than Excluded Shares, (i) certificates, or at Parent’s option, shares in book-entry form representing an aggregate number of Parent Common Shares to be exchanged pursuant to Section 2.1(c) and (ii) an aggregate amount of cash sufficient to deliver the aggregate amount of cash required pursuant to Section 2.1(c) and any cash payable in lieu of fractional shares under Section 2.2(f). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividend or other distributions payable pursuant to Section 2.2(e). All Parent Common Shares, cash and other amounts deposited with the Exchange Agent pursuant to this Section 2.2 are referred to as the “Exchange Fund.”

(c) Election Procedures. Each holder of an Award (each, an “Award Holder”) and each record holder of Company Common Shares on the Election Form Record Date shall have the right, subject to the limitations set forth in this Section 2.2 and Section 2.4, to submit an election (each, an “Election”) in accordance with the following procedures:

(i) Parent shall direct the Exchange Agent to mail a form of election, which form shall be in a form reasonably acceptable to the Company (the “Election Form”), with the Company Proxy Statement to the record holders of Company Common Shares as of the record date for the Company Shareholders Meeting (the “Election Form Record Date”) and each Award Holder, which Election Form shall be used by each record holder of Company Common Shares and each Award Holder who wishes to make an Election.

(ii) Each holder of a Company Common Share and each Award Holder may specify in an Election Form submitted in accordance with the provisions of this Section 2.2(c) whether such holder elects to receive with respect to such holder’s Company Common Shares or Awards, (A) the Standard Election Consideration (such Election with respect to such Company Common Shares or Awards, the “Standard Election”), (B) the Cash Election Consideration (such Election with respect to such Company Common Shares or Awards, the “Cash Election”), or (C) the Share Election Consideration (such Election with respect to such Company Common Shares or Awards, the “Share Election”).

(iii) Any holder of a Company Common Share or any Award Holder who does not properly make an Election in accordance with the provisions of this Section 2.2(c), or whose Election Form is not received by the Exchange Agent prior to the Election Deadline in the manner provided in Section 2.2(c)(iv), will be deemed to have made the Standard Election with respect to such Company Common Shares or Awards. For the avoidance of doubt, for the purpose of determining the allocation of the Transaction Consideration among the holders of Company Common Shares and Award Holders (as applicable), any holder of Dissenting Shares shall be deemed to have made a Standard Election with respect to such Dissenting Shares.

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(iv) Any such holder’s Election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, an Election Form properly completed and signed and, to the extent such Election Form relates to Company Common Shares, accompanied by Certificates (unless such Company Common Shares are Book-Entry Shares, in which case the holders shall follow the instructions set forth in the Election Form) of Company Common Shares to which such Election Form relates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or by an appropriate guarantee of delivery of such Certificates as set forth in such Election Form; provided that such Certificates are in fact delivered to the Exchange Agent within five (5) Business Days after the date of execution of such guarantee of delivery).

(v) Ability to Revoke Election Forms. Any holder may, at any time prior to the Election Deadline, change or revoke such holder’s Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form or, to the extent such Election Form relates to Company Common Shares, by withdrawal prior to the Election Deadline of such holder’s Certificates, or of the guarantee of delivery of such Certificates, or any documents in respect of Book-Entry Shares, previously deposited with the Exchange Agent. After an Election is validly made with respect to any Company Common Shares, any subsequent transfer of such Company Common Shares shall automatically revoke such Election and, if the subsequent transfer of such Company Common Shares occurs after the Election Deadline, the Standard Election shall be deemed to have been made with respect to such Company Common Shares pursuant to Section 2.2(c)(ii). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon a valid termination of this Agreement in accordance with Article VII. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any Company Common Share or Award (neither Parent nor the Company nor the Exchange Agent being under any duty to notify any shareholder or award holder of any such defect); in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the Company Common Shares or Awards covered by such Election shall, for purposes hereof, be deemed to be a Standard Election, unless a proper Election is thereafter timely made with respect to such Company Common Shares or Awards.

(vi) Determination of Exchange Agent Binding. Within three (3) Business Days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation of the Transaction Consideration among the holders of Company Common Shares, other than Excluded Shares, and Award Holders (subject to Section 2.4(e)), as set forth in Section 2.1(c). Subject to the provisions of the Exchange Agent Agreement, the determination of the Exchange Agent shall be binding as to whether an Election shall have been properly made or revoked pursuant to this Section 2.2(c) with respect to Company Common Shares or Awards and when Elections and revocations were received by it. Subject to the provision of the Exchange Agent Agreement, the Exchange Agent also shall make all computations as to the allocation and the proration contemplated by Section 2.1(c), and any such computation shall be conclusive and binding on the holders of Company Common Shares or Awards.

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(d) Exchange Procedures.

(i) Letter of Transmittal. As promptly as practicable (but in no event later than two (2) Business Days) following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Common Shares converted pursuant to Section 2.1(c) into the right to receive the Transaction Consideration, other than those holders who have properly completed and submitted, and have not revoked Election Forms pursuant to Section 2.2(c), the following: (A) a letter of transmittal in customary form (a “Letter of Transmittal”), specifying that delivery shall be effected upon (x) proper delivery of certificates, if any, which immediately prior to the Effective Time represented the holder’s Company Common Shares (“Certificates”), or in the case of Company Common Shares held in non-certificated form (“Book-Entry Shares”), pursuant to customary provisions with respect to delivery of an “agent’s” message in accordance with the instructions set forth in the Letter of Transmittal, and (y) the delivery of a Letter of Transmittal to the Exchange Agent and (B) instructions for surrendering Certificates, if any, in exchange for the Transaction Consideration.

(ii) Surrender of Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent in accordance with Section 2.2(d)(i), together with a duly executed Letter of Transmittal and any other documents reasonably required by the Exchange Agent, the holder of that Certificate shall be entitled to receive, and the Exchange Agent shall pay in exchange therefor, the Transaction Consideration payable in respect of the number of Company Common Shares evidenced by that Certificate. Any Certificates so surrendered shall be canceled immediately. No interest shall accrue or be paid on any amount payable upon surrender of Certificates.

(iii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate but may, if required by the Exchange Agent, be required to deliver an executed Letter of Transmittal to the Exchange Agent to receive the Transaction Consideration that such holder is entitled to receive pursuant to this Article II. Each holder of record of one or more Book-Entry Shares whose Company Common Shares were converted into the right to receive the Transaction Consideration in accordance with Section 2.2(d) shall automatically upon the Effective Time or following the Exchange Agent’s receipt of the applicable Letter of Transmittal (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable after such time, the Transaction Consideration to which such holder is entitled pursuant to this Article II.

(iv) Unregistered Transferees. If any Transaction Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition to the payment of such Transaction Consideration to such transferee (including the payment of any cash constituting a part thereof to such transferee and the registration of any Parent Common Shares constituting a part thereof in the name of such transferee), that (A) the surrendered Certificate be accompanied by all documents required to evidence and effect that transfer and (B) the Person requesting such payment (1) pays any applicable transfer Taxes or (2) establishes to the satisfaction

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of Parent and the Exchange Agent that any such Taxes have already been paid or are not applicable.

(v) No Other Rights. Until surrendered in accordance with Section 2.2(d), each Company Common Share (other than any Dissenting Share or Excluded Share) shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Transaction Consideration and, in the case of Dissenting Shares, the right to receive the Appraised Fair Value in accordance with (and subject to the terms of) Section 2.3. The Transaction Consideration paid in respect of each Company Common Share upon the surrender of any Certificate or Book-Entry Share in accordance with this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares previously represented by such Certificate or Book-Entry Share.

(e) Distributions with Respect to Unexchanged Shares. All Parent Common Shares to be paid as a portion of the Transaction Consideration shall be deemed issued and outstanding as of the Effective Time. No dividends or other distributions declared or made with respect to the Parent Common Shares shall be paid to any holder of any unexchanged Company Common Shares in respect of any Parent Common Shares that the holder thereof has the right to receive upon the surrender thereof until the instructions for transfer and cancellation provided in this Article II and in accordance with the terms of the Letter of Transmittal, and such other documents as may reasonably be required by the Exchange Agent pursuant to this Section 2.2, have been delivered to the Exchange Agent, and then shall only be paid if and to the extent they relate to the Parent Common Shares issued in exchange therefor and are payable to holders of Parent Common Shares as of a record date that is as of or after the Effective Time and prior to the date of such issuance.

(f) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Common Shares shall be issued in respect of a holder’s Company Common Shares or an Award Holder’s Awards, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent with respect thereto. In lieu of such fractional share interests, Parent shall pay to each holder of Company Common Shares or Awards an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of any Parent Common Share to which such holder (after taking into account all Company Common Shares surrendered by such holder or such holder’s Awards, as applicable) would otherwise be entitled by (ii) the Average Parent Share Price.

(g) No Further Transfers. Immediately prior to the Effective Time, the register of members of the Company shall be closed and there shall be no further registration of transfers of the Company Common Shares that were issued and outstanding immediately prior to the Effective Time.

(h) Required Withholding. Parent, the Company, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any Transaction Consideration payable under this Agreement and from the Special Dividend, in cash or in kind, such amounts as may be required to be deducted or withheld therefrom under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any

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amounts are so deducted and withheld, those amounts shall be treated as having been paid to the Person in respect of whom such deduction or withholding was made for all purposes under this Agreement.

(i) No Liability. None of Parent, the Surviving Company or the Exchange Agent shall be liable to any holder of Certificates or Book-Entry Shares for any amount paid to a public official under any applicable abandoned property, escheat or similar Laws under this Agreement, and any such amounts will be treated for all purposes under this Agreement as having been paid to the holder of such Certificates or Book-Entry Shares.

(j) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II; and provided, further, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations of issuers organized under the laws of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $3 billion. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) shall be paid promptly to Parent. Unless otherwise required by law for U.S. federal, state, local and foreign Tax purposes, the parties shall treat any interest and other income from the Exchange Fund as having been earned by Parent.

(k) Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one hundred eighty (180) days after the Effective Time shall be delivered by the Exchange Agent to Parent upon demand. Thereafter, any holder of Certificates or Book-Entry Shares who has not complied with this Article II shall look only to Parent for payment of the applicable Transaction Consideration.

(l) Lost, Stolen or Destroyed Certificates. If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount in the form reasonably required by Parent as indemnity against any claim that may be made against Parent on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent shall pay the Transaction Consideration to such Person in exchange for such lost, stolen or destroyed Certificate.

Section 2.3 Shares of Dissenting Holders. At the Effective Time, all Dissenting Shares shall be canceled and, unless otherwise required by any applicable Law or Order, converted into the right to receive the Standard Election Consideration as described in Section 2.1(c), and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act (the “Appraised Fair Value”) is greater than the Standard Election Consideration, be entitled to receive such difference from the Company by payment made within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an “Appraisal Withdrawal”), such holder’s Company Common Shares shall be

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canceled and converted as of the Effective Time into the right to receive the Transaction Consideration for each such Company Common Share; provided, that any holder that makes an Appraisal Withdrawal prior to the Election Deadline shall have the right to submit an Election in accordance with Section 2.2(c) for the applicable Company Common Shares held by such holder, and any holder that makes an Appraisal Withdrawal after the Election Deadline shall be deemed to have made a Standard Election in accordance with Section 2.2(c)(iii). The Company shall give Parent (i) prompt written notice of (A) any demands for appraisal of Dissenting Shares or Appraisal Withdrawals received by the Company and (B) to the extent that the Company has Knowledge, any applications to the Supreme Court of Bermuda for appraisal of the fair value of the Dissenting Shares and (ii) to the extent permitted by applicable Laws, the opportunity to participate with the Company in, and to be regularly consulted by the Company with respect to (including as to the making of any settlement offers by the Company), any settlement negotiations and proceedings with respect to any demands for appraisal under the Companies Act. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, offer to settle, or settle, any such demands or applications.

Section 2.4 Company Equity Awards.

(a) Company Actions. At or prior to the Effective Time, or such earlier date as contemplated in this Section 2.4, the Company Board or the Compensation Committee of the Company Board (the “Compensation Committee”) shall adopt such resolutions and take such other actions as may be required to (i) terminate each of the Company Equity Plans, unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such Company Equity Plans by providing the Company with written notice of such election at least ten (10) days before the Effective Time and (ii) effectuate the provisions of this Section 2.4 so as to ensure that, after the Effective Time, no Person shall have any rights under the Company Equity Plans except for the right to receive the payments, if any, contemplated in this Section 2.4.

(b) Company Share Options. Immediately prior to the earlier of the Election Form Record Date and the record date for the Special Dividend (the “Option Exercise Date”), each outstanding option to purchase Company Common Shares granted by the Company under the Company Equity Plans (each, a “Company Share Option”), whether vested or unvested, shall be deemed exercised (on a net exercise basis) as of the Option Exercise Date (with no action required on the part of the holder of the Company Share Option), and the holders of such Company Share Options shall be entitled to make the Election and receive the Special Dividend, in each case, with respect to the net number of Company Common Shares deliverable to such holders upon such exercise. Any Company Share Options outstanding as of the Effective Time shall be automatically terminated and forfeited for no consideration, and all rights with respect to such Company Share Options shall terminate as of the Effective Time. For the purposes of this Agreement, the “Company Equity Plans” are the Company 2002 Share Incentive Plan, the Company 2006 Share Incentive Plan, the Company 2010 Share Incentive Plan and the Company Amended and Restated Executive Incentive Plan. For the avoidance of doubt, the number of Company Common Shares with respect to which an Election may be made pursuant to this Section 2.4(b) shall be included for all purposes of calculating the Number of Cash Elections, the Number of Share Elections and the Number of Standard Elections, as applicable, that have been made (or deemed to have been made) pursuant to Section 2.2(c).

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(c) Company Restricted Shares. At the Effective Time, each restricted Company Common Share granted under any Company Equity Plan (a “Company Restricted Share Award”) that is then outstanding shall become fully vested and non-forfeitable and shall be converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, the Share Election Consideration, the Cash Election Consideration or the Standard Election Consideration. Each holder of a Company Restricted Share Award shall be entitled to receive the Special Dividend with respect to the number of Company Common Shares underlying each such Company Restricted Share Award.

(d) Company Restricted Share Units.

(i) Company Time-Based Restricted Share Units. At the Effective Time, each outstanding time-based Company restricted share unit granted by the Company under any Company Equity Plan (a “Company Time-Based RSU”), vested or unvested, shall be canceled and converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, the Share Election Consideration, the Cash Election Consideration or the Standard Election Consideration with respect to the number of Company Common Shares underlying such Company Time-Based RSU. Each holder of a Company Time-Based RSU shall be credited with a dividend equivalent payment equal to the amount of the Special Dividend multiplied by the number of Company Common Shares underlying such Company Time-Based RSU, which dividend equivalent payment shall be paid on the day prior to the Closing Date.

(ii) Company Market-Based Restricted Share Units. At the Effective Time, each outstanding market-based restricted share unit granted by the Company under any Company Equity Plan (a “Company MSU”), whether vested or unvested, shall be canceled and converted into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.2, the Share Election Consideration, the Cash Election Consideration or the Standard Election Consideration with respect to the “MSU Achieved Shares”, which, for the purposes of this Agreement, shall be the number of share units subject to such Company MSU immediately prior to the Effective Time multiplied by the quotient of (A) the average of the closing prices of the Company Common Shares on the NYSE for the twenty (20) trading days ending on the date immediately preceding the Effective Time, as adjusted by the Compensation Committee in accordance with the terms of the Company 2010 Share Incentive Plan and any applicable award agreements, to reflect the Special Dividend, calculated pursuant to the principles, practices and methodologies set forth in Section 2.4 of the Company Disclosure Letter, divided by (B) the average of the closing prices of the Company Common Shares on the NYSE for the twenty (20) trading days ending on the last day of the fiscal quarter immediately preceding the date of grant of the Company MSUs, subject to any maximum or minimum limitations set forth in the individual award agreement. Each holder of a Company MSU shall be credited with a dividend equivalent payment equal to the amount of the Special Dividend multiplied by the number of MSU Achieved Shares underlying such Company MSU, which dividend equivalent payment shall be paid on the day prior to the Closing Date.

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(iii) Company Executive Incentive Plan Restricted Share Units. At the Effective Time, each outstanding share unit award granted by the Company under the Company Amended and Restated Executive Incentive Plan (a “Company EIP Award”), whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash equal to (A) the applicable number of EIP Achieved Shares multiplied by (B) the sum of (x) the Standard Cash Amount plus (y) the product of the Standard Exchange Ratio multiplied by the closing price of Parent Common Shares on the NYSE as of the Business Day immediately prior to the Closing Date, which amount shall be adjusted as determined by the Compensation Committee in accordance with the terms of the Company Amended and Restated Executive Incentive Plan and any applicable award agreements, to take account of the Special Dividend, calculated pursuant to the principles, practices and methodologies set forth in Section 2.4 of the Company Disclosure Letter. For the purposes of this Agreement, the “EIP Achieved Shares” shall be the amount, subject to any maximum or minimum limitations set forth in applicable award agreements or the Company Amended and Restated Executive Incentive Plan, equal to the product of the total number of share units subject to such Company EIP Award immediately prior to the Effective Time (1) multiplied by a fraction, the numerator of which is the number of days during the applicable performance period prior to the Closing Date and the denominator of which is the total number of days during the performance period, multiplied by (2) a performance factor determined as set forth in the applicable award agreement and the Company Amended and Restated Executive Incentive Plan.

(e) Payments. All payments required to be made pursuant to this Section 2.4 shall be less all amounts required to be withheld or deducted under the Code or any provision of state, local or foreign Law relating to Tax with respect to making such payments. Except for the dividend equivalent payments described in Section 2.4(d)(i) and Section 2.4(d)(ii), all payments pursuant to this Section 2.4 (including any cash in lieu of fractional shares to be paid pursuant to this Section 2.4 in accordance with Section 2.2(f)) shall be made through the payroll systems of the Surviving Company as soon as reasonably practicable after the Effective Time (but in any event, no later than ten (10) Business Days after the Effective Time, or, to the extent payment on such date would trigger a tax or penalty under Section 409A of the Code, the earliest date that such payment would not trigger such tax or penalty).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (with reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article III of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) or as disclosed in the Company SEC Reports (other than disclosures contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Reports or that otherwise constitute risk

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factors or that are cautionary, predictive or forward-looking in nature), that are publicly available and filed or furnished with the SEC after December 31, 2013 and at least two (2) Business Days prior to the date hereof, the Company represents and warrants to Parent and Acquisition Sub that:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries is a corporation, exempted company, limited liability company or other legal entity duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation. Each of the Company and its Subsidiaries has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, exempted company, limited liability company or other legal entity and is in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) in each jurisdiction where the character or location of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of the Organizational Documents in any material respect.

(c) The Company has provided or made available to Parent true and complete copies of (i) the memorandum of association (the “Memorandum of Association”) and bye-laws (the “Bye-Laws”) of the Company and (ii) the memorandum of association and bye-laws or other similar Organizational Documents in effect as of the date hereof of each of the Company’s Subsidiaries (collectively, the “Company Organizational Documents”).

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the Company’s authorized share capital consists solely of 200,000,000 Company Common Shares and 25,000,000 preferred shares, par value $0.01 per share (each, a “Preferred Share”).

(b) As of November 21, 2014, (i) 24,836,879 Company Common Shares were issued and outstanding, (ii) no Company Common Shares were held in the treasury of the Company and (iii) no Company Common Shares were held by the Company’s Subsidiaries. Section 3.2(b) of the Company Disclosure Letter sets forth, a correct and complete list, as of November 21, 2014, of Company Share Options, Restricted Share Awards, Company Time-Based RSUs, Company MSUs and Company EIP Awards (each, an “Equity Award”) under the Company Equity Plans, including the holder, date of grant, expiration date, vested status and vesting schedule, number of Company Common Shares underlying such Equity Award (including the target and maximum number of Company Common Shares underlying such award), the Company Equity Plan under which the Equity Award was granted and, where applicable, exercise or reference price. From November 21, 2014 to the date hereof, the Company has not issued any Company Common Shares except pursuant to the vesting or exercise of Equity Awards outstanding on November 21, 2014 in accordance with their terms

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and, since November 21, 2014, the Company has not issued any Equity Awards. All outstanding grants of Equity Awards were made under and in compliance with the Company Equity Plans. No Preferred Shares are issued and outstanding.

(c) Except as described in this Section 3.2, as of the date hereof, there are (i) no shares or securities of, or other equity or voting interests in, the Company, (ii) no outstanding shares or securities of the Company convertible into or exchangeable for share capital of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligate the Company to issue, any shares or securities, or other equity or voting interests in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchange security or other similar agreement or commitment relating to any shares or securities of, or other equity or voting interests in the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to, collectively, as “Company Securities”), and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities, or dividends paid thereon.

(d) With respect to the Equity Awards, (i) each grant of an Equity Award was duly authorized no later than the date on which the grant of such Equity Award was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board or Compensation Committee, or a committee thereof and any required approval by the shareholders of the Company, (ii) each such grant was made in accordance with all applicable Laws, including the rules of the NYSE, (iii) the per share exercise price of each Company Share Option was not less than the fair market value of a Company Common Share on the applicable Grant Date, (iv) each such grant qualifies in all material respects for the Tax and accounting treatment afforded such Equity Awards in the Company’s Tax Returns and the Company SEC Reports, respectively, and (v) no material modifications have been made to any such grants after the Grant Date and all such grants either comply in all material respects with or are exempt from Section 409A of the Code. The treatment of the Equity Awards provided in Section 2.4 will comply with all applicable Laws and the terms and conditions of the Company Equity Plans and the applicable Equity Award agreements.

(e) All issued and outstanding Company Common Shares and all Company Common Shares that are subject to issuance prior to the Effective Time and upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are, or, in the case of shares issued after the date hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable Law and the terms and provisions of the Company’s Organizational Documents, and (ii) are not, or, in the case of shares issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option call or right of first refusal or similar rights.

(f) There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Company Common Shares, bonds, debentures, notes or other indebtedness of the Company or share capital, bonds, debentures, notes or other indebtedness of any Subsidiary of the Company or (ii) to provide any funds to or make any investment in (A) any Subsidiary of the Company that is not wholly owned by the Company or (B) any other Person. No holder of securities in the Company or any of its

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Subsidiaries has any right to have such securities registered by the Company or any of its Subsidiaries.

(g) The Company Common Shares constitute the only outstanding class of securities of the Company or its Subsidiaries registered under the Exchange Act.

Section 3.3 Corporate Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and, subject to approval and adoption of this Agreement and the Statutory Merger Agreement by the Requisite Company Vote, to consummate the Transactions. The Company Board has by resolution duly adopted, (i) determined that the Merger, on the terms and conditions set forth herein, is fair to, and in the best interests of, the Company, (ii) approved this Agreement, the Statutory Merger Agreement and the Transactions, (iii) determined that the amendments to the Company’s Bye-Laws that are set forth on Exhibit D (“Bye-Law Amendment”) are advisable to and in the best interests of the Company, and authorized and approved the Bye-Law Amendment, and (iv) resolved, subject to Section 5.9, to recommend to the shareholders of the Company that they approve and adopt this Agreement, the Statutory Merger Agreement, the Bye-Law Amendment and the Merger (the “Company Board Recommendation”). The execution, delivery and performance by the Company of this Agreement, the Statutory Merger Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the Requisite Company Vote.

Section 3.4 Enforceability. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition Sub, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 3.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by the Company and the consummation by the Company of the Transactions do not and will not (assuming the accuracy of the representations and warranties made in Section 4.5 and Section 4.7):

(a) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents (as they may be amended pursuant to the Bye-Law Amendment);

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 3.7 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

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(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which the Company or any of its Subsidiaries is a party or by which any Company Assets are bound (collectively, “Company Contracts”), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Company Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(e) give rise to any termination, cancellation, amendment, modification or acceleration of any rights or obligations under any Company Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(f) cause the creation or imposition of any Liens on any Company Assets, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6 Subsidiaries.

(a) A true and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization or incorporation, as of the date of this Agreement, is set forth in Section 3.6 of the Company Disclosure Letter. Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens other than Permitted Encumbrances. Except for Investment Assets held in the ordinary course of business and the capital stock or other equity ownership interests of the Subsidiaries set forth in Section 3.6 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any share capital or other equity interest of, or any other securities convertible or exchangeable into or exercisable for share capital or equity interest of, any Person.

(b) Each issued and outstanding share of the share capital or non-corporate equity interests (including partnership interests and limited liability company interests), as applicable, of each Subsidiary of the Company that is held, directly or indirectly, by the Company, (i) is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with the applicable Law, the terms and provisions of the applicable Subsidiary’s Organizational Documents and any preemptive or similar rights, subscription rights, anti-dilutive rights, purchase option, call or right of first refusal or similar rights and (ii) is not or, in the case of any share or non-corporate equity interest issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option, call or right of first refusal or similar rights.

(c) All of the outstanding share capital of, or other equity or voting interests in, each Subsidiary of the Company are owned directly or indirectly, by the Company free and clear of all Liens other than Permitted Encumbrances. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any share capital or other equity or voting interests of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any

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preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any Subsidiary of the Company. None of the Subsidiaries of the Company has any outstanding equity compensation plans relating to the share capital of, or other equity or voting interests in, any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has any obligation to make any payments based on the price or value of any securities of any Subsidiary of the Company or dividends paid thereon.

Section 3.7 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, whether domestic or foreign (each, a “Governmental Entity”), other than:

(a) (i) the filing of the Merger Application and related attachments with the Registrar and (ii) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to the Merger;

(b) the filing with the Securities and Exchange Commission (the “SEC”) of (i) a proxy statement (the “Company Proxy Statement”) relating to the special meeting of the shareholders of the Company to be held to consider and vote upon the approval and adoption of the Bye-Law Amendment, this Agreement, the Statutory Merger Agreement and the Merger (the “Company Shareholders Meeting”) and (ii) any other filings and reports that may be required in connection with this Agreement and the Transactions under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”);

(c) compliance with the NYSE rules and regulations;

(d) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and as set forth in Section 3.7(d) of the Company Disclosure Letter with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws;

(e) the required filings with the applicable Governmental Entities under applicable Insurance Laws that are specifically set forth in Section 3.7(e) of the Company Disclosure Letter; and

(f) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Vote Required.

(a) The Requisite Company Vote is the only vote of the holders of any class or series of the share capital of the Company or any of its Subsidiaries necessary (under the

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Company Organizational Documents, the Companies Act, other applicable Laws or otherwise) to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger.

(b) There are no shareholder agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any share of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other instruments of indebtedness of the Company or any of its Subsidiaries that have the right to vote, or that are convertible or exchangeable into or exercisable for securities having the right to vote, on any matters on which shareholders of the Company may vote.

Section 3.9 SEC Reports.

(a) The Company has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by the Company with the SEC, and any documents or information furnished to the SEC on a voluntary basis on Current Reports on Form 8-K, in each case since January 1, 2012 (collectively, the “Company SEC Reports”). The Company SEC Reports, as filed with or furnished to the SEC, (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Company SEC Reports, as the case may be, (ii) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and other applicable Laws and (iii) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, and at their respective effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

(b) As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, there are no outstanding or unresolved written comments from the SEC with respect to the Company SEC Reports. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

Section 3.10 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements (including all related notes and schedules) of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

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(ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements); and

(iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are, individually or in the aggregate, material).

(b) No material weaknesses exist with respect to the internal control over financial reporting of the Company that would be required to be disclosed by the Company pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Company SEC Reports as filed with or furnished to the SEC prior to the date hereof. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company, as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided or made available to Parent true and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to the Company’s independent auditors and the audit committee of the Company Board since January 1, 2012.

Section 3.11 Liabilities.

(a) There are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, other than:

(i) Liabilities reflected or reserved for in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2014 or disclosed in the footnotes thereto, set forth in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, as filed with the SEC prior to the date hereof; and

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(ii) Liabilities incurred since September 30, 2014 in the ordinary course of business.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports.

(c) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to the Company and (ii) the rules and regulations of the NYSE that are applicable to the Company. With respect to each Company SEC Report on Form 10-K or Form 10-Q, each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to such Company SEC Reports. None of the “back-up” or “sub-certifications” made by any officers or employees of the Company or any of its Subsidiaries since January 1, 2012 to support any such certifications made by the principal executive officer or principal financial officer of the Company has identified or raised any significant exceptions.

Section 3.12 Absence of Certain Changes. Since December 31, 2013 to the date of this Agreement (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution in respect of any of the Company Common Shares or other equity or voting interests of the Company (other than regular quarterly cash distributions made on March 31, 2014, June 30, 2014 and September 30, 2014 and to be made on December 31, 2014), (c) there has not been any change in any material respect in the Company’s or any of its Subsidiaries’ financial accounting or actuarial methods, principles or practices, except insofar as may have been required by GAAP, by Applicable SAP or applicable Law, and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Litigation. Other than ordinary course claims under Reinsurance Contracts within applicable policy or contractual limits that do not involve allegations of bad faith or seek extra-contractual obligations, are not the subject of any proceeding by or before any Governmental Entity and have not proceeded to formal litigation, arbitration or mediation, there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, investigations, examinations, indictments, litigations, suits or other civil, criminal, administrative or investigative proceedings (collectively, “Legal Actions”) pending or, to the Knowledge of the Company, threatened against (a) the Company or any of its Subsidiaries or (b) any director,

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officer or employee of the Company or any of its Subsidiaries or other Person for whom the Company or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company, any of its Subsidiaries or their respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14 Investments; Derivatives.

(a) The Company has provided Parent with a correct and complete list of all bonds, stocks, mortgage loans, derivatives (including swaps, swaptions, caps, floors, foreign exchange and options or forward agreements) and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, alternatives investments and direct and indirect investments in hedge funds and other investments that were carried on the books and records of the Company and its Subsidiaries as of October 31, 2014 (such investment assets, together with all investment assets acquired by the Company and its Subsidiaries between such date and the date of this Agreement, the “Investment Assets”). Except for Investment Assets sold in the ordinary course of business after October 31, 2014 or in compliance with the Investment Guidelines, each of the Company and its Subsidiaries, as applicable, has good and marketable title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Encumbrances. A copy of the Company’s policies with respect to the investment of the Investment Assets is set forth in Section 3.14(a) of the Company Disclosure Letter (the “Investment Guidelines”), and the composition of the Investment Assets complies in all material respects with, and the Company and its Subsidiaries have complied in all material respects with, the Investment Guidelines.

(b) The Investment Assets in all material respects comply with, and the acquisition thereof complied with, any and all investment restrictions under applicable Law.

Section 3.15 Insurance Matters.

(a) Section 3.15(a) of the Company Disclosure Letter contains a true and correct list of each of the Company’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company, reinsurance company or reinsurance intermediary (collectively, the “Company Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Company Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance. None of the Company Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its formation. Each of the Company Insurance Subsidiaries and each of the Company’s other Subsidiaries that provide services to the Company Insurance Subsidiaries is licensed, authorized or otherwise eligible to conduct its business as currently conducted, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed, authorized or otherwise eligible to conduct its business as currently conducted would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

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(b) Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Company Insurance Subsidiaries, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company or on any of the Company Insurance Subsidiaries or to which any of the Company Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor have any of the Company Insurance Subsidiaries adopted any board or committee resolutions at the request of any Governmental Entity, in each case with respect to such Company Insurance Subsidiaries, including any that would (i) limit the ability of any of the Company Insurance Subsidiaries to enter into Reinsurance Contracts, (ii) require any divestiture of any investment of any of the Company Insurance Subsidiaries, (iii) in any manner relate to the ability of any of the Company Insurance Subsidiaries to pay dividends, (iv) require any investment of any of the Company Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital maintenance arrangement with respect to any Company Insurance Subsidiary, or (vi) otherwise restrict the conduct of business of any of the Company Insurance Subsidiaries, nor have any of the Company Insurance Subsidiaries been advised by any Governmental Entity that it is contemplating any such undertakings.

(c) The Company has provided or made available to Parent true and complete copies of all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which a Company Insurance Subsidiary is licensed or authorized or otherwise eligible or accredited with respect to the conduct of the business of reinsurance since January 1, 2012 (collectively, the “Company Statutory Statements”). The financial statements included in the Company Statutory Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of the relevant Company Insurance Subsidiary as of the respective dates thereof and the results of operations and changes in capital and surplus (and shareholders’ equity, as applicable) of such Company Insurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.

(d) The Company has provided or made available to Parent to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified Parent of any pending material examinations) of any Insurance Regulators received by it on or after January 1, 2012 through the date of this Agreement relating to the Company Insurance Subsidiaries. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Insurance Regulator prior to the date of this Agreement. The Company has also provided Parent with true and complete copies of (i) its “underwriting directives” with respect to Bermuda, New York and Chicago; (ii) its “claims processing” and “claim policy/technical” manuals with respect to its operations in the United States and Bermuda; and (iii) its “actuarial reserving process” policies with respect to its operations in Bermuda and the United States, in each case that are specifically identified in

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Section 3.15(d) of the Company Disclosure Letter (collectively, the “Scheduled Policies”). The Scheduled Policies represent the only material written internal policies, procedures and guidelines that are currently in use by the Company and its Subsidiaries relating to underwriting directives, claims handling and actuarial reserving practices. As of the date hereof, none of the Scheduled Policies have been amended or modified from the forms provided or made available to Parent prior to the date hereof.

(e) Section 3.15(e) of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of each Material Reinsurance Contract. (i) Each Material Reinsurance Contract is valid and binding on the applicable Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the applicable Company Insurance Subsidiary and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Reinsurance Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) none of the Company Insurance Subsidiaries has received written or, to the Knowledge of the Company, oral, notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of such Company Insurance Subsidiary under any Material Reinsurance Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iv) to the Knowledge of the Company, with respect to each Ceded Reinsurance Contract, (A) there are no events or conditions which constitute, or, after notice or lapse of time or both, will constitute, a default on the part of any counterparty under such Ceded Reinsurance Contract, (B) no such counterparty is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding, (C) the financial condition of any reinsurer or retrocessionaire under such Ceded Reinsurance Contract is not impaired to the extent that a default thereunder is reasonably anticipated, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (D) no notice of intended cancellation has been received by the Company Insurance Subsidiary from any such reinsurer or retrocessionaire and (E) the Company Insurance Subsidiary is entitled under the law of the domiciliary jurisdiction to take full credit in its Company Statutory Statements for all amounts recoverable by it pursuant to such Ceded Reinsurance Contract and all such amounts recoverable have been properly recorded in its books and records of account and are properly reflected in its Company Statutory Statements. As of the date hereof, there are no pending, and since January 1, 2012 to the date hereof, there have not been any, material disputes under any of the Material Reinsurance Contracts.

Section 3.16 Material Contracts.

(a) As of the date hereof, there are no material Contracts to which the Company or any of its Subsidiaries is a party (other than Reinsurance Contracts, Real Property Leases and Benefit Plans) (i) that are required to be described in, or filed as an exhibit to, any Company SEC Reports that are not so described or filed as required by the Securities Act or the Exchange Act, (ii) that contain any provisions restricting the ability of the Company or any of its Subsidiaries, or which, following the consummation of the Merger, would restrict the ability of Parent or any of its controlled Affiliates, including the Surviving Company and its Subsidiaries,

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to compete or transact in any business or with any Person or in any geographic area or grants a right of exclusivity to any Person, (iii) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred or pursuant to which the Company or any of its Subsidiaries guarantees any indebtedness of any other Person (other than the Company or any of its Subsidiaries) (except for trade payables arising in the ordinary course of business), (iv) with respect to a partnership, joint venture or other similar arrangement with any other Person (other than the Company or any of its Subsidiaries), relate to the formation, creation, operation, management or control of any such partnership or joint venture; (v) that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $2,000,000 in any twelve-month period, other than Contracts that can be terminated by the Company or any of its Subsidiaries on less than 90 days’ notice without payment by the Company or any Subsidiary of the Company of any material penalty; (vi) that have been entered into since January 1, 2012 or otherwise provide for material ongoing obligations of the Company or any of its Subsidiaries and involve the acquisition from another Person or disposition to another Person of capital stock or other equity interests of another Person or of a business (excluding, for the avoidance of doubt, acquisitions or dispositions of Investment Assets, supplies, products, office equipment, furnishings, fixtures, properties or other tangible assets in the ordinary course of business, or of supplies, products, office equipment, furnishings, fixtures, properties or other tangible assets that are obsolete, warn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries), (vii) pursuant to which (A) the Company or any of its Subsidiaries is granted or obtains any right to use any material Intellectual Property owned by any third party (other than standard form contracts granting rights to use commercially available software) or (B) any third party is granted or obtains the right to use or register any material Intellectual Property owned by the Company or any of its Subsidiaries, including, in each case, any license agreements, coexistence agreements, or covenants not to sue, (viii) that prohibits or restricts the payment of dividends or distributions in respect of the shares or capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the shares or capital stock of the Company or any Subsidiary of the Company or prohibits or restricts the issuance of any guarantee by the Company or any Subsidiary of the Company, or (ix) that is a Contract with an investment manager or Investment advisor providing services to the Company or any of its Subsidiaries or otherwise relating to the management of the Investment Assets (each such Contract described in clauses (i)-(ix), other than any Reinsurance Contract, Real Property Lease or Benefit Plan, a “Material Contract”).

(b) (i) Each Material Contract is a legal, valid and binding agreement of the Company and its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto is in compliance in all material respects with its terms and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under such Material Contract, except where such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) neither the Company nor any of its Subsidiaries has received notice of the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) there are no events or conditions

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which constitute, or, after notice or lapse of time or both, will constitute a default on the part of any counterparty under such Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.17 Benefit Plans. Except as otherwise set forth in Section 3.17 of the Company Disclosure Letter:

(a) All material Benefit Plans other than Benefit Plans maintained by the Company or any of its Subsidiaries outside of the United States primarily for the benefit of Employees or consultants working outside of the United States (collectively, the “Non-U.S. Benefit Plans”), are listed on Section 3.17(a) of the Company Disclosure Letter. For the purposes of this Agreement, “Benefit Plans” include all benefit and compensation plans, programs, contracts, policies, agreements or arrangements covering current or former employees of the Company or any of its Subsidiaries (the “Employees”), current or former consultants of the Company or any of its Subsidiaries, current or former directors of the Company, or under which the Company or any of its Subsidiaries has any liability (including any contingent liability), including but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not such plans are subject to ERISA, and deferred compensation, pension, retirement, health, welfare, severance, employment, perquisite, change in control, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, programs, contracts, policies, agreements or arrangements. True and complete copies of all material Benefit Plans (or a written summary of any unwritten material Benefit Plan), including any trust agreement or insurance contract forming a part of such Benefit Plans, and all amendments thereto, have been provided or made available to Parent prior to the date of this Agreement.

(b) All Benefit Plans other than the Non-U.S. Benefit Plans, (collectively, the “U.S. Benefit Plans”) have been funded, established, maintained and administered in compliance in all material respects with their respective terms, ERISA, the Code and other applicable Laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. There are no pending or, to the Knowledge of the Company, threatened actions, claims or lawsuits against or relating to the Benefit Plans, the assets of any of the trusts under such plans or the sponsor or the administrator, or against any fiduciary of the Benefit Plan with respect to the operation of such arrangements (other than routine benefits claims) which is reasonably expected to result in a material liability to the Company. No Benefit Plan is under audit or investigation by any Governmental Entity which is reasonably expected to result in a material liability to the Company.

(c) Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, would reasonably be expected to subject the Company or any Subsidiary to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or

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reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(d) Neither the Company, any of its Subsidiaries, nor any corporation, trade or business, or entity that would be deemed a “single employer” with the Company or any Subsidiary within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA, or any of their respective predecessors, has contributed to, contributes to, has been required to contribute to, or otherwise participated in or participates in or in any way has any Liability, directly or indirectly, within the last six (6) years prior to the date hereof with respect to (i) an employee benefit plan that is or was subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA, including, without limitation, any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), (ii) a “multiple employer plan” (as defined in Section 413 of the Code), (iii) a “multiple employer welfare arrangement (as defined in Section 3(40) of ERISA), or (iv) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. None of the Benefit Plans provide retiree health, life insurance or other welfare benefits except as may be required by Section 4980B of the Code and Section 601 of ERISA or any other applicable Law.

(e) There has been no amendment to, or announcement by, the Company or any of its Subsidiaries relating to, any of the U.S. Benefit Plans that would result in a material increase in liabilities to the Company or any of its Subsidiaries above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2013. Neither the execution of this Agreement, shareholder approval and adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities in connection with the Merger or the other transactions contemplated by this Agreement, nor the consummation of the Transactions, alone or in combination with any other event, will (w) entitle any Employees, directors or consultants of the Company or any of its Subsidiaries to severance or other payment, or increase any compensation or benefits due (other than severance pay required by applicable Law), (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, or increase the amount of compensation or benefits payable, under any Benefit Plan, (y) result in payments that would individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(l) of the Code or be non-deductible under Section 162(m) of the Code, or (z) limit or restrict the right of the Company or any of its Subsidiaries or, after the consummation of the Transactions, Parent or any of its Subsidiaries, to merge, amend or terminate any Benefit Plan. Except as disclosed in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any contract, agreement, plan or arrangement that provides for the gross-up of a Tax, interest or penalties imposed by Section 409A or 4999 of the Code (or any corresponding provision of state or local Law).

(f) All of the material Non-U.S. Benefit Plans are listed in Section 3.17(f) of the Company Disclosure Letter and have been funded, established, maintained and administered in compliance in all material respects with their respective terms and all applicable Law (including compliance with any applicable requirements with respect to registration and good standing with regulatory authorities) and have been approved by any applicable taxation authorities for favorable taxation status to the extent such approval is available (and, to the Knowledge of the Company, circumstances do not exist that are reasonably likely to cause such

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approval to cease to apply). The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plans that are not set forth in the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports filed prior to the date of this Agreement. There is no pending or, to the Knowledge of the Company’s executive officers, threatened material litigation relating to the Non-U.S. Benefit Plans.

Section 3.18 Labor Relations.

(a) A true and complete list of (i) current employees of the Company and each of its Subsidiaries, specifying their name (except to the extent applicable Law prohibits such disclosure, in which case an employee identification number is substituted for name), position, work location, date of hire, annual salary or wage rate, target bonus or commission opportunity, any other compensation, bonus and total compensation for the last completed fiscal year and target bonus or commission opportunity for the Company’s 2015 fiscal year and (ii) any individual providing consulting services to the Company and each of its Subsidiaries (other than employees), showing applicable contract rates and other payments (other than reimbursements of bona fide expenses in connection with such services) made or due to such individual providing consulting services to the Company has been provided or made available to Parent prior to the date of this Agreement. Each individual who renders (or, since January 1, 2012, any other individual who previously rendered) services to the Company or any of its Subsidiaries who is or was classified by such Company or Subsidiary as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Benefit Plans) is currently or was previously properly so characterized.

(b) The Company is not party to any collective bargaining or similar agreement covering its Employees. Except as set forth in Section 3.18(b) of the Company Disclosure Letter: (i) neither the Company nor any of its Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization and (ii) there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walk-out, work stoppage, slow down or lockout involving the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries are, and since January 1, 2012, have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, the classification of employees, wages, overtime, hours, collective bargaining, unlawful discrimination, civil rights, safety and health, workers’ compensation, plant closing and mass layoff Laws (including the Worker Adjustment and Retraining Notification Act, as amended, and each similar state, local or foreign Law) and terms and conditions of employment. There are no charges with respect to or relating to either of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any national, federal, state or local agency, domestic or foreign, responsible for the prevention of unlawful employment practices. Neither the Company nor any of its Subsidiaries has received any written notice from any national, federal, state or local agency, domestic or foreign, responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of either of the Company or its Subsidiaries and no such investigation is in progress.

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Section 3.19 Taxes. Except as set forth in Section 3.19 of the Company Disclosure Letter:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely (taking into account any applicable extensions) and properly prepared and filed except for Tax Returns as to which the failure to so file would not have a Company Material Adverse Effect, and all such Tax Returns are true, complete and correct in all material respects.

(b) Except for Taxes as to which the failure to pay or adequately provide for would not have a Company Material Adverse Effect, the Company and its Subsidiaries have fully paid all Taxes and all material estimates of Tax required to be paid, and have made adequate provision (in accordance with GAAP and Applicable SAP) for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) Each of the Company and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors, creditors, shareholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax Laws except to the extent the failure to do so would not have a Company Material Adverse Effect.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending except for such agreements or requests that would not have a Company Material Adverse Effect.

(e) No audit or other proceeding by any Governmental Entity is pending or to the Knowledge of the Company, threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries except for such audits and proceedings that would not have a Company Material Adverse Effect.

(f) Neither the Company or any of its Subsidiaries has entered into any closing or other agreement or settlement with respect to any material Taxes, other than agreements or settlements that will not require the Company or any of its Subsidiaries to recognize additional amounts of income after the Closing Date.

(g) The Company has made available to Parent complete and correct copies of all United States federal income tax returns filed by or on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 2010 and all U.S. state tax returns filed by or on behalf of the Company or any of its Subsidiaries for taxable year 2013.

(h) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

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(i) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(j) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (other than loss transactions) or comparable provision of any other applicable Tax Law, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return except for a group in which the Company and all or some of its Subsidiaries were the only members. Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, by contract or by operation of Law.

(l) Assuming the taxable year of Platinum Underwriters Bermuda, Ltd. and Platinum Regency Holdings ends at the end of the day before the Closing Date, the Company reasonably expects that either (i) the gross “related person insurance income” (as such term is defined in Section 953 of the Code) of Platinum Underwriters Bermuda, Ltd. and Platinum Regency Holdings will not exceed twenty percent (20%) of its gross insurance income for the current taxable year or (ii) direct or indirect insureds (and persons related to those insureds) will not own directly or indirectly through entities twenty percent (20%) or more of the voting power or value of the Company’s shares for the current taxable year.

(m) Neither the Company nor any of its Subsidiaries reasonably expects that it will be a passive foreign investment company (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) for the taxable year which includes the day of the Closing Date.

(n) Each of Platinum Underwriters Holdings, Ltd. and Platinum Regency Holdings is, and at all times since formation has been, classified as a corporation for U.S. federal income tax purposes.

(o) Neither the Company nor any of its non-U.S. Subsidiaries are engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code.

(p) The representations and warranties made in Section 3.2(d)(iv), Section 3.17 and this Section 3.19 are the sole representations made with respect to matters related to Taxes applicable to the Company.

Section 3.20 Intellectual Property.

(a) Except as would not have a Company Material Adverse Effect:

(i) the Company owns or has enforceable rights or licenses to use the Intellectual Property used in the business of the Company as currently conducted. The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and

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no claim has been asserted or, to the Knowledge of the Company, threatened to the Company or any Subsidiary that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights of any third party;

(ii) no present or former employee, officer, or director of the Company, or agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property that is material to the business of the Company and its Subsidiaries;

(iii) none of the Intellectual Property owned or purported to be owned by the Company or a Subsidiary (the “Owned Intellectual Property”) has been adjudged invalid or unenforceable in whole or in part and, to the Knowledge of the Company, the Owned Intellectual Property is valid and enforceable. Section 3.20(a)(iii) of the Company Disclosure Letter sets forth a complete and correct listing of all Registered Owned Intellectual Property. To the Knowledge of the Company, no person is engaging in any activity that infringes upon the Owned Intellectual Property;

(iv) to the Knowledge of the Company, each agreement under which Intellectual Property is licensed to the Company or a Subsidiary (the “Licensed Intellectual Property”) is valid and enforceable, is binding on all parties to such license, and is in full force and effect, and no party thereto is in breach thereof or default thereunder;

(v) the Company and its Subsidiaries have taken commercially reasonable measures to protect the confidential nature of the trade secrets and confidential information that they own or use;

(vi) to the Knowledge of the Company, the software owned by the Company does not contain any disabling mechanism or protection feature designed to prevent its use, including any computer virus, worm, software lock, drop-dead device, Trojan-horse routine, trap door, back door (including capabilities that permit non-administrative users to gain unrestricted access or administrative rights to software or that otherwise bypasses security or audit controls), time bomb or malware or any other codes or instructions that may be used to access, modify, replicate, distort, delete, damage or disable software or data, other software operating systems, computers or equipment with which the software interacts; and

(vii) in the past 12 months, there has been no material failure or malfunction of any IT Systems which has caused any material disruption to the business of the Company and its Subsidiaries. The Company and the Subsidiaries of the Company have implemented reasonable backup, security and disaster recovery technology and procedures.

(b) Except as set forth in Section 3.20(b) of the Company Disclosure Letter, all Material Contracts of the type described in Section 3.16(a)(vii)(A) are terminable by the Company without cause and without the imposition of a penalty of $50,000 or more.

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(c) To the Knowledge of the Company, the Company and its Subsidiaries are compliant in all material respects with their respective privacy policies and contractual commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of Personal Data of such customers, consumers and employees, including any applicable Data Protection Laws. Since January 1, 2012, to the Knowledge of the Company, (i) the Company and its Subsidiaries have not experienced any Information Security Breach, and (ii) no Person has been offered any payment or benefit in exchange for the return or destruction of Company information obtained by a third-party without authorization, including data, passwords or Personal Data.

(d) Notwithstanding anything to the contrary set forth in this Agreement, this Section 3.20 contains all of the representations and warranties provided by the Company with respect to Intellectual Property. For purposes of this Agreement, “Intellectual Property” means (i) United States patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrights (including copyrights in computer software and Internet websites) and registrations and applications for registration thereof and (iv) trade secrets under applicable Laws, including confidential and proprietary information and know-how.

Section 3.21 Real Property; Personal Property.

(a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company and its Subsidiaries have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) material to the conduct of their respective businesses as such businesses are now being conducted. Neither the Company’s nor any of its Subsidiaries’ leasehold interest in any such property is subject to any Lien, except for Permitted Encumbrances. None of the Company or any of its Subsidiaries is in material breach of, or material default under, or has received written notice of any material breach of, or material default under, any agreement evidencing any Lien or other agreement affecting any Real Property Lease, which default continues on the date of this Agreement.

(c) Set forth in Section 3.21(c) of the Company Disclosure Letter is a complete and correct list of the leases, subleases and other agreements (the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Leased Real Property”). The Company has provided or made available to Parent true and complete copies of all Real Property Leases, together with amendments, extensions and material related documentation, prior to the date hereof and such Real Property Leases have not been amended or modified since that date.

(d) Each Real Property Lease is valid, binding and in full force and effect, and no termination event or condition or uncured material breach or default on the part of the Company or any Subsidiary exists under any Real Property Lease. No option has been exercised by the Company or any of its Subsidiaries under any Real Property Lease, and neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. None of the Company or

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any of its Subsidiaries has sold, assigned, transferred, pledged or created or suffered a Lien (except for Permitted Encumbrances) on all or any part of its leasehold interest in the Leased Real Property. The Leased Real Property (including the improvements and fixtures thereon) has been maintained in accordance with normal industry practice is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it is currently being used. As of the date hereof, to the Knowledge of the Company, no landlord under any Real Property Lease has indicated that it will not grant its consent to the sublease or assignment of such Real Property Lease by the tenant thereunder, or that such landlord will condition its granting of any such consent on the payment of any non de minimis fee.

(e) The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal Company Assets owned, used or held for use by them, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal Company Assets is subject to any Liens (except for Permitted Encumbrances).

Section 3.22 Permits; Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since January 1, 2012, has been, in possession of all franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), and all such Company Permits are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the Transactions.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with (i) all Laws applicable to the Company or such Subsidiary or by which any of the Company Assets is bound and (ii) all Company Permits. Neither the Company nor any of its Subsidiaries is subject to any Order of, or any continuing, pending or threatened in writing (i) formal investigation or (ii) formal inquiry by, any Governmental Entity.

(c) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries or, to the Knowledge of

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the Company, any of their respective directors, officers, employees or agents, does any business with or involving the government of, any person or project located in any country targeted by any of the economic sanctions promulgated by any Executive Order issued by the President of the United States or administered by the United States Treasury Department’s Office of Foreign Assets Control, or knowingly supports or facilitates any such business or project, in each case other than as permitted under such economic sanctions. None of the Company or any of its Subsidiaries has received any written notice of violation (or allegation of violation) of such sanctions from any Governmental Entity. This Section 3.22 does not relate to the Company SEC Reports, financial statements or compliance with the Sarbanes-Oxley Act (as associated rules and regulations), which are the subject of Section 3.9, Section 3.10 and Section 3.11.

Section 3.23 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover statute or regulation (collectively, “Takeover Statutes”) applies to the Company with respect to this Agreement, the Statutory Merger Agreement, the Merger or the other Transactions by reason of it being a party to this Agreement and the Statutory Merger Agreement, performing its obligations hereunder and thereunder and consummating the Merger and the other Transactions.

Section 3.24 Interested Party Transactions. There are no transactions, Contracts, arrangements or understandings between (a) the Company and any of its Subsidiaries, on the one hand, and (b) any director, officer or employee of the Company or any Person (other than the Company or its Subsidiaries) which owns of record or beneficially any equity interest in the Company or any Subsidiary of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K of the SEC (each, an “Interested Party Transaction”).

Section 3.25 Reserves.

(a) The insurance reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Company Insurance Subsidiary contained in its Company Statutory Statements (i) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Company Statutory Statements, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Company Statutory Statements, and (iii) satisfied the requirements of all applicable Laws in all material respects.

(b) With respect to the Company Insurance Subsidiaries, the Company has provided or made available to Parent true and complete copies of (i) all actuarial reports by independent external actuaries and (ii) all material internal actuarial reports, in each case, prepared on or after January 1, 2012 and prior to the date of this Agreement. The information and data furnished by the Company and the Company Insurance Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were (i) obtained from the books and records of the relevant Company Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

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Section 3.26 Insurance Policies Maintained by the Company. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (a) all property and liability insurance policies maintained by the Company and its Subsidiaries covering the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default of any such insurance policies or has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any such insurance policies.

Section 3.27 Information Supplied. Subject to the accuracy of the representations and warranties of Parent and Acquisition Sub set forth in Section 4.19, none of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference (a) in the Company Proxy Statement shall, on the date the Company Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting and (b) in the Parent Registration Statement shall, at the time the Parent Registration Statement or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact with respect to the Company or any of its Affiliates that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the issuance of Parent Common Shares in the Merger which has become false or misleading.

Section 3.28 Opinion of Financial Advisor. On or prior to the date of this Agreement, the Company Board has received the opinion of Goldman, Sachs & Co. (the “Financial Advisor”) to the effect that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the Standard Election Consideration, the Cash Election Consideration and the Share Election Consideration, taken in the aggregate with the Special Dividend, to be paid pursuant to this Agreement is fair from a financial point of view to the holders (other than Parent and its Affiliates) of Company Common Shares.

Section 3.29 Brokers and Finders. Other than Goldman, Sachs & Co., no broker, finder or investment banker other than the Financial Advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure letter (with specific reference to the section of this Agreement to which the information stated in such disclosure letter relates; provided, that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to another section of such disclosure letter that relates to a representation or representations made elsewhere in Article IV of this Agreement reasonably apparent shall be deemed to be an exception to such representation or representations notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to

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the execution of this Agreement (the “Parent Disclosure Letter”), or as disclosed in the Parent SEC Reports (other than disclosures contained in the “Risk Factors” or “Forward-Looking Statements” sections of such Parent SEC Reports or that otherwise constitute risk factors or that are cautionary, predictive or forward-looking in nature) that are publicly available and filed or furnished with the SEC after December 31, 2013 and at least two (2) Business Days prior to the date hereof, Parent and Acquisition Sub represent and warrant to the Company that:

Section 4.1 Organization, Standing and Power. Each of Parent and Acquisition Sub is a corporation or exempted company duly organized or incorporated, validly existing and in good standing (if and to the extent such term is so recognized in the relevant jurisdiction) under the Laws of its jurisdiction of organization or incorporation. Each of Parent and Acquisition Sub has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

Section 4.2 Capitalization.

(a) As of the date of this Agreement, Parent’s authorized share capital consists of 325,000,000 shares, consisting of 225,000,000 Parent Common Shares and 100,000,000 preference shares.

(b) As of November 21, 2014, (i) 38,559,634 Parent Common Shares were issued and outstanding, (ii) no Parent Common Shares were held in the treasury of Parent, (iii) no Parent Common Shares were held by Parent’s Subsidiaries and (iv) 2,745,393 Parent Common Shares were reserved for issuance under the Parent Equity Plans. From November 21, 2014 to the date hereof, Parent has not issued any Parent Common Shares except pursuant to the vesting or exercise of Parent Share Options outstanding on November 21, 2014 in accordance with their terms and, since November 21, 2014, Parent has not issued any Parent Share Options. All outstanding grants of Parent Share Options were made under and in compliance with the Parent Equity Plans. 16,000,000 Parent Preference Shares are issued and outstanding. Except as set forth above, as of the date hereof, there are (A) no shares or securities of, or other equity or voting interests in, Parent, (B) no outstanding shares or securities of Parent convertible into or exchangeable for share capital of, or other equity or voting interests in, Parent, (C) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligate Parent to issue, any shares or securities, or other equity or voting interests in, Parent, (D) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchange security or other similar agreement or commitment relating to any shares or securities of, or other equity or voting interests in Parent (the items in clauses (A), (B), (C) and (D) being referred to, collectively, as “Parent Securities”), and (E) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any Parent Securities, or dividends paid thereon.

(c) All issued and outstanding Parent Common Shares and all Parent Common Shares that are subject to issuance prior to the Effective Time and upon the terms and subject to the conditions specified in the instruments under which they are issuable, (i) are, or, in the case of shares issued after the date hereof, will be, duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with applicable Law and the terms and provisions of Parent’s Organizational Documents, and (ii) are not, or, in the case of shares issued after the

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date hereof, will not be, subject to any pre-emptive or similar rights, purchase option call or right of first refusal or similar rights.

(d) There are no outstanding contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any Parent Common Shares, bonds, debentures, notes or other indebtedness of Parent or share capital, bonds, debentures, notes or other indebtedness of any Subsidiary of Parent or (ii) to provide any funds to or make any investment in (A) any Subsidiary of Parent that is not wholly owned by Parent or (B) any other Person. No holder of securities in Parent or any of its Subsidiaries has any right to have such securities registered by Parent or any of its Subsidiaries.

(e) The Parent Common Shares and the Parent Preference Shares constitute the only outstanding class of securities of Parent or its Subsidiaries registered under the Exchange Act.

Section 4.3 Corporate Authorization.

(a) Each of Parent and Acquisition Sub has all necessary corporate power and authority to enter into this Agreement and the Statutory Merger Agreement and to consummate the Transactions. The board of directors of Parent has by resolution duly adopted and approved this Agreement, the Statutory Merger Agreement and the Transactions. The board of directors of, and the sole shareholder of, Acquisition Sub have unanimously adopted resolutions approving and declaring advisable this Agreement, the Statutory Merger Agreement and the Transactions. The execution and delivery and performance of this Agreement and the Statutory Merger Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub.

(b) No vote or approval of the holders of any class or series of shares of Parent is necessary to approve this Agreement or the Transactions. The approval of this Agreement, the Statutory Merger Agreement and the Transactions by Parent in its capacity as sole shareholder of Acquisition Sub (which approval is being provided by the written consent of Parent immediately after the execution of this Agreement, as contemplated by Section 5.7(b)) is the only vote or approval of the holders of any class or series of shares of Acquisition Sub that is necessary to approve this Agreement, the Statutory Merger Agreement or the Transactions.

Section 4.4 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of each of Parent and Acquisition Sub, enforceable against each of them in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws related to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (whether considered in a proceeding at equity or at law).

Section 4.5 Non-Contravention. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Parent, Acquisition Sub and their respective Affiliates and the consummation by Parent, Acquisition Sub and their respective

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Affiliates of the Transactions do not and will not (assuming the accuracy of the representations and warranties made in Section 3.5 and Section 3.7):

(a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Parent, Acquisition Sub or their respective Affiliates, as in effect on the date of this Agreement;

(b) contravene or conflict with, or result in any violation or breach of, any Laws or Orders applicable to Parent or any of its Affiliates or by which any assets of Parent or any of its Affiliates (“Parent Assets”) are bound, assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.7 have been obtained or made or, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(c) result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, any Contracts to which Parent or any of its Affiliates is a party or by which any Parent Assets are bound (collectively, “Parent Contracts”), except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or

(d) require any consent, approval or other authorization of, or filing with or notification to, any Person under any Parent Contracts, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

Section 4.6 Subsidiaries.

(a) A correct and complete list of all Subsidiaries of Parent and their respective jurisdictions of organization or incorporation is set forth in Section 4.6 of the Parent Disclosure Letter.

(b) Each issued and outstanding share of the share capital or non-corporate equity interests (including partnership interests and limited liability company interests), as applicable, of each Subsidiary of Parent that is held, directly or indirectly, by Parent (i) is duly authorized, validly issued, fully paid and nonassessable, and was issued in compliance with the applicable Law, the terms and provisions of the applicable Subsidiary’s Organizational Documents and any preemptive or similar rights, subscription rights, anti-dilutive rights, purchase option, call or right of first refusal or similar rights and (ii) is not or, in the case of any share or non-corporate equity interest issued after the date hereof, will not be, subject to any pre-emptive or similar rights, purchase option, call or right of first refusal or similar rights.

Section 4.7 Governmental Authorizations. The execution, delivery and performance of this Agreement and the Statutory Merger Agreement by Parent, Acquisition Sub and their respective Affiliates and the consummation by Parent, Acquisition Sub and their respective Affiliates of the Transactions do not and will not require any consent, approval or other authorization of, or filing, license, permit, declaration or registration with or notification to, or waiver from, any Governmental Entity, other than:

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(a) (i) the filing of the Merger Application and related attachments with the Registrar and (ii) the written notification from the Bermuda Monetary Authority confirming that the Bermuda Monetary Authority has no objection to the Merger;

(b) the filing with the SEC of any filings or reports that may be required in connection with this Agreement, the Statutory Merger Agreement and the Transactions under the Exchange Act or the Securities Act;

(c) compliance with the NYSE rules and regulations;

(d) compliance with the pre-merger notification requirements of the HSR Act and as set forth in Section 4.7(d) of the Parent Disclosure Letter with respect to any Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws;

(e) the required filings with the applicable Governmental Entities under applicable Insurance Laws that are specifically set forth in Section 4.7(e) of the Parent Disclosure Letter; and

(f) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.8 Capitalization and Interim Operations of Acquisition Sub. The authorized share capital of Acquisition Sub consists solely of 100 common shares, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Acquisition Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other Transactions.

Section 4.9 SEC Reports.

(a) Parent has timely filed with the SEC (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC, and any documents or information furnished to the SEC on a voluntary basis on Current Reports on Form 8-K, in each case since January 1, 2012 (collectively, the “Parent SEC Reports”). The Parent SEC Reports, as filed with or furnished to the SEC, (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Reports, as the case may be, (ii) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and other applicable Laws and (iii) did not, at the time they were filed, or if amended or restated, at the time of such later amendment or restatement, and at their respective effective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading. No Subsidiary of Parent is subject to the periodic

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reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.

(b) As of their respective dates, or, if amended, as of the date of the last such amendment, the Parent SEC Reports, as filed with or furnished to the SEC, complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date hereof, there are no outstanding or unresolved written comments from the SEC with respect to the Parent SEC Reports. As of the date hereof, to the Knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review.

Section 4.10 Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements (including all related notes and schedules) of Parent and its consolidated Subsidiaries included or incorporated by reference in the Parent SEC Reports:

(i) complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC;

(ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes to those financial statements); and

(iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which are, individually or in the aggregate, material).

(b) No material weaknesses exist with respect to the internal control over financial reporting of Parent that would be required to be disclosed by Parent pursuant to Item 308(a)(3) of Regulation S-K promulgated by the SEC that have not been disclosed in the Parent SEC Reports as filed with or furnished to the SEC prior to the date hereof. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act designed to ensure that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by Parent in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of Parent, as appropriate, to allow timely decisions regarding required disclosure. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the board of directors of Parent, (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves

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management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has provided or made available to the Company true and complete copies of any such disclosure contemplated by clauses (A) and (B) of the immediately preceding sentence made by management to Parent’s independent auditors and the audit committee of Parent’s board of directors since January 1, 2012.

Section 4.11 Liabilities.

(a) There are no Liabilities of Parent or any of its Subsidiaries that are required to be recorded or reflected on a balance sheet, including the footnotes thereto, prepared in accordance with GAAP, other than:

(i) Liabilities reflected or reserved for in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of September 30, 2014 or disclosed in the footnotes thereto, set forth in Parent’s Quarterly Report on Form 10-Q for the period ended September 30, 2014, as filed with the SEC prior to the date hereof; and

(ii) Liabilities incurred since September 30, 2014 in the ordinary course of business.

(b) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Reports.

(c) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations of the SEC promulgated thereunder that are applicable to Parent, and (ii) the rules and regulations of the NYSE that are applicable to Parent. With respect to each Parent SEC Report on Form 10-K or Form 10-Q, each of the principal executive officer and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC promulgated thereunder with respect to such Parent SEC Reports.

Section 4.12 Absence of Certain Changes. Since December 31, 2013 to the date of this Agreement, (a) except for the execution, delivery and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of Parent and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business, (b) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution in respect of any of the Parent Common Shares or other equity or voting interests of Parent (other than regular quarterly cash distributions made on March 31, 2014, June 30, 2014 and September 30, 2014 and to be made on December 31, 2014), (c) there has not been any change in any material respect in Parent’s or any of its Subsidiaries’ financial

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accounting or actuarial methods, principles or practices, except insofar as may have been required by GAAP, by Applicable SAP or applicable Law, and (d) there has not been any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.13 Litigation. Other than ordinary course claims under Parent Insurance Contracts within applicable policy or contractual limits that do not involve allegations of bad faith or seek extra-contractual obligations, are not the subject of any proceeding by or before any Governmental Entity and have not proceeded to formal litigation, arbitration or mediation, there are no Legal Actions pending or, to the Knowledge of Parent, as of the date hereof, threatened against (a) Parent or any of its Subsidiaries or (b) any director, officer or employee of Parent or any of its Subsidiaries or other Person for whom Parent or any of its Subsidiaries may be liable, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no Orders outstanding against Parent, any of its Subsidiaries or their respective properties and assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.14 Insurance Matters.

(a) Section 4.14(a) of the Parent Disclosure Letter contains a true and correct list of each of Parent’s Subsidiaries which, by virtue of its operations and activities, is required to be licensed as an insurance company, reinsurance company or insurance or reinsurance intermediary, as applicable (collectively, the “Parent Insurance Subsidiaries”), together with the jurisdiction of domicile thereof and each jurisdiction in which each such Parent Insurance Subsidiary is licensed to conduct the business of insurance or reinsurance, as applicable. None of the Parent Insurance Subsidiaries is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its formation. Each of the Parent Insurance Subsidiaries and each of Parent’s other Subsidiaries that provide services to the Parent Insurance Subsidiaries is licensed, authorized or otherwise eligible to conduct its business as currently conducted, to the extent required by Law, in each jurisdiction where it engages in business and for each line of business written therein, except where the failure to be so licensed, authorized or otherwise eligible to conduct its business as currently conducted would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as required by Insurance Laws of general applicability and the insurance Permits maintained by the Parent Insurance Subsidiaries, there are no material written agreements, memoranda of understanding, commitment letters or similar undertakings binding on Parent or on any of the Parent Insurance Subsidiaries or to which any of the Parent Insurance Subsidiaries is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or any Orders by, or supervisory letters or cease-and-desist orders from, any Governmental Entity, nor have any of the Parent Insurance Subsidiaries adopted any board or committee resolutions at the request of any Governmental Entity, in each case with respect to such Parent Insurance Subsidiaries, including any that would (i) limit the ability of any of the Parent Insurance Subsidiaries to enter into Parent Insurance Contracts, (ii) require any divestiture of any investment of any of the Parent Insurance Subsidiaries, (iii) in any manner relate to the ability of any of the Parent Insurance Subsidiaries to pay dividends, (iv) require any investment of any of the Parent Insurance Subsidiaries to be treated as non-admitted assets (or the local equivalent), (v) require or impose any capital commitment, “keep well” or similar capital

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maintenance arrangement with respect to any Parent Insurance Subsidiary or (vi) otherwise restrict the conduct of business of any of the Parent Insurance Subsidiaries, nor have any of the Parent Insurance Subsidiaries been advised by any Governmental Entity that it is contemplating any such undertakings.

(c) Parent has provided or made available to the Company true and complete copies of all of its annual group statutory financial statements and group statutory financial returns, including the notes, actuarial opinions, affirmations and certifications incorporated in such group statutory financial returns, as filed with the Bermuda Monetary Authority in its capacity as Group Supervisor under the Insurance Act of 1978 of Bermuda, as amended (the “Group Supervisor”), since January 1, 2012 (collectively, the “Parent Group Statements”). The financial statements included in the Parent Group Statements were prepared in accordance with Applicable SAP, applied on a consistent basis during the periods involved, and fairly present in all material respects the statutory financial position of Parent and the Parent Insurance Subsidiaries as regulated by the Group Supervisor as of the respective dates thereof and the results of operations and changes in capital and surplus (and shareholders’ equity, as applicable) of Parent and the Parent Insurance Subsidiaries as regulated by the Group Supervisor for the respective periods then ended. Such Parent Group Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of Parent, orally) by the Group Supervisor with respect to any of such Parent Group Statements that has not been cured or otherwise resolved to the satisfaction of the Group Supervisor.

(d) Parent has provided or made available to the Company to the extent permitted by applicable Law, true and complete copies of all material examination reports (and has notified the Company of any pending material examinations) of the Group Supervisor received by it on or after January 1, 2012 through the date of this Agreement relating to Parent and the Parent Insurance Subsidiaries regulated by the Group Supervisor. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the Group Supervisor prior to the date of this Agreement.

Section 4.15 Taxes. Except as set forth in Section 4.15 of the Parent Disclosure Letter:

(a) All Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries have been timely (taking into account any applicable extensions) and properly prepared and filed except for Tax Returns as to which the failure to so file would not have a Parent Material Adverse Effect, and all such Tax Returns are true, complete and correct in all material respects.

(b) Except for Taxes as to which the failure to pay or adequately provide for would not have a Parent Material Adverse Effect, Parent and its Subsidiaries have fully paid all Taxes and all material estimates of Tax required to be paid, and have made adequate provision (in accordance with GAAP and Applicable SAP) for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the date of this Agreement.

(c) Each of Parent and its Subsidiaries has withheld and paid proper and accurate amounts of Taxes from payments made to its employees, independent contractors,

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creditors, shareholders and other third parties in compliance in all material respects with all withholding and similar provisions of any Tax Laws except to the extent the failure to do so would not have a Parent Material Adverse Effect.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, material Taxes due from Parent or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending except for such agreements or requests that would not have a Parent Material Adverse Effect.

(e) No audit or other proceeding by any Governmental Entity is pending or to the Knowledge of Parent, threatened in writing with respect to any Taxes due from or with respect to Parent or any of its Subsidiaries except for such audits and proceedings that would not have a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries has entered into any closing or other agreement or settlement with respect to any material Taxes, other than agreements or settlements that will not require Parent or any of its Subsidiaries to recognize additional amounts of income after the Closing Date.

(g) Neither Parent nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of applicable Law).

(h) There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Permitted Encumbrances.

(i) Neither Parent nor any of its Subsidiaries has ever been a member of an affiliated, combined, consolidated, or unitary Tax group for purposes of filing any Tax Return except for a group in which Parent and all or some of its Subsidiaries were the only members. Neither Parent nor any of its Subsidiaries has any liability for any Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local, or non-U.S. law, or as a transferee or successor, or by operation of Law.

(j) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (other than loss transactions) or comparable provision of any other applicable Tax Law, and neither Parent nor any of its Subsidiaries has been a “material advisor” to any such transaction within the meaning of Section 6111 of the Code.

(k) Parent reasonably expects that either (i) the gross “related person insurance income” (as such term is defined in Section 953 of the Code) of Parent and each of its Subsidiaries will not exceed 20% of its gross insurance income for the current taxable year or (ii) direct or indirect insureds (and persons related to those insureds) will not own directly or indirectly through entities 20% or more of the voting power of Parent’s or any of its Subsidiaries’ shares for the current taxable year.

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(l) Parent reasonably expects that it will not be a passive foreign investment company (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) for Parent’s taxable year which includes the day of the Closing Date.

(m) All Subsidiaries of Parent that are directly owned by Parent are, and at all times since formation have been, classified as corporations for U.S. federal income tax purposes.

(n) Neither Parent nor any of its non-U.S. Subsidiaries is engaged in a trade or business within the United States within the meaning of Section 864(b) of the Code.

(o) The representations and warranties made in this Section 4.15 are the sole representations and warranties made with respect to matters related to Taxes applicable to Parent.

Section 4.16 Permits; Compliance with Laws.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries is, and since January 1, 2012, has been, in possession of all Permits necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Parent Permits”), and all such Parent Permits are in full force and effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, no suspension or cancellation of any of the Parent Permits is pending or threatened, and no such suspension or cancellation will result from the Transactions.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with, (i) all Laws applicable to Parent or such Subsidiary or by which any of the Parent Assets is bound and (ii) all Parent Permits. Neither Parent nor any of its Subsidiaries is subject to any Order of, or any continuing, pending or threatened in writing (i) formal investigation or (ii) formal inquiry by, any Governmental Entity.

(c) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and each of its Subsidiaries is, and since January 1, 2012 has been, in compliance with (i) the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder, (ii) the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (iii) the United Kingdom Bribery Act of 2010, as amended, and any rules and regulations promulgated thereunder. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries or, to the Knowledge of Parent, any of their respective directors, officers, employees or agents, does any business with or involving the government of, any person or project located in any country targeted by any of the economic sanctions promulgated by any Executive Order issued by the President of the United States or administered by the United States Treasury Department’s Office of Foreign Assets Control, or knowingly supports or facilitates any such business or project, in each case other than as permitted under such economic sanctions. None of Parent or any of its Subsidiaries has received any written notice of violation (or allegation of violation) of such sanctions from any Governmental Entity.

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This Section 4.16 does not relate to the Parent SEC Reports, financial statements or compliance with the Sarbanes-Oxley Act of 2002 (as associated rules and regulations), which are the subject of Section 4.9 and Section 4.10 and Section 4.11.

Section 4.17 Interested Party Transactions. There are no transactions, Contracts, arrangements or understandings between (a) Parent and its Subsidiaries, on the one hand, and (b) any director, officer or employee of the Company or any person (other than Parent or its Subsidiaries) which owns of record or beneficially any equity interest in Parent or any Subsidiary of the Company, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.18 Reserves.

(a) The insurance reserves for claims, losses (including incurred, but not reported, losses), loss adjustment expenses (whether allocated or unallocated) and unearned premiums of each Parent Insurance Subsidiary contained in its Parent Statutory Statements (i) were, except as otherwise noted in the applicable Parent Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards consistently applied as in effect at such time, except as otherwise noted in the financial statements and notes thereto included in such Parent Statutory Statements, (ii) were computed on the basis of methodologies consistent with those used in computing the corresponding reserves in prior fiscal years, except as otherwise noted in the financial statements and the notes thereto included in such Parent Statutory Statements, and (iii) satisfied the requirements of all applicable Laws in all material respects.

(b) With respect to the Parent Insurance Subsidiaries, Parent has provided or made available to the Company true and complete copies of (i) all actuarial reports by independent external actuaries and (ii) all material internal actuarial reports, in each case prepared on or after January 1, 2012 and prior to the date of this Agreement. The information and data furnished by Parent and the Parent Insurance Subsidiaries to its actuaries in connection with the preparation of such actuarial reports were (i) obtained from the books and records of the relevant Parent Insurance Subsidiary and (ii) accurate in all material respects for the periods covered in such reports.

Section 4.19 Information Supplied. Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.27, none of the information supplied or to be supplied by or on behalf of Parent and Acquisition Sub specifically for inclusion or incorporation by reference (a) in the Company Proxy Statement shall, on the date the Company Proxy Statement is first sent or mailed to shareholders of the Company or at the time of the Company Shareholders Meeting and (b) in the Parent Registration Statement shall, at the time the Parent Registration Statement or any amendments or supplements thereto, are filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or omit to state any material fact with respect to Parent or any of its Affiliates that is necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the issuance of Parent Common Shares in the Merger which has become false or misleading.

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Section 4.20 Available Funds. Parent has, or will have on the Closing Date, funds sufficient to (i) pay the cash portion of the Transaction Consideration, (ii) pay any and all fees and expenses required to be paid by Parent and Acquisition Sub in connection with the transactions contemplated by this Agreement and (iii) satisfy all of the other payment obligations of Parent and Acquisition Sub contemplated hereunder. In no event shall the receipt or availability of any funds or financing by Parent or any Affiliate or any other financing transactions be a condition to any of Parent’s obligations hereunder.

Section 4.21 Brokers and Finders. The Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Acquisition Sub.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company. Except as required by applicable Law or as expressly otherwise provided in this Agreement, without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business and (y) use its commercially reasonable efforts to maintain and preserve intact its business and to preserve the goodwill of its customers, cedents, reinsureds, retrocessionaires, reinsurance brokers, regulators, suppliers and other Persons with whom it has business relationships. Without limiting the generality of the foregoing, and except as required by applicable Law or as expressly otherwise provided in this Agreement or set forth in Section 5.1 of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of Parent (which consent shall not, with respect to paragraphs (e), (f), (g), (h), (i)(i), (k), (l), (m), (n), (q), (s) or, solely with respect to the foregoing paragraphs, paragraph (t), shall not be unreasonably withheld, conditioned or delayed):

(a) Amend or propose to amend the Memorandum of Association or the Bye-Laws (other than pursuant to the Bye-Law Amendment) or other Company Organizational Documents (whether by merger, amalgamation, consolidation or otherwise) or waive any requirement thereof;

(b) Declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital, whether in cash, shares or property or any combination thereof, except for (i) dividends paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries and (ii) ordinary course quarterly cash dividends on the Company Common Shares, with record and payment dates consistent with past practice, in an amount not to exceed $0.08 per share per quarter;

(c) (i) Adjust, subdivide, consolidate or reclassify its share capital or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares or that of its Subsidiaries, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares or any securities

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convertible or exchangeable into or exercisable for any shares (except in connection with the satisfaction of Tax withholding obligations with respect to payments related to obligations existing as of the date hereof), (iii) grant any Person any right or option to acquire any shares, (iv) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any shares or such securities (other than in connection with the satisfaction of Tax withholding obligations with respect to payments related to obligations existing as of the date hereof or pursuant to the conversion of convertible securities outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital;

(d) Except as required pursuant to existing Contracts or Benefit Plans in effect as of the date of this Agreement and listed on Section 3.17(a) or Section 3.17(f) of the Company Disclosure Letter, or as otherwise required by applicable Laws, (i) grant or provide any severance, change in control, retention or termination payments or benefits or any equity or equity-based compensation to any Employee, director, officer or consultant of the Company or any of its Subsidiaries, (ii) increase, or commit to increase, the compensation, bonus (including any target bonus opportunity) or pension, welfare, severance or other benefits of, or pay any bonus to, any Employee, director, officer or consultant of the Company or any of its Subsidiaries, (iii) establish, adopt, terminate or amend any Benefit Plan or any benefit plan, agreement, program, policy, commitment or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement (other than routine changes to welfare plans), (iv) except as specifically provided in this Agreement or under any Benefit Plan, take any affirmative action to accelerate the vesting or payment of payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan (including any outstanding awards of equity or equity-based compensation), (v) establish (to the extent 2015 performance targets have not yet been established), modify or amend any performance target for any Employee with respect to the Company’s 2015 fiscal year (or with respect to the 2014 fiscal year or performance period to be paid after the date of this Agreement) in a manner that would cause such performance targets to be more favorable to the applicable Employee than those provided to Parent pursuant to Section 3.18(a) of this Agreement, or make any payment or compensation award to any such Employee in excess of the amounts to which such Employee would otherwise have been entitled based on the actual results of the Company and its Subsidiaries for such periods as compared to such established performance targets; (vi) hire or promote any employee or (vii) terminate, without “cause,” any Employee, officer, director or consultant of the Company or any of its Subsidiaries; provided, that so long as Parent is notified and consulted in the process, the Company may hire employees to fill a vacancy as a result of the termination of employment of an Employee on the date of this Agreement so long as (A) such terminated Employee’s aggregate annual compensation and benefits during 2014 were less than $500,000 (with applicable adjustments made for periods of employment of less than a full calendar year) and (B) such replacement employee’s aggregate annual compensation and benefits (with applicable adjustments made for periods of employment of less than a full calendar year) are not in excess of the compensation and benefits that were provided to the terminated Employee during 2014 (with applicable adjustments made for periods of employment of less than a full calendar year);

(e) (i) Acquire, by merger, amalgamation, consolidation, acquisition of equity interests or assets, or otherwise, any business or any corporation, partnership, limited liability company, joint venture or other Person or division thereof, or any substantial portion thereof, or (ii) sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, or agree to

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sell, lease, assign, transfer, license, encumber, abandon or otherwise dispose of, any of its assets, product lines, businesses, rights or properties (including capital stock or share capital of its Subsidiaries and indebtedness of others held by it and its Subsidiaries) except for (A) transactions between the Company and any wholly owned Subsidiary of the Company or transactions between any such wholly owned Subsidiaries, (B) the acquisition or disposition of Investment Assets in the ordinary course of business and in accordance with the Investment Guidelines, (C) acquisitions of supplies, products, office equipment, furnishings, fixtures or other tangible assets in the ordinary course of business, or dispositions of supplies, products, office equipment, furnishings, fixtures or other tangible assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or any of its Subsidiaries, (D) the acquisition or disposition of Intellectual Property assets in the ordinary course of business and (E) the creation or incurrence of a Permitted Encumbrance;

(f) Make or authorize any capital expenditures other than capital expenditures not to exceed $500,000, calculated after taking into account related commitments by the Company or any of its Subsidiaries to pay service or other fees after the Effective Time);

(g) (i) Enter into or materially modify any Material Contract, other than as expressly permitted under another subsection of this Section 5.1, (ii) enter into any Contract that would limit or otherwise restrict the Company or any of its Subsidiaries or any of their successors, or that would, after the Effective Time, limit or otherwise restrict Parent or any of its Subsidiaries or any of their successors, from engaging or competing in any line of business, in any geographic area or with any Person in any material respect, (iii) enter into or modify any Contract constituting or relating to an Interested Party Transaction, (iv) enter into or modify any Contract involving the assumption or insurance by the Company of any of its Subsidiaries of liabilities (contingent or otherwise) in excess of $30,000,000, except as disclosed on Section 5.1(g) of the Company Disclosure Letter (and the Company and its Subsidiaries shall otherwise comply with their existing underwriting policies, practices and guidelines, and shall keep Parent informed on a reasonably current basis (and as otherwise reasonably requested from time to time by Parent or its Representatives) of developments relating to their underwriting activities) or (v) terminate, cancel or request any material change in any Material Contract or Real Property Lease;

(h) Incur, assume, guarantee or prepay any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any swap or hedging transaction or other derivative agreements, other than (i) indebtedness incurred under the Company Credit Facilities to support the insurance and reinsurance obligations of Company Insurance Subsidiaries in the ordinary course of their business, including the replacement of existing or maturing letters of credit issued thereunder, and (ii) any swap or hedging transaction or other derivative agreements entered into in the ordinary course of business in connection with Investment Assets and in accordance with the Investment Guidelines;

(i) (i) Make any loans, advances or capital contributions to, or investments in, any other Person, other than to any Subsidiaries of the Company (other than Company Insurance Subsidiaries) or (ii) make, forgive or discharge, in whole or in part, any loans or advances to any

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current or former Employees, officers, directors or consultants of the Company or any of its Subsidiaries;

(j) Change the accounting policies or procedures of the Company or any of its Subsidiaries, other than as required by changes in GAAP, or Regulation S-X of the SEC, or under Applicable SAP;

(k) Except as required by applicable Tax Laws or in the ordinary course of business, amend Tax Returns in a material way, settle or compromise any audit or claim relating to a material amount of Taxes, make or change any material election relating to Taxes or materially change its Tax accounting methods, principles or practices, except as required by applicable Tax Laws;

(l) Alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, reserving or actuarial practice, guideline or policy or any material assumption underlying any reserves or actuarial practice or policy, except as may be required by GAAP, Applicable SAP or applicable Laws;

(m) Settle any Legal Action, in each case made or pending against, or made by or contemplated to be made by, as applicable, the Company or any of its Subsidiaries, or any of their officers and directors in their capacities as such, other than the settlement of any Legal Actions that, (i) is solely for monetary damages for an amount not to exceed $500,000 for any such settlement individually or $1,000,000 in the aggregate, and (ii) subject to Section 5.1(l), is in the ordinary course for ordinary course claims under Reinsurance Contracts within applicable policy or contractual limits;

(n) Acquire or dispose of any Investment Assets in any manner inconsistent with the Investment Guidelines;

(o) Amend, modify or otherwise change the Investment Guidelines in any material respect;

(p) Adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(q) Cancel any indebtedness or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(r) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(s) Abandon, modify, waive or terminate any material Permit; or

(t) Agree to do any of the foregoing.

Section 5.2 Conduct of Business of Parent and Acquisition Sub. Except as required by applicable Law or as expressly otherwise provided in this Agreement, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned

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or delayed, Parent shall, and shall cause each of its Subsidiaries to conduct its operations in the ordinary course of business. Without limiting the generality of the foregoing, and except as required by applicable Law or as expressly otherwise provided in this Agreement or set forth in Section 5.2 of the Parent Disclosure Letter, Parent shall not, and shall not permit any of its Subsidiaries to, take any of the following actions, without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Amend or propose to amend the Organizational Documents of Parent (whether by merger, amalgamation, consolidation or otherwise) or waive any requirement thereof in a manner that would, individually or in the aggregate, be reasonably expected to prevent or to impede, interfere with, hinder or delay in any material respect the consummation of the Transactions;

(b) Declare or pay, or propose to declare or pay, any dividends on or make other distributions in respect of any of its share capital (whether in cash, shares or property or any combination thereof), except for (i) dividends paid by a direct or indirect wholly owned Subsidiary to it or its Subsidiaries and (ii) ordinary course quarterly dividends on the Parent Common Shares with record and payment dates consistent with past practice; provided, that any such dividend shall be at a rate no greater than $0.35 per Parent Common Share;

(c) (i) Adjust, subdivide, consolidate or reclassify the share capital of Parent, (ii) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, directly or indirectly, any shares or any securities convertible or exchangeable into or exercisable for any shares (except in connection with the satisfaction of Tax withholding obligations with respect to payments related to obligations existing as of the date hereof), (iii) grant any Person any right or option to acquire any shares, (iv) issue, deliver or sell any additional shares or any securities convertible or exchangeable into or exercisable for any shares or such securities (other than in connection with the satisfaction of Tax withholding obligations with respect to payments related to obligations existing as of the date hereof or pursuant to the conversion of convertible securities outstanding as of the date of this Agreement) or (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, registration or repurchase of its share capital, except, (A) in the case of each of clauses (iii) through (v), (1) the issuance of restricted shares, performance based performance shares or grants of share options or other equity awards to employees and directors of Parent pursuant to the Parent Equity Plans up to an amount set forth on Section 5.2(c) of the Parent Disclosure Letter (it being understood that Parent customarily makes annual equity award grants in February of each calendar year), and (2) the issuance of common shares required to be issued upon the exercise or settlement of share options or other equity-related awards outstanding on the date hereof under the Parent Equity Plans (provided that no equity-related awards shall be entitled to accelerated vesting solely as a result of the consummation of the Merger), (B) in the case of each of clauses (ii) and (v), redemptions or repurchases of Parent Common Shares pursuant to its previously announced share repurchase program for an amount not exceeding $500,000,000 in the aggregate, and (C) in the case of each of clauses (iii) through (v), other than to be granted, issued or sold (or contemplated to be granted, issued or sold), as applicable, as consideration (whether in whole or in part) in an amount not exceeding $400,000,000 in the aggregate in connection with any transactions entered into by Parent involving one or more acquisitions of any businesses or assets;

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(d) Change the accounting policies or procedures of Parent or any of its Subsidiaries, other than as required by changes in GAAP, or Regulation S-X of the SEC, or under Applicable SAP;

(e) Adopt or enter into any plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization, or other reorganization of Parent (other than any merger or consolidation among Parent and any wholly owned Subsidiary of Parent);

(f) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(g) Agree to do any of the foregoing.

Section 5.3 Other Actions. Parent and the Company agree that during the period from the date of this Agreement until the Effective Time, Parent and the Company shall not, and shall not permit any of their respective Affiliates to, except in accordance with Section 5.9, the proviso in Section 5.8(d) or Article VII, take, or agree or commit to take, any action with the knowledge and intent that it would (a) result in any of the conditions to the Merger set forth in Article VI not being satisfied, (b) materially adversely affect the ability of the parties to obtain any of the Required Regulatory Approvals without imposition of a Burdensome Condition or (c) significantly increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Transactions.

Section 5.4 Examination Reports. The Company will provide or make available to Parent, to the extent permitted by applicable Law, true and complete copies of all material examination reports (and the Company will notify Parent of any pending material examinations, if any exist) of any Insurance Regulators relating to the Company Insurance Subsidiaries received by the Company after the date of this Agreement through the Closing Date. Parent will provide or make available to the Company, to the extent permitted by applicable Law, true and complete copies of all material examination reports (and Parent will notify the Company of any pending material examinations) of the Group Supervisor relating to Parent and the Parent Insurance Subsidiaries regulated by the Group Supervisor received by Parent after the date of this Agreement through the Closing Date.

Section 5.5 Company Proxy Statement and Parent Registration Statement.

(a) As promptly as practicable following the date of this Agreement, the Company and Parent shall prepare and file with the SEC, and shall cooperate and provide assistance to each other in the preparation of, (i) the Company Proxy Statement and (ii) the registration statement on Form S-4 in connection with the issuance of Parent Common Shares in the Merger (of which the Company Proxy Statement shall form a part) (the “Parent Registration Statement”). Each of Parent and the Company shall use its reasonable best efforts to (A) have the Parent Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Parent Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations of the NYSE and FINRA, as applicable and (C) keep the Parent Registration Statement effective as long as is necessary to consummate the Merger. The Parent

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Registration Statement and the Company Proxy Statement shall include all information reasonably requested by such other party and required by the Securities Act or the Exchange Act to be included therein. Subject to Section 5.9, the Company Board shall make the Company Board Recommendation to the Company’s shareholders and shall include such recommendation in the Company Proxy Statement. Parent shall provide to the Company all information concerning Parent and Acquisition Sub, and their respective Affiliates and holders of share capital as may be reasonably requested by the Company and required by the Securities Act or the Exchange Act in connection with the Company Proxy Statement, and the Company shall provide to Parent all information concerning the Company, its Affiliates and holders of share capital as may be reasonably requested by Parent and required by the Securities Act or the Exchange Act in connection with the Parent Registration Statement. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it for use in the Company Proxy Statement or the Parent Registration Statement, as applicable, if and to the extent such information shall have become false or misleading in any material respect.

(b) (i) Each of the Company and Parent shall (A) notify the other promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Company Proxy Statement or the Parent Registration Statement or for additional information, (B) supply the other with copies of all written correspondence between the applicable party or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Company Proxy Statement or the Parent Registration Statement and (C) advise the other of any oral comments received from the SEC with respect to the Company Proxy Statement or Parent Registration Statement; (ii) the parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Company Proxy Statement and the Parent Registration Statement and to resolve such comments with the SEC; and (iii) each of Parent and the Company will (A) provide the other with a reasonable opportunity to review and comment on the Parent Registration Statement, the Company Proxy Statement and any amendment or supplement to the Parent Registration Statement or the Company Proxy Statement, as applicable, and any written communications (including any responses to any comments of the SEC) prior to filing such with the SEC, (B) include in such document or communications all comments reasonably proposed by the other and reasonably acceptable to the other and (C) not file such document or communication with the SEC prior to receiving the approval of the other (which will not be unreasonably withheld, conditioned or delayed).

(c) Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Parent Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Parent Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such actions.

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(d) If, at any time prior to obtaining the Requisite Company Vote, any information relating to the Company or Parent, or any of their respective Affiliates, is discovered by the Company or Parent and, in the reasonable judgment of the Company or Parent, as applicable, should be set forth in an amendment of, or a supplement to, any of the Parent Registration Statement or the Company Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statement therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Company Proxy Statement or the Parent Registration Statement and, to the extent required by Laws, in disseminating the information contained in such amendment or supplement to shareholders of the Company and the shareholders of Parent. Nothing in this Section 5.5(d) shall limit the obligation of any party under Section 5.5(a).

Section 5.6 Company Shareholders Meeting. Subject to Section 5.9, the Company shall take all necessary actions in accordance with applicable Law, the Company Organizational Documents and the rules of the NYSE to duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable after the Parent Registration Statement is declared effective under the Securities Act for the purpose of voting on the approval and adoption of the Bye-Law Amendment, this Agreement, the Statutory Merger Agreement and the Merger. The Company shall cause the Company Proxy Statement to be mailed to the shareholders of the Company entitled to vote at the Company Shareholders Meeting, comply with all legal requirements applicable to the Company Proxy Statement and the Company Shareholders Meeting and hold the Company Shareholders Meeting as soon as practicable after the Parent Registration Statement is declared effective under the Securities Act. The Bye-Law Amendment proposal shall appear first on the proxy card in the Company Proxy Statement ahead of the proposals to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger. Subject to Section 5.9, the Company shall use its reasonable best efforts to obtain the Requisite Company Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn, recess, reconvene or postpone the Company Shareholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Company Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Company Shareholders Meeting or (ii) after consultation with Parent, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Company Proxy Statement) there are insufficient Company Common Shares present (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting. Subject to Section 5.9, the Company shall (a) use its reasonable best efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval and adoption of the Bye-Law Amendment, this Agreement, the Statutory Merger Agreement and the Merger and (b) take all other action necessary or advisable to secure the Requisite Company Vote.

Section 5.7 Parent Vote.

(a) Unless this Agreement shall have been terminated in accordance with its terms, Parent shall vote (or act by written consent with respect to) or cause to be voted (or an action by written consent to be given with respect to) any Company Common Shares beneficially

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owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted or to provide a consent, in favor of the approval of the Bye-Law Amendment, this Agreement, the Statutory Merger Agreement and the Merger at any meeting of shareholders of the Company at which the Bye-Law Amendment, this Agreement, the Statutory Merger Agreement and the Merger shall be submitted for approval and at all adjournments or postponements thereof (or, if applicable, by any action of shareholders of the Company by consent in lieu of a meeting).

(b) Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 106 of the Companies Act and in its capacity as sole shareholder of Acquisition Sub, a written consent approving this Agreement, the Statutory Merger Agreement and the Transactions. Parent shall promptly deliver a copy of such written consent to the Company immediately following the execution of this Agreement.

Section 5.8 Reasonable Best Efforts; Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions of this Agreement (including Section 5.8(d)) and in accordance with applicable Laws, each of Parent, Acquisition Sub, and the Company shall cooperate with each other and use, and shall cause their respective Affiliates to cooperate and use, their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable on their part under this Agreement, the Statutory Merger Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable following the date of this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions; provided that, subject to Section 5.17, neither the Company, Parent nor any of their respective Subsidiaries shall be required to pay any penalty, breakage cost or consent fee to any third party under any Company Contract (including the Company Credit Facilities and the Senior Note Indenture) or any Parent Contract, as applicable, that may be required in order to consummate the Transactions unless the payment of such penalty, breakage cost or consent fee is conditioned upon consummation of the Transactions. If Parent desires to obtain amendments to one or more of the Company Credit Facilities or the Senior Note Indenture on or prior to the Closing Date, then Parent shall be responsible for obtaining such amendment and any related waivers or consents; it being understood that, subject to the proviso to the immediately foregoing sentence, the Company shall, and shall cause each of its Subsidiaries to, at Parent’s reasonable request, assist Parent in obtaining any such amendment, waiver or consent under the Company Credit Facilities or the Senior Note Indenture; provided that, for the avoidance of doubt, no such amendment, waiver or consent will be a condition to Parent’s obligations under this Agreement. In furtherance and not in limitation of the foregoing, each of the Company, Parent and Acquisition Sub agrees to make the appropriate initial application filings and notifications required by the Required Regulatory Approvals as promptly as practicable after the date hereof, including in connection with approvals required pursuant to the HSR Act and filings and notifications with respect to the Bermuda Monetary Authority and Registrar. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to

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Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with this Agreement, the Statutory Merger Agreement and the Transactions. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. None of the Company, Parent or any of their respective Affiliates shall permit any of their Representatives to participate in any meeting with any Governmental Entity (including any Insurance Regulator) in respect of any filings, investigation or other inquiry relating to this Agreement, the Statutory Merger Agreement and the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity and applicable Laws, gives the other party the opportunity to attend and participate thereat.

(b) Subject to applicable Laws relating to the exchange of information, Parent and the Company each shall, and shall cause their respective Affiliates to, upon request by the other party, furnish the other party with all information concerning itself, its Affiliates, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any third party or any Governmental Entity in connection with the Transactions.

(c) Subject to applicable Laws and as required by any Governmental Entity, Parent and the Company shall each keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other party with copies of non-routine notices or other communications received by Parent, the Company or any of their respective Affiliates, as the case may be, from any third party or any Governmental Entity with respect to the Transactions. If Parent or the Company receives a request for information or documentary material from any such Governmental Entity that is related to the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request. Parent and its Affiliates shall advise the Company prior to making or entering into any understandings, undertakings or agreements (oral or written) in connection with the Transactions with the Federal Trade Commission, the Department of Justice, any Insurance Regulator or any other Governmental Entity or any private party challenging the Transactions.

(d) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 5.8, each of the Company and Parent agrees to take or cause to be taken the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Government Antitrust Entity”) and each Insurance Regulator of non-privileged information and documents reasonably requested by such Government Antitrust Entity or Insurance Regulator or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii) the prompt use of its best reasonable efforts to avoid the entry of any permanent, preliminary or temporary injunction or other decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions; and

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(iii) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Transactions in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, any and all reasonable steps necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement;

provided, that nothing herein shall require (and reasonable best efforts shall in no event require) any party or its Affiliates commence any Legal Action, or require Parent or any of its Affiliates to agree to or to take or refrain from taking any action that would, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements, result in or constitute a Burdensome Condition.

Section 5.9 No Solicitation.

(a) From and after the date hereof, except as specifically permitted by this Section 5.9: (i) the Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person with respect to any Takeover Proposal, and, in connection therewith, immediately discontinue access by any Person to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose and to request that each Person promptly return or destroy any non-public information previously furnished or made available to such Person or any of its Representatives on behalf of the Company or its Representatives in accordance with the terms of the confidentiality or similar agreement in place with such Person. The Company shall promptly inform its Representatives of the Company’s obligations under this Section 5.9.

(b) Except as permitted in Section 5.9(a), from the date hereof until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Article VII, the Company shall not, and shall cause each of its Subsidiaries and Representatives not to, directly or indirectly:

(i) solicit, initiate or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any inquiries or requests for information regarding, or the making or submission of any proposal or offer that constitutes or could reasonably be expected to result in a Takeover Proposal;

(ii) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement (including an Acceptable Confidentiality Agreement) or obligations of any Person (other than Parent);

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(iii) engage in, continue or otherwise participate in any discussions (except to notify a Person of the existence of the provisions of this Section 5.9) or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, any Person that has made or indicated an intention to make, or for the purpose of analyzing or making, a Takeover Proposal;

(iv) effect an Adverse Recommendation Change; or

(v) enter into any agreement in principle, arrangement, understanding, letter of intent or Contract providing for or relating to a Takeover Proposal.

(c) Notwithstanding anything in the foregoing to the contrary, at any time, subject to the Company’s compliance with the provisions of this Section 5.9 including the execution and delivery of an Acceptable Confidentiality Agreement, the Company and its Representatives and the Company Board shall be permitted to, at any time prior to obtaining the Requisite Company Vote (but not thereafter), in response to a bona fide written Takeover Proposal not solicited in violation of, and that did not otherwise result from a breach of, this Section 5.9:

(i) engage in discussions or negotiations with the Person who has made such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if the Company Board determines (x) in good faith, after consultation with its financial advisor and Outside Legal Counsel, that such Takeover Proposal constitutes, or is reasonably likely to result in, a Superior Proposal and (y) after consultation with its Outside Legal Counsel, that the failure to do so would violate its fiduciary duties under applicable Laws;

(ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to the Person who has made such Takeover Proposal (and its Representatives), if the Company Board determines (x) in good faith, after consultation with its financial advisor and Outside Legal Counsel, that such Takeover Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal and (y) after consultation with its Outside Legal Counsel, that failure to take such action would violate its fiduciary duties under applicable Laws, but only so long as the Company has caused such Person to enter into an Acceptable Confidentiality Agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Company Board determination); provided, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; or

(iii) (A) (x) withdraw or withhold, or modify, amend or qualify in a manner adverse to Parent, the Company Board Recommendation, or propose publicly to do any of the foregoing, (y) fail to include the Company Board Recommendation in the Company Proxy Statement or (z) approve, adopt endorse or recommend, or publicly propose to approve, adopt, endorse or recommend, any Takeover Proposal (each, an “Adverse Recommendation Change”) or (B) cause or permit the Company to terminate this Agreement pursuant to Section 7.4(a) in order to concurrently enter into an agreement regarding a Superior Proposal, if, the case of (A) and (B) above, the Company

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Board determines (I) in good faith, after consultation with its financial advisor and Outside Legal Counsel, that such Takeover Proposal constitutes a Superior Proposal and (II) after consultation with Outside Legal Counsel, that the failure to take such action would violate its fiduciary duties under applicable Laws; provided, however, that the Company Board shall not make an Adverse Recommendation Change, and the Company may not terminate this Agreement pursuant to clause (B) above, unless and until (1) it is four (4) Business Days following Parent’s receipt of written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company Board or the Company, as applicable, intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board or the Company, as applicable and, if applicable, a statement that the Company intends to terminate this Agreement pursuant to Section 7.4(a) (it being understood and agreed that any amendment to the financial or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new four (4) Business Day period during which the Company shall comply with the terms of this Section 5.9), and (2) during such four (4) Business Day period following Parent’s receipt of a Notice of Superior Proposal, in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, (x) the Company shall have provided Parent with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Transactions so that such Takeover Proposal ceases to be a Superior Proposal and, if Parent, in its sole discretion, proposes to make such adjustments, shall negotiate with Parent in good faith with respect thereto, and (y) the Company Board shall have determined in good faith at the end of such notice period and, after considering the results of such negotiations and the revised proposals made by Parent, if any, and after consultation with its financial advisor and Outside Legal Counsel, that the Superior Proposal giving rise to such Notice of Superior Proposal continues to be a Superior Proposal and that the failure to take such action would violate its fiduciary duties under applicable Laws. Notwithstanding any Adverse Recommendation Change, unless this Agreement has been validly terminated in accordance with Article VII, (i) the Company shall hold the Company Shareholders Meeting for the purpose of obtaining the Requisite Company Vote, and nothing contained herein shall relieve the Company of such obligation and (ii) the Company Proxy Statement and any and all accompanying materials may include appropriate disclosure with respect to such Adverse Recommendation Change if and to the extent the Company Board determines after consultation with Outside Legal Counsel that the failure to include such disclosure would violate its fiduciary duties under applicable Laws.

(d) The Company shall notify Parent promptly (and in no event later than twenty-four (24) hours after receipt by, or communication to, the Company or its Representatives) upon receipt of (i) any Takeover Proposal or indication, proposal or offer by any Person that could reasonably result in a Takeover Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to a Takeover Proposal, and shall provide Parent with the identity of such Person and a description of the material terms of such Takeover Proposal, indication, proposal, offer or request. The Company shall keep Parent reasonably informed on a prompt basis of the status of any such Takeover Proposal, indication, proposal, offer or request, and any related communications to or by the Company or its Representatives (including notifying Parent no later than twenty-four (24) hours after receipt by or communications to or

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from, the Company or its Representatives of any material changes or other action with respect thereto). The Company shall not enter into any confidentiality agreement or other Contract that would prohibit the Company from providing any information to Parent pursuant to this Section 5.9.

(e) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company Board shall be permitted, in response to an Intervening Event, to effect an Adverse Recommendation Change if the Company Board determines in good faith, after consultation with its financial advisor and Outside Legal Counsel, that failure to take such action would violate its fiduciary duties under applicable Laws; provided, however, that the Company Board shall not make an Adverse Recommendation Change as permitted under this Section 5.9(e), until (i) the Company has provided a written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company Board intends to take such action and specifying the reasons therefor and including a reasonably detailed description of the applicable Intervening Event, and (ii) during the four (4) Business Day period following Parent’s receipt of such Notice of Adverse Recommendation Change, in determining whether to make an Adverse Recommendation Change, (A) the Company shall have provided Parent with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Transactions in response to such Notice of Adverse Recommendation Change and, if Parent, in its sole discretion, proposes to make such adjustments, shall negotiate with Parent in good faith with respect thereto, and (B) the Company Board shall have determined in good faith at the end of such notice period and, after considering the results of such negotiations and the revised proposals made by Parent, if any, and after consultation with its financial advisor and Outside Legal Counsel, that the failure to make such Adverse Recommendation Change would continue to violate its fiduciary duties under applicable Laws.

(f) Notwithstanding the foregoing, the Company Board shall be permitted to disclose to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act.

Section 5.10 Notices of Certain Events; Shareholder Litigation.

(a) The Company shall notify Parent promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any communication from any Governmental Entity in connection with the Transactions, (iii) any material Legal Actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the Transactions (including any Legal Action brought by a shareholder of the Company in accordance with Section 5.10(c)) or (iv) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause any breach of its obligations under this Agreement.

(b) Parent shall notify the Company promptly of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transactions, (ii) any communication from any Governmental Entity in connection with the Transactions or (iii) any event, change, occurrence, circumstance or development between the date of this Agreement and the Effective Time which causes or is

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reasonably likely to cause any breach of the obligations of Parent or Acquisition Sub under this Agreement.

(c) The Company shall promptly advise Parent orally and in writing of any Legal Action brought by any shareholder of the Company against the Company or its directors or officers relating to this Agreement or the Transactions. Subject to Section 2.3, the Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in any such Legal Action, including the defense or settlement of any Legal Action initiated by any shareholder of the Company or any of its directors or officers relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent.

Section 5.11 Access to Information; Confidentiality.

(a) During the period prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries, to, during the period before the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time: (i) provide to Parent and its Representatives access at reasonable times during normal business hours upon reasonable prior notice to its respective officers, employees, agents, properties, books and records; and (ii) furnish promptly to Parent such information concerning its business, properties and personnel, in each case, as Parent or its Representatives may reasonably request; provided, that Parent and its respective Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that the Company shall not be obligated to provide such access or information if doing so could violate applicable Laws or a Contract or obligation of confidentiality owing to a third party, or waive the protection of an attorney-client privilege or other legal privilege, in each case to the extent existing as of the date hereof (as long as the Company has used commercially reasonable efforts to obtain the consent of any third party required thereunder). No investigation conducted under this Section 5.11(a) will affect or be deemed to modify any representation or warranty made in this Agreement.

(b) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the letter agreement, dated June 4, 2014 (the “Confidentiality Agreement”), between Parent and the Company with respect to the information disclosed under this Section 5.11; provided, that notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Company and Parent shall be permitted to disclose to any Tax authority any information required under applicable Law to be provided to, or that is otherwise requested by such Tax authority.

Section 5.12 Employees; Benefit Plans.

(a) Following the Closing, each Employee who is employed immediately prior to the Effective Time by the Company or any of its Subsidiaries and who continues to be employed by Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), shall be eligible to receive compensation and participate in employee benefit plans that are maintained, sponsored or contributed to by Parent or one of its Subsidiaries that are provided to Continuing Employees, in each case as determined by Parent in its sole discretion, and subject to Parent’s standard hiring procedures and the successful completion of a background check. Parent shall be responsible for

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communicating the compensation and employee benefits to be provided to the Continuing Employees generally following the Effective Time and, to the extent such communication is made prior to the Effective Time, will provide the Company with a copy of such communication in advance.

(b) For purposes of determining eligibility, vesting (other than for purposes of equity grants by Parent made after the Effective Time) and the level of benefit and benefit accrual under the employee benefit plans, programs and policies of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (the “New Plans”), each Continuing Employee shall be credited with such Continuing Employee’s service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old Plans”); provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, for purposes of each New Plan providing medical, dental, or other welfare benefits to any Continuing Employee, Parent shall, or shall cause the Surviving Company to, cause to be waived, for such Continuing Employee and such Continuing Employee’s covered dependents, any evidence of insurability requirements, all pre-existing condition exclusions and actively-at-work requirements of such New Plan, to the extent such conditions were inapplicable, satisfied or waived under the comparable Old Plan. Parent shall, or shall cause the Surviving Company to, use its commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and such Continuing Employee’s covered dependents under each Old Plan during the calendar year in which the Effective Time occurs for purposes of satisfying all deductible, coinsurance and maximum out of pocket requirements applicable to such Continuing Employee and such Continuing Employee’s covered dependents for the applicable plan year.

(c) Parent shall, and shall cause the Surviving Company and any successor thereto to honor, assume, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the Benefit Plans listed on Section 5.12(c) of the Company Disclosure Letter.

(d) Prior to making any written or oral communications to the Continuing Employees pertaining to compensation or benefit matters that are affected by the Merger or the other transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

(e) The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, any Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (the “401(k) Plans”), unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plans by providing the Company with written notice of such election at least ten (10) Business Days before the Effective Time. Unless Parent provides such notice to the Company, Parent shall receive from the Company, prior to the Effective Time, evidence that the Company Board has adopted resolutions to terminate the 401(k)

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Plans (the form and substance of which resolutions shall be subject to review of Parent and the Company shall consider in good faith any comments made by Parent or its representatives regarding the content of such resolutions), effective no later than the date immediately preceding the Closing Date. In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Effective Time. The Company also shall take such other actions in furtherance of terminating such 401(k) Plans as Parent may reasonably require. If Parent, in its sole and absolute discretion, agrees to sponsor and maintain any 401(k) Plan, the Company shall (or shall cause its Subsidiaries) to amend such 401(k) Plan, effective as of the Effective Time, to the extent necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Subsidiaries (other than the Company and its Subsidiaries) from participation in such plan, provided, however, that Parent must give the Company written notice of its decision to sponsor and maintain any such 401(k) Plan at least ten (10) Business Days prior to the Effective Time.

(f) The provisions of this Section 5.12 are solely for the benefit of the parties to this Agreement, and nothing in this Agreement, whether express or implied, is intended to, or shall, (i) constitute the establishment or adoption of or an amendment to any employee benefit or compensation plan, program, agreement, contract, policy or arrangement or otherwise be treated as an amendment or modification of any Benefit Plan, New Plan or other benefit plan or arrangement, (ii) limit the right of Parent, the Company or their respective Subsidiaries to amend, terminate or otherwise modify any Benefit Plan, New Plan or other benefit plan, agreement or arrangement following the Effective Time, (iii) confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Company or any Affiliate of Parent, or interfere with or restrict in any way the rights of Parent, the Surviving Company or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Company or any Affiliate of Parent and the Continuing Employee, or (iv) create any third-party beneficiary or other right (including, but not limited to, a right to employment or continued employment) in any Person, including any current or former director, employee or consultant of the Company or any Subsidiary of the Company, or any participant in any Benefit Plan, New Plan or other benefit plan, agreement or arrangement (or any dependent or beneficiary thereof).

Section 5.13 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and the Surviving Company shall cause all rights to indemnification, advancement of expenses and exculpation existing on the date of this Agreement in favor of any present or former director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”) as provided in the Company Organizational Documents, in agreements between an Indemnified Party and the Company or one of its Subsidiaries or otherwise in effect on the date of this Agreement to survive the Merger and to continue in full force and effect for a period of not less than six (6) years after the Effective Time, or, if longer,

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for such period as is set forth in any applicable agreement with an Indemnified Party in effect on the date of this Agreement. Parent shall guarantee such performance by the Surviving Company.

(b) Parent and the Surviving Company shall, jointly and severally, indemnify all Indemnified Parties to the fullest extent permitted by applicable Laws with respect to all acts and omissions arising out of or relating to their services as directors or officers of the Company or its Subsidiaries occurring prior to the Effective Time. If any Indemnified Party is or becomes involved in any Legal Action in connection with any matter occurring prior to or at the Effective Time, Parent and the Surviving Company shall, jointly and severally, pay as incurred such Indemnified Party’s legal fees, costs and expenses incurred in connection with such Legal Action, subject to Parent’s or the Surviving Company’s, as applicable, receipt of an undertaking by or on behalf of such Indemnified Party, if and only to the extent required by applicable Law, to repay such legal fees, costs and expenses if it is ultimately determined under applicable Laws that such Indemnified Party is not entitled to be indemnified.

(c) Parent and the Surviving Company shall, jointly and severally, maintain in effect for at least six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance maintained by the Company or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous with respect to claims arising out of or relating to events which occurred before or at the Effective Time so long as Parent and the Surviving Company are not required to pay an annual amount of premium in excess of 300% of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (such 300% amount being the “Maximum Premium”). If Parent or the Surviving Company are unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, Parent and the Surviving Company shall, jointly and severally, instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. At the request of Parent, the Company shall prior to the Effective Time purchase, for an aggregate amount not to exceed 300% of the last annual premium paid by the Company for its existing policy of directors’ and officers’ liability insurance, a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations pursuant to this Section 5.13(c) and Parent shall, and shall cause the Surviving Company to, use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.

(d) The covenants contained in this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event that Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with, amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the

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successors or assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations of such entity set forth in this Section 5.13.

Section 5.14 Public Announcements. Unless and until an Adverse Recommendation Change has occurred or in connection with Section 5.9(c) or as contemplated by the next sentence, Parent and the Company shall (A) consult with each other before issuing, and shall give each other the opportunity to review and comment upon, any press release or otherwise making any public statements about this Agreement or any of the Transactions, (B) include in such press release or public statement all comments reasonably requested by the other party and reasonably acceptable to the party proposing the release or public statement, and (C) not issue such press release or public statement prior to receiving the approval of the other party, such approval not to be unreasonably withheld, conditioned or delayed. Neither Parent nor the Company shall issue any such press release or make any such public statement prior to such consultation and approval, except to the extent required by applicable Laws or NYSE requirements, in which case that party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement.

Section 5.15 Stock Exchange Delisting. Parent and the Company shall use their reasonable best efforts to cause the Company Common Shares to be de-listed from the NYSE and deregistered under the Exchange Act promptly following the Effective Time.

Section 5.16 Special Dividend. Subject to applicable Laws:

(a) Following the date of the approval and adoption of this Agreement by holders of Company Common Shares constituting the Requisite Company Vote at the Company Shareholders Meeting and prior to the Effective Time, the Company shall declare and pay a special dividend of $10.00 per Company Common Share (the “Special Dividend”) payable to holders of record of outstanding Company Common Shares as of a record date for the Special Dividend set by the Company Board. The Company shall cause the Special Dividend to be paid prior to the Effective Time.

(b) If, between the date of this Agreement and the Effective Time, the number of outstanding Company Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Special Dividend shall be equitably adjusted, without duplication, to proportionally reflect such change; provided that nothing in this Section 5.16 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 5.17 Fees, Expenses and Transfer Taxes.

(a) Whether or not the Merger is consummated, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the Transactions (“Expenses”) shall be paid by the party incurring those Expenses, except that (i) Parent and the Company shall share equally each of the filing fees with respect to the filings contemplated by Section 5.8(a) (other than with respect to the filings and registrations required or deemed appropriate by either Parent or the Company in

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connection with the HSR Act and applicable foreign antitrust or competition law, which filing fees shall be paid by Parent) and (ii) and the registration and filing fees and the printing and mailing costs of the Parent Registration Statement shall be paid by Parent.

(b) Transfer Taxes. Except as otherwise provided in Article II, all share transfer taxes, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) (if any) incurred in connection with this Agreement or the Transactions shall be paid fifty percent (50%) by Parent or the Surviving Company and fifty percent (50%) by the Company, and, prior to the Effective Time, the Company and Parent shall cooperate with each other in preparing, executing and filing any applicable Tax Returns with respect to such Transfer Taxes.

Section 5.18 Takeover Statutes. If any Takeover Statute is or becomes applicable to this Agreement, the Merger or the other Transactions, each of Parent and the Company and their respective boards of directors shall (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Statute.

Section 5.19 Rule 16b-3. Prior to the Effective Time and in consultation with Parent, the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.20 Passive Foreign Investment Company. On or after the Closing, Parent, the Surviving Company and their respective Subsidiaries shall not take any action (and Parent shall cause its Affiliates not to take any action), outside of transactions entered into in the ordinary course of business of the Surviving Company and its respective Subsidiaries in accordance with past practices of the Company, that would cause the Company to be treated as a “passive foreign investment company” (as defined in Section 1297 of the Code and the Treasury Regulations thereunder) in the taxable year of the Company in which the Closing occurs. The preceding sentence shall not apply if (i) a valid and timely election under Section 338(g) of the Code is made to treat the Merger contemplated by this Agreement as an acquisition of the assets of the Company, (ii) a valid and timely election under Treasury Regulations Section 301.7701-3 is made to change the classification of the Company to an entity disregarded as a separate entity from its sole owner effective the day after the Closing Date, the election results in the closing of the Company’s Taxable year for U.S. federal income Tax purposes, and neither the Company nor any of its Subsidiaries engages in any transactions outside the ordinary course of business after the Closing on the Closing Date, or (iii) any other transaction resulting in an ending of the tax year of the Company on the Closing Date for U.S. federal income Tax purposes is effected.

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ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

(a) Company Shareholder Approval. This Agreement and the Statutory Merger Agreement shall have been duly approved and adopted by the Requisite Company Vote.

(b) Required Regulatory Approvals. The authorizations, consents, orders, waivers, permits or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(b) of the Company Disclosure Letter and Section 6.1(b) of the Parent Disclosure Letter shall have been filed, have occurred or been obtained (all such authorizations, consents, waivers, permits, orders or approvals of, or declarations or filings and the lapse of all such waiting periods being referred to as the “Required Regulatory Approvals”), and all such Required Regulatory Approvals shall be in full force and effect.

(c) No Injunctions or Restraints. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that restrain, enjoin or otherwise prohibit consummation of the Merger or the other Transactions.

(d) Parent Registration Statement. The Parent Registration Statement shall have been declared effective, no stop order by the SEC suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceedings for that purpose shall be pending.

(e) Stock Exchange Listing. The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Parent and Acquisition Sub. The obligations of each of Parent and Acquisition Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.2(a) and (b) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of the Company set forth in Section 3.2(c)-(e) (Capitalization), Section 3.3 (Corporate Authorization) Section 3.4 (Enforceability), Section 3.6 (Subsidiaries), Section 3.8 (Vote Required), Section 3.12 (Absence of Certain Changes), Section 3.23 (Takeover Statutes) and Section 3.29 (Brokers and Finders) that are not qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all material respects, and all of such representations that are so qualified by “materiality” or “Company Material Adverse Effect” shall be true and correct in all respects, in

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each case as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Company Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a) and Section 6.2(b).

(d) No Company Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Required Regulatory Approvals. The Required Regulatory Approvals shall have been filed or obtained or shall have occurred, as applicable, in each case without the imposition of a Burdensome Condition.

Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.2(a) and (b) (Capitalization) shall be true and correct in all respects, except for de minimis inaccuracies, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined as of that specified date); (ii) the representations and warranties of Parent set forth in Section 4.2(c)-(e) (Capitalization), Section 4.3 (Corporate Authorization), Section 4.4 (Enforceability), Section 4.6 (Subsidiaries), Section 4.12 (Absence of Certain Changes) and Section 4.21 (Brokers and Finders) that are not qualified by “materiality” or “Parent Material Adverse Effect” shall be true and correct in all material respects, and all of such representations that are so qualified by “materiality” or “Parent Material Adverse Effect” shall be true and correct in all respects, in each case as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date); and (iii) each of the other representations and warranties of Parent set forth in this Agreement shall be true and correct in all respects, without regard to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), unless the

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failure or failures of such representations and warranties to be true and correct in all respects would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, signed by a senior executive officer of Parent, certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

(d) No Parent Material Adverse Effect. Since the date of this Agreement there shall not have been any effect, change, event or occurrence that has had, or is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of the parties to this Agreement may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Parent, Acquisition Sub and the Company.

Section 7.2 Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Effective Time:

(a) if the Merger has not been consummated by October 1, 2015 (as such date may be extended pursuant to Section 8.11, the “End Date”), except that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose breach of any representations or warranties set forth in this Agreement, or whose failure to fulfill any of its obligations hereunder, has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;

(b) if this Agreement and the Statutory Merger Agreement have been submitted to the shareholders of the Company for approval and adoption at a duly convened Company Shareholders Meeting (or adjournment or postponement thereof), such Company Shareholders Meeting has been completed and the Requisite Company Vote is not obtained upon a vote taken thereon;

(c) if any Laws prohibit consummation of the Merger; or

(d) if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

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Section 7.3 Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Effective Time:

(a) if the Company Board makes an Adverse Recommendation Change or commits a Willful and Material Breach of its obligations under Section 5.6 or Section 5.9;

(b) if (i) the Company Board approves, endorses or recommends a Superior Proposal, (ii) the Company enters into a Contract relating to a Superior Proposal (other than an Acceptable Confidentiality Agreement permitted by Section 5.9), (iii) a tender offer or exchange offer for any issued and outstanding shares of the Company is commenced prior to obtaining the Requisite Company Vote and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its shareholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within five (5) Business Days after commencement or fails to reaffirm publicly the Company Board Recommendation within five (5) Business Days after Parent requests in writing that it do so, or (iv) the Company or the Company Board publicly announces its intention to do (or not to do, in the case of the requested reaffirmation) any of the foregoing; or

(c) if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (ii) has not been cured by the Company within thirty (30) days after the Company’s receipt of written notice of such breach from Parent.

Section 7.4 Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:

(a) in accordance with Section 5.9(c)(iii); or

(b) if Parent breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) has not been cured by Parent within thirty (30) days after Parent’s receipt of written notice of such breach from the Company.

Section 7.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent or Representative of such party) except as contemplated by the next sentence and except that no such termination shall relieve any party of liability for (a) the Willful and Material Breach by any party to perform its obligations, (b) the Willful and Material Breach by any party of its representations or warranties contained in this Agreement or (c) fraud. The provisions of Section 5.11(b), Section 5.17, this Section 7.5, Section 7.6 and Article VIII shall survive any termination of this Agreement.

Section 7.6 Expenses Following Termination; Termination Fee.

(a) Except as set forth in this Section 7.6, all Expenses incurred in connection with this Agreement and the Transactions shall be paid in accordance with the provisions of Section 5.17.

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(b) The Company shall pay, or cause to be paid, to Parent (and if such amount is actually paid pursuant to this Agreement, it shall constitute liquidated damages and not a penalty and shall, together with any amounts contemplated to be paid under Section 7.6(c), constitute the sole and exclusive remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective Affiliates, shareholders, directors, officers or agents for any loss or damage suffered as a result of the failure of the Merger to be consummated) by wire transfer of immediately available funds an amount equal to $60,000,000 (the “Termination Fee”):

(i) if this Agreement is terminated by the Company pursuant to Section 7.4(a), in which case payment shall be made before or concurrently with such termination;

(ii) if this Agreement is terminated by Parent pursuant to Section 7.3(a) or Section 7.3(b), in which case payment shall be made within three (3) Business Days of such termination; or

(iii) if (A) a Takeover Proposal shall have been made or proposed to the Company or otherwise publicly announced, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 7.2(a) or Section 7.2(b) or is terminated by Parent pursuant to Section 7.3(c) and (C) within twelve (12) months following the date of such termination, the Company enters into a Contract for or relating to, or otherwise consummates any Takeover Proposal (whether or not such Takeover Proposal is the same Takeover Proposal referred to in clause (A)), in which case payment shall be made within three (3) Business Days of the date on which the Company enters into such Contract.

(c) The Company acknowledges that the agreements contained in this Section 7.6 are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails timely to pay any amount due under this Section 7.6, and in order to obtain the payment Parent commences a Legal Action that results in a judgment against the Company for such payment, the Company shall pay Parent for its reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such Legal Action, together with any interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was initially required to be made. Any amounts required to be paid pursuant to this Section 7.6 shall be paid by wire transfer of immediately available funds to an account specified by Parent.

Section 7.7 Amendment. This Agreement may be amended by the parties to this Agreement at any time prior to the Effective Time, whether before or after obtaining the Requisite Company Vote, so long as (a) no amendment that requires further shareholder approval under applicable Laws after the Requisite Company Vote shall be made without such required further shareholder approval and (b) such amendment has been duly approved by the board of directors of each of Parent, Acquisition Sub and the Company. This Agreement may not be amended except by an instrument in writing signed by each of the parties to this Agreement.

Section 7.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (a) extend the

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time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) subject to applicable Laws, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 7.9 Procedure for Termination, Amendment, Extension or Waiver. In order to be effective, (a) any termination or amendment of this Agreement shall require the prior approval of that action by the board of directors of each party seeking to terminate or amend this Agreement and (b) any extension or waiver of any obligation under this Agreement or condition to the consummation of this Agreement shall require the prior approval of a duly authorized officer or the board of directors of the party or parties entitled to extend or waive that obligation or condition.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Interpretation; Construction.

(a) The table of contents and headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Articles, Sections and Exhibits shall refer to Articles and Sections of, and Exhibits to, this Agreement unless the context requires otherwise. The words “herein”, “hereof”, “hereunder”, “hereto”, “hereby” and words of similar import shall be deemed to refer to this Agreement as a whole and not to any particular Section or other provision hereof, unless the context shall require. The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.” The word “or” shall be construed non-exclusively. The phrase “ordinary course of business” shall be construed to be followed by the phrase “consistent with past practice” regardless of whether such phrase is expressed. The phrase “provided or made available” shall be construed to mean posted and accessible to Parent in the “Regatta” datasite or accessible to the Company in the “Bosh” datasite, as applicable and each as operated by RR Donnelley, and which has been posted to such datasite or filed with or furnished to the SEC (or incorporated as exhibits to such documents) and available at www.sec.gov, in each case, at least two (2) Business Days prior to the date of this Agreement. Unless the context shall require otherwise, any Contracts, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such Contracts, documents, instruments or Laws as from time to time may be amended, modified or supplemented, including (a) in the case of Contracts, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes; provided that, with respect to Contracts, such rule of construction shall only be effective with respect to amendments, modification or supplements effected prior to the date hereof. All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations

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promulgated under that Law. References to a Person also refer to its predecessors and permitted successors and assigns.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any provision of this Agreement.

Section 8.2 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

Section 8.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of law.

Section 8.4 Submission to Jurisdiction. The parties to this Agreement irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware (each, a “Chosen Court”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), and in respect of the transactions contemplated by this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein), that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document (other than the Statutory Merger Agreement, which shall be interpreted, construed, governed and enforced as set forth therein) may not (as a result of a lack of personal jurisdiction) be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding may be heard and determined in such a Delaware state or federal court. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof.

Section 8.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver,

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(c) such party makes this waiver voluntarily and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.5.

Section 8.6 Notices. Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

If to Parent or Acquisition Sub, to:

RenaissanceRe Holdings Ltd.
Renaissance House
12 Crow Lane
Pembroke HM19, Bermuda
Facsimile:	441-295-4327
Attention:	Stephen H. Weinstein, General Counsel
Email:	shw@renre.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
United States of America
Facsimile:	212-728-8111
Attention:	Robert B. Stebbins Rajab S. Abbassi
Email:	rstebbins@willkie.com rabbassi@willkie.com

If to the Company, to:

Platinum Underwriters Holdings, Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:	Michael E. Lombardozzi
Email:	mlombardozzi@platinumre.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile:	(212) 558-3588
Attention:	Stephen M. Kotran
Email:	kotrans@sullcrom.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication

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shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 8.6, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 8.6, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 8.6 and appropriate confirmation is received.

Section 8.7 Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement. Each party hereby disclaims any other representation, warranty or inducement, express or implied, as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the Transactions.

Section 8.8 No Third-Party Beneficiaries. Except for (a) the Indemnified Parties intended to benefit from the provisions of Section 5.13 (as contemplated by Section 5.13(d)) and (b) if the Effective Time occurs, the holders of Company Common Shares, who will have the right to receive Transaction Consideration pursuant to, and in accordance with the terms of, Article II, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 7.8 and Section 7.9 without notice or liability to any other Person. Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is determined by a court of competent jurisdiction to be invalid or unenforceable, (a) the parties shall negotiate in good faith to substitute a suitable and equitable provision for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible and to the fullest extent permitted by applicable Law and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 8.10 Assignment. This Agreement shall not be assignable by operation of law or otherwise, except that Parent may designate, by written notice to the Company, a Subsidiary that is wholly owned by Parent to be merged with the Company in lieu of Acquisition

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Sub, in which event all references in this Agreement to Acquisition Sub shall be deemed references to such Subsidiary, and in that case, all representations and warranties made in this Agreement with respect to Acquisition Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation, mutatis mutandis.

Section 8.11 Specific Performance. The parties to this Agreement agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Chosen Courts, the parties to this Agreement shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Chosen Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties to this Agreement hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. If, prior to the End Date, any party hereto brings any Legal Action in accordance with Section 8.4 to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall be automatically extended (x) for the period during which such action is pending, plus ten (10) Business Days or (y) by such other time period established by the court presiding over such action, as the case may be.

Section 8.12 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received (including by facsimile or other electronic transmission) counterparts signed by all of the other parties.

Section 8.13 Certain Definitions.

As used in this Agreement, the following terms shall have the following respective meanings:

“401(k) Plans” has the meaning set forth in Section 5.12(e).

“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains customary confidentiality, “standstill” and other terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

“Acquisition Sub” has the meaning set forth in the Preamble.

“Adverse Recommendation Change” has the meaning set forth in Section 5.9(c)(iii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person,

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means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Share Consideration” means 7,500,000 Parent Common Shares.

“Agreement” has the meaning set forth in the Preamble.

“Applicable SAP” means, with respect to any Company Insurance Subsidiary or Parent Insurance Subsidiary, as the case may be, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed or permitted by the Insurance Regulator of the jurisdiction of domicile of such Company Insurance Subsidiary or Parent Insurance Subsidiary under applicable Insurance Law.

“Appraisal Withdrawal” has the meaning set forth in Section 2.3.

“Appraised Fair Value” has the meaning set forth in Section 2.3.

“Assumed Reinsurance Contract” means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any Company Insurance Subsidiary is the reinsurer or retrocessionaire.

“Average Parent Share Price” means the volume weighted average price per Parent Common Share on the NYSE (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually agreed by the Company and Parent) for the five (5) consecutive trading days immediately preceding the second trading day before the Closing Date. For all purposes of this Agreement, the Average Parent Share Price shall be calculated to the nearest one-hundredth of one cent.

“Award” means a Company Restricted Share Award or a Company Time-Based RSU or a Company MSU.

“Award Holder” has the meaning set forth in Section 2.2(c).

“Benefit Plans” has the meaning set forth in Section 3.17(a).

“Book-Entry Shares” has the meaning set forth in Section 2.2(d)(i).

“Burdensome Condition” means: any condition, limitation, restriction or requirement that: (i) if implemented or effected, would result in a Parent Material Adverse Effect or a Company Material Adverse Effect (determined without giving effect to the exclusions set forth in the definition of each of such terms); or (ii) includes any requirement that Parent, the Company or any of their respective Subsidiaries establish any guarantee, “keep well” or capital maintenance arrangement to maintain capital or risk based capital of Platinum Underwriters Reinsurance, Inc. substantially in excess of its capital and risk based capital levels as of the date hereof.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banking institutions in New York or Bermuda are obligated by Law or executive order to

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be closed, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York City time.

“Bye-Law Amendment” has the meaning set forth in Section 3.3.

“Bye-Laws” has the meaning set forth in Section 3.1(c).

“Cash Election” has the meaning set forth in Section 2.2(c)(ii).

“Cash Election Consideration” has the meaning set forth in Section 2.1(c)(ii).

“Cash Oversubscription Amount” means the product of the Standard Cash Amount and a fraction, the numerator of which is the Number of Share Elections and the denominator of which is the Number of Cash Elections.

“Ceded Reinsurance Contract” means a reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement or Contract under which any Company Insurance Subsidiary is a cedent or retrocedent.

“Certificate of Merger” has the meaning set forth in Section 1.1.

“Certificates” has the meaning set forth in Section 2.2(d)(i).

“Chosen Court” has the meaning set forth in Section 8.4.

“Closing” and “Closing Date” have the meanings set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Assets” has the meaning set forth in Section 3.5(b).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.3.

“Company Common Share” has the meaning set forth in Section 2.1(b).

“Company Contracts” has the meaning set forth in Section 3.5(c).

“Company Credit Facilities” shall mean that certain (i) Third Amended and Restated Credit Agreement, dated as of April 9, 2014, by and among the Company, Platinum Bermuda, Ltd., Platinum Reinsurance, Inc., Platinum Finance, Inc., the lenders party thereto, ING Bank N.V. and National Australia Bank Limited, as documentation agents, U.S. Bank National Association, as syndication agent and Wells Fargo Bank, National Association, as administrative agents, (ii) Committed Letter of Credit Facility, dated June 30, 2011, among Platinum Bermuda, Ltd., Platinum Reinsurance, Inc., the Company and Citibank Europe plc, and

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(iii) Uncommitted U.S. $125,000,000 Facility Agreement, dated July 31, 2012, as amended and restated on July 2, 2013, among the Company, Platinum Bermuda, Ltd., National Australia Bank Limited and ING Bank N.V. as lenders and National Australia Bank Limited, as agent, including the related instruments and agreements executed in connection therewith, and amendments, renewals, replacements, refinancings and restatements to any of the foregoing.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company EIP Award” has the meaning set forth in Section 2.4(d)(iii).

“Company Equity Plans” has the meaning set forth in Section 2.4(b).

“Company Insurance Subsidiaries” has the meaning set forth in Section 3.15(a).

“Company Material Adverse Effect” means any materially adverse effect on the business, operations, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder without material delay or impairment; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any effects resulting from any of the following be taken into account in determining whether there has been, or will be, a Company Material Adverse Effect:

(i) (A) a change in general political, legislative, economic or financial market conditions or securities, credit, financial or other capital markets conditions; (B) the commencement, continuation or escalation of actions or war, armed hostilities, sabotage, acts of terrorism, or other man-made disaster; (C) changes, circumstances or events generally affecting the property, marine and casualty insurance and reinsurance industry in the geographic areas and product markets in which the Company or its Subsidiaries conduct business; (D) the result of any earthquake, hurricane, tsunami, tornado, windstorm, epidemic or other natural disaster; (E) any change in any applicable Laws; or (F) any change in GAAP or Applicable SAP; except in the case of the foregoing clauses (A) through (F) to the extent those events, circumstances, changes or effects have a disproportionate effect on the Company and its Subsidiaries compared to other companies of similar size operating in the industries and geographic regions in which the Company and its Subsidiaries operate;

(ii) (A) the public announcement of the execution of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, cedents, reinsureds, retrocessionaires, reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners or employees; (B) any decline, in and of itself, in the market price, or change in trading volume, of the Company Common Shares; (C) the failure, in and of itself, to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement; or (D) any action taken at the written request of Parent; provided, that the exceptions described in the foregoing clauses (B) and (C) shall not prevent or otherwise affect a determination that any underlying changes, state of facts, circumstances, events or effects have resulted in, or contributed to, a Company Material Adverse Effect.

“Company MSU” has the meaning set forth in Section 2.4(d)(ii).

“Company Organizational Documents” has the meaning set forth in Section 3.1(c).

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“Company Permits” has the meaning set forth in Section 3.22(a).

“Company Proxy Statement” has the meaning set forth in Section 3.7(b).

“Company Restricted Share Award” has the meaning set forth in Section 2.4(c).

“Company SEC Reports” has the meaning set forth in Section 3.9(a).

“Company Securities” has the meaning set forth in Section 3.2(c).

“Company Share Option” has the meaning set forth in Section 2.4(b).

“Company Shareholders Meeting” has the meaning set forth in Section 3.7(b).

“Company Statutory Statements” has the meaning set forth in Section 3.15(c).

“Company Time-Based RSU” has the meaning set forth in Section 2.4(d)(i).

“Compensation Committee” has the meaning set forth in Section 2.4(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.11(b).

“Continuing Employee” has the meaning set forth in Section 5.12(a).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, commitments, leases or other instruments or obligations.

“Data Protection Laws” means any data protection Laws and regulations in the United States of America, the European Union, or elsewhere in the world.

“Default Cash Election Amount” has the meaning set forth in Section 2.1(c)(ii).

“Default Share Election Amount” has the meaning set forth in Section 2.1(c)(iii).

“Dissenting Holder” shall mean a holder of Company Common Shares who did not vote in favor of the Merger and who complies with all of the provisions of the Companies Act concerning the right of holders of Company Common Shares to require appraisal of their Company Common Shares pursuant to Bermuda Law.

“Dissenting Shares” shall mean Company Common Shares held by a Dissenting Holder.

“Effective Time” has the meaning set forth in Section 1.1.

“EIP Achieved Shares” has the meaning set forth in Section 2.4(d)(iii).

“Election” has the meaning set forth in Section 2.2(c).

“Election Deadline” means 5:00 p.m., Eastern time, on the second (2nd) Business Day prior to the Effective Time (which date, notwithstanding anything to the contrary in Section

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5.14, shall be publicly announced by Parent as soon as practicable but in no event less than four Business Days prior to the Closing Date).

“Election Form” has the meaning set forth in Section 2.2(c)(i).

“Election Form Record Date” has the meaning set forth in Section 2.2(c)(i).

“Employees” has the meaning set forth in Section 3.17(a).

“End Date” has the meaning set forth in Section 7.2(a).

“Equity Award” has the meaning set forth in Section 3.2(b).

“ERISA” has the meaning set forth in Section 3.17(a).

“ERISA Plan” has the meaning set forth in Section 3.17(b).

“Exchange Act” has the meaning set forth in Section 3.7(b).

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Agent Agreement” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(b).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Expenses” has the meaning set forth in Section 5.17(a).

“Financial Advisor” has the meaning set forth in Section 3.28.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” has the meaning set forth in Section 3.10(a)(ii).

“Government Antitrust Entity” has the meaning set forth in Section 5.8(d)(i).

“Governmental Entity” has the meaning set forth in Section 3.7.

“Grant Date” has the meaning set forth in Section 3.2(d).

“Group Supervisor” has the meaning set forth in Section 4.14(c).

“HSR Act” has the meaning set forth in Section 3.7(d).

“Indemnified Parties” has the meaning set forth in Section 5.13(a).

“Information Security Breach” means any unauthorized acquisition or access to, or unauthorized disclosure of, any Personal Data of Employees or customers of the Company or any of its Subsidiaries.

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“Insurance Laws” means all Laws (including all applicable domestic, foreign (including Bermuda), national, provincial, federal, state and local statutes and regulations) regulating the business and products of insurance or concerning the regulation of insurance companies (including acquisition of control), all applicable requirements relating to the sale, issuance, marketing, advertising, and administration of insurance products and all applicable Orders of Insurance Regulators.

“Insurance Regulator” means all Governmental Entities regulating the business of insurance and reinsurance under applicable Insurance Law.

“Intellectual Property” has the meaning set forth in Section 3.20(d).

“Interested Party Transaction” has the meaning set forth in Section 3.24.

“Intervening Event” means a material event, development, occurrence, state of facts or change that was not known to, or reasonably foreseeable by, the Company Board on the date of this Agreement, and that becomes known to the Company Board before the Requisite Company Vote; provided, that in no event will the receipt, existence of, or terms of any Takeover Proposal, or any inquiry relating thereto or any consequence thereof, constitute an Intervening Event.

“Investment Assets” has the meaning set forth in Section 3.14(a).

“Investment Guidelines” has the meaning set forth in Section 3.14(a).

“IT Systems” means all information technology systems, including all of the following, whether owned or used by the Company: servers, computer hardware, networks, software, databases, telecommunications systems, interfaces, and their related systems.

“Knowledge” means, when used with respect to Parent or the Company, the actual knowledge, after reasonable inquiry, of the Persons set forth in Section 8.13(a) of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; it being understood that for the purposes of this definition, “reasonable inquiry” does not require such Persons to conduct, have conducted, obtain or have obtained any non-infringement, inventorship, invalidity, freedom-to-operate or any other opinions of counsel of any nature, formal or informal, or any searches regarding Intellectual Property, including any subject matter, ownership, competitive intelligence or other searches, and no knowledge of any third-party Intellectual Property rights that would have been revealed by such inquiries, opinions or searches will be imputed to Parent or the Company; provided, however, that such Persons shall be deemed to have actual knowledge of any such opinions of counsel conducted or obtained directly by such party.

“Laws” means any binding domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.21(c).

“Legal Actions” has the meaning set forth in Section 3.13.

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“Letter of Transmittal” has the meaning set forth in Section 2.2(d)(i).

“Liabilities” has the meaning set forth in Section 3.11.

“Licensed Intellectual Property” has the meaning set forth in Section 3.20.

“Liens” means any liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances.

“Material Contract” has the meaning set forth in Section 3.16(a).

“Material Reinsurance Contract” means (i) each Ceded Reinsurance Contract and (ii) each Assumed Reinsurance Contract pursuant to which the Company Insurance Subsidiaries receive $500,000 or more of annual premiums.

“Maximum Premium” has the meaning set forth in Section 5.13(c).

“Memorandum of Association” has the meaning set forth in Section 3.1(c).

“Merger” has the meaning set forth in the Recitals.

“Merger Application” has the meaning set forth in Section 1.1.

“MSU Achieved Shares” has the meaning set forth in Section 2.4(d)(ii).

“New Plans” has the meaning set forth in Section 5.12(b).

“Non-U.S. Benefit Plans” has the meaning set forth in Section 3.17(a).

“Notice of Adverse Recommendation Change” has the meaning set forth in Section 5.9(e).

“Notice of Superior Proposal” has the meaning set forth in Section 5.9(c)(iii).

“Number of Cash Elections” means the aggregate number of Company Common Shares or Awards for which the Cash Election has been made and not been revoked or lost pursuant to Section 2.2(c).

“Number of Share Elections” means the aggregate number of Company Common Shares or Awards for which the Share Election has been made and not been revoked or lost pursuant to Section 2.2(c).

“Number of Standard Elections” means the aggregate number of Company Common Shares or Awards for which the Standard Election has been made and not revoked pursuant to Section 2.2(c) (or deemed to have been made pursuant to Section 2.2(c)).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 5.12(b).

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“Option Exercise Date” has the meaning set forth in Section 2.4(b).

“Order” means any order, judgment, injunction, award, decree or writ handed down, adopted or imposed by any Governmental Entity.

“Organizational Documents” means, with respect to any entity, the memorandum of association or the certificate or articles of incorporation and bye-laws or by-laws of such entity, or any similar organizational documents of such entity.

“Outside Legal Counsel” means outside legal advisers of international recognition, reputation and expertise in the areas of Bermuda and U.S. Laws with significant experience advising Boards of Directors on their fiduciary duties in connection with transactions of the type contemplated by this Agreement.

“Owned Intellectual Property” has the meaning set forth in Section 3.20(a)(iii).

“Parent” has the meaning set forth in the Preamble.

“Parent Assets” has the meaning set forth in Section 4.5(b).

“Parent Common Share” means the common shares of Parent, Par Value $1.00 per share.

“Parent Contracts” has the meaning set forth in Section 4.5(c).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Equity Plans” means each of the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, as amended, the RenaissanceRe Holdings 2004 Stock Incentive Plan, as amended, the RenaissanceRe Holdings Ltd. 2010 Restricted Stock Unit Plan, as amended, the RenaissanceRe Holdings Ltd. 2010 Performance-Based Equity Incentive Plan, and the Amended and Restated RenaissanceRe Holdings Ltd. Non-Employee Director Stock Plan, as amended.

“Parent Group Statements” has the meaning set forth in Section 4.14(c).

“Parent Insurance Contracts” means each material insurance, reinsurance or retrocession treaty or agreement, slip, binder, cover note or other similar arrangement pursuant to which any Parent Insurance Subsidiary is a party.

“Parent Insurance Subsidiaries” has the meaning set forth in Section 4.14(a).

“Parent Material Adverse Effect” means any materially adverse effect on the business, operations, assets or financial condition of Parent and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations hereunder without material delay or impairment; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any effects resulting from any of the following be taken into account in determining whether there has been, or will be, a Parent Material Adverse Effect:

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(i) (A) a change in general political, legislative, economic or financial market conditions or securities, credit, financial or other capital markets conditions; (B) the commencement, continuation or escalation of actions or war, armed hostilities, sabotage, acts of terrorism, or other man-made disaster; (C) changes, circumstances or events generally affecting the property, marine and casualty insurance and reinsurance industry in the geographic areas and product markets in which Parent or its Subsidiaries conduct business; (D) the result of any earthquake, hurricane, tsunami, tornado, windstorm, epidemic or other natural disaster; (E) any change in any applicable Laws; or (F) any change in GAAP or Applicable SAP; except in the case of the foregoing clauses (A) through (F) to the extent those events, circumstances, changes or effects have a disproportionate effect on Parent and its Subsidiaries compared to other companies of similar size operating in the industries and geographic regions in which Parent and its Subsidiaries operate;

(ii) (A) the public announcement of the execution of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, cedents, reinsureds, retrocessionaires, policyholders, insurance or reinsurance brokers or intermediaries, suppliers, vendors, lenders, venture partners or employees; (B) any decline, in and of itself, in the market price, or change in trading volume, of the Parent Common Shares; (C) the failure, in and of itself, to meet any revenue, earnings or other projections, forecasts or predictions for any period ending following the date of this Agreement; (D) any action taken at the written request of the Company; or (E) any action taken in connection with the clearance of the Merger and the other Transactions under the HSR Act or any other applicable antitrust, competition, trade regulations or insurance Laws; provided, that the exceptions described in the foregoing clauses (B) and (C) shall not prevent or otherwise affect a determination that any underlying changes, state of facts, circumstances, events or effects have resulted in, or contributed to, a Parent Material Adverse Effect.

“Parent Permits” has the meaning set forth in Section 4.16(a).

“Parent Preference Shares” means the Series C 6.08% Preference Shares, Par Value $1.00 per share and the Series E 5.375% Preference Shares, Par Value $1.00 per share, of Parent.

“Parent Registration Statement” has the meaning set forth in Section 5.5(a).

“Parent SEC Reports” has the meaning set forth in Section 4.9(a).

“Parent Securities” has the meaning set forth in Section 4.2(b).

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Share Options” means each outstanding option to purchase Parent Common Shares granted under the Parent Equity Plans.

“Parent Share Price” means $101.48.

“Parent Statutory Statements” means all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications filed with or submitted to the appropriate Insurance Regulator of

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each jurisdiction in which a Parent Insurance Subsidiary is licensed or authorized or otherwise eligible or accredited with respect to the conduct of the business of insurance or reinsurance, as applicable, since January 1, 2012.

“Permits” has the meaning set forth in Section 3.22(a).

“Permitted Encumbrance” means (i) statutory liens securing payments not yet due and Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP in the most recent financial statements included in the Company SEC Reports, (ii) such imperfections or irregularities of title, claims, liens, charges, security interests or encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, (iii) restrictions on transfer imposed by applicable Laws, (iv) assets pledged or transferred to secure reinsurance or retrocession obligations, (v) ordinary-course securities lending and short-sale transactions entered into in accordance with the Investment Guidelines, (vi) investment securities held in the name of a nominee, custodian or other record owner, (vii) statutory deposits required under any applicable Insurance Laws or as may be required under other applicable Laws or Material Contracts, Reinsurance Contracts or Benefit Plans, or (viii) any failure to hold good title which would not reasonably be expected, individually or in the aggregate, to materially detract from the value of any of the property, rights or assets of the business of the Company or any of the Subsidiaries of the Company or materially interfere with the use thereof as currently used by the Company or, as the case may be, any of the Subsidiaries of the Company.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Personal Data” has the same meaning as the term “personal data,” “personal information,” or the equivalent under applicable Data Protection Laws.

“Preferred Share” has the meaning set forth in Section 3.2(a).

“Real Property Leases” has the meaning set forth in Section 3.21(c).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Registrar” has the meaning set forth in Section 1.1.

“Reinsurance Contracts” means the Assumed Reinsurance Contracts and the Ceded Reinsurance Contracts.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, Affiliates, consultants, accountants, legal counsel, investment bankers, agents, advisors and other representatives of Parent or the Company, as applicable, and its Subsidiaries.

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“Required Regulatory Approvals” has the meaning set forth in Section 6.1(b).

“Requisite Company Vote” means (i) the affirmative vote of a majority of the votes cast at a duly convened meeting of the shareholders of the Company at which a quorum is present in accordance with the Bye-Laws to approve the Bye-Law Amendment and (ii) the affirmative vote of a majority of the votes cast at a duly convened meeting of the shareholders of the Company at which a quorum is present in accordance with the Bye-Laws to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger; provided, that if the Bye-Law Amendment is not approved, “Requisite Company Vote” shall mean the affirmative vote of three-fourths of the votes cast at a duly convened meeting of the shareholders of the Company at which a quorum comprising at least two persons holding or representing by proxy more than one-third of the issued shares of the Company is present to approve and adopt this Agreement, the Statutory Merger Agreement and the Merger in accordance with section 106 (4A) of the Companies Act.

“Scheduled Policies” has the meaning set forth in Section 3.15(d).

“SEC” has the meaning set forth in Section 3.7(b).

“Securities Act” has the meaning set forth in Section 3.7(b).

“Senior Note Indenture” means that certain Indenture, dated as May 26, 2005, by and among the Platinum Underwriters Finance, Inc., the Company and JP Morgan Chase Bank, N.A., as supplemented by that certain First Supplemental Indenture, dated as of May 26, 2005 and that certain Second Supplemental Indenture, dated as of November 2, 2005, underlying the Company’s Series B 7.50% Notes, due June 1, 2017.

“Share Election” has the meaning set forth in Section 2.2(c)(ii).

“Share Election Consideration” has the meaning set forth in Section 2.1(c)(iii).

“Share Oversubscription Amount” means the product of the Standard Exchange Ratio and a fraction, the numerator of which is the Number of Cash Elections and the denominator of which is the Number of Share Elections.

“Special Dividend” has the meaning set forth in Section 5.16(a).

“Standard Cash Amount” has the meaning set forth in Section 2.1(c)(i).

“Standard Election” has the meaning set forth in Section 2.2(c)(ii).

“Standard Election Consideration” has the meaning set forth in Section 2.1(c)(i).

“Standard Exchange Ratio” has the meaning set forth in Section 2.1(c)(i).

“Statutory Merger Agreement” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any other Person more than 50% of the outstanding voting equity is owned, directly or indirectly, by the initial Person or by one or

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more other Subsidiaries of the initial Person. For the purposes of this definition, “voting equity” means equity that ordinarily has voting power for the election of directors or Persons performing similar functions (such as a general partner of a partnership or the manager of a limited liability company). For the avoidance of doubt, the Persons identified on Section 8.13(b) of the Parent Disclosure Letter shall not be deemed to be Subsidiaries of Parent under this Agreement.

“Superior Proposal” means a bona fide written Takeover Proposal that the Company Board has determined in its good faith judgment, after consultation with its financial advisor and Outside Legal Counsel, and after taking into account all relevant legal, regulatory, financial, economic and other aspects of such proposal (including the conditionality of such proposal, the ability of the Person(s) making such proposal to obtain all relevant approvals and otherwise to satisfy all relevant conditions to the consummation of the transaction contemplated by such proposal and any financing arrangements required to facilitate the consummation of such transaction), is more favorable, to the shareholders of the Company than the Transactions; provided, that for purposes of this definition, the references to 15% and 85% in the definition of Takeover Proposal shall be deemed to be references to 50%.

“Surviving Company” has the meaning set forth in Section 1.3.

“Takeover Proposal” means any proposal or offer relating to (i) a merger, amalgamation, consolidation, share exchange or business combination involving the Company or any of its Subsidiaries representing 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, (ii) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 15% or more of the assets of the Company and its Subsidiaries, taken as a whole, (iii) a purchase or sale of shares or other securities, in a single transaction or series of related transactions, representing 15% or more of the voting power of the share capital of the Company, including by way of a tender offer or exchange offer, (iv) a reorganization, recapitalization, liquidation or dissolution of the Company, (v) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries as a result of which the holders of the Company Common Shares immediately prior to such transaction would not in the aggregate own at least 85% of the outstanding voting power of the Company or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, or (vi) any other transaction having a similar effect to those described in clauses (i) through (v), in each case other than the Transactions.

“Takeover Statutes” has the meaning set forth in Section 3.23.

“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxes” means any and all federal, state, provincial, local, foreign and other taxes, levies, imposts, duties, and similar governmental charges, in each case that are payable to a Governmental Entity (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including taxes imposed on, or measured by, income, franchise, profits or gross receipts, ad valorem, value added, capital gains,

87

sales, goods and services, use, real or personal property, share capital, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, premium, windfall profits, transfer and gains taxes, and customs duties.

“Termination Fee” has the meaning set forth in Section 7.6(b).

“Transaction Consideration” means, for each Company Common Share or Award with respect to which (i) the Standard Election is made and not revoked or deemed to have been made pursuant to Section 2.2(c), the Standard Election Consideration, (ii) a Cash Election has been made and not revoked or lost, the Cash Election Consideration and (iii) a Share Election has been made and not revoked or lost, the Share Election Consideration.

“Transactions” means the transactions contemplated by this Agreement and the Statutory Merger Agreement, including the Merger, the Parent Share Issuance (solely with respect to Parent) and the Special Dividend (solely with respect to the Company).

“Transfer Taxes” has the meaning set forth in Section 5.17(b).

“Unprorated Aggregate Share Consideration” means the sum of (i) the Number of Standard Elections multiplied by the Standard Exchange Ratio and (ii) the Number of Share Elections multiplied by the Default Share Election Amount.

“U.S. Benefit Plans” has the meaning set forth in Section 3.17(b).

“Willful and Material Breach” means a material breach that is a consequence of any action undertaken by the breaching party with the actual knowledge at the time it took such action that the taking of such action would, or would reasonably be expected to, cause a breach of this Agreement.

[Signature page follows]

88

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

RenaissanceRe Holdings Ltd.

By:	/s/ Jeffrey D. Kelly
	Name:	Jeffrey D. Kelly
	Title:	Executive Vice President and Chief Financial Officer

Port Holdings Ltd.

By:	/s/ Stephen H. Weinstein
	Name:	Stephen H. Weinstein
	Title:	Secretary

Platinum Underwriters Holdings, Ltd.

By:	/s/ Michael D. Price
	Name:	Michael D. Price
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Statutory Merger Agreement

DATED              2014

(1) RENAISSANCERE HOLDINGS LTD.

(2) PORT HOLDINGS LTD.

(3) PLATINUM UNDERWRITERS HOLDINGS, LTD.

MERGER AGREEMENT

THIS MERGER AGREEMENT is dated as of              2014

BETWEEN:

(1)	RenaissanceRe Holdings Ltd. an exempted company incorporated under the laws of Bermuda having its registered office at Renaissance House, 12 Crow Lane, Pembroke HM 19 Bermuda (Parent);

(2)	Port Holdings Ltd. an exempted company incorporated under the laws of Bermuda having its registered office at Renaissance House, 12 Crow Lane, Pembroke HM 19 Bermuda (Acquisition Sub); and

(3)	Platinum Underwriters Holdings, Ltd. an exempted company incorporated under the laws of Bermuda having its registered office at Waterloo House, 100 Pitts Bay Road, 2nd Floor, Pembroke, HM 08, Bermuda (Company).

WHEREAS:

(A)	Acquisition Sub is a wholly-owned subsidiary of Parent;

(B)	Parent, Acquisition Sub and the Company have agreed that the Company will merge with and into Acquisition Sub (Merger), with the Company continuing as the Surviving Company, in accordance with the provisions of the Companies Act 1981 of Bermuda, as amended (Companies Act); and

(C)	This Agreement is the Statutory Merger Agreement referred to in the Agreement and Plan of Merger among Parent, Acquisition Sub and the Company dated [—] 2014 (Plan of Merger).

NOW THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

1.	DEFINITIONS

Unless otherwise defined herein, capitalized terms have the same meaning as used and defined in the Plan of Merger.

2.	EFFECTIVENESS OF MERGER

The parties to this Agreement agree that, on the terms and subject to the conditions of this Agreement and the Plan of Merger and in accordance with the Companies Act, at the Effective Time the Company shall be merged with and into Acquisition Sub with the Company surviving such Merger and continuing as the Surviving Company.

The Surviving Company will continue to be a Bermuda exempted company under the conditions of this Agreement and the Plan of Merger.

The Merger shall be conditional on the satisfaction on or before the Effective Time of each of the conditions to Merger identified in Article VI of the Plan of Merger.

The Merger shall become effective at the time and date shown on the Certificate of Merger issued by the Registrar of Companies in Bermuda.

3.	NAME OF SURVIVING COMPANY

The Surviving Company shall be named “Platinum Underwriters Holdings, Ltd.”

4.	MEMORANDUM OF ASSOCIATION

The memorandum of association of the Surviving Company shall be in the form of the memorandum of association set forth in Exhibit B of the Plan of Merger, subject to the terms therein.

5.	BYE-LAWS

The bye-laws of the Surviving Company shall be in the form of the bye-laws set forth in Exhibit C of the Plan of Merger, subject to the terms therein.

6.	DIRECTORS

The directors of Acquisition Sub immediately prior to the Effective Time (Board of Directors), whose names and addresses are set out below, shall be the Board of Directors of the Surviving Company until their successors are elected or appointed or until the earlier of their death, resignation or removal in accordance with the bye-laws of the Surviving Company and applicable Laws:

NAME	ADDRESS

[Kevin J. O’Donnell]	[to be inserted prior to execution]

[Jeffrey D. Kelly]	[to be inserted prior to execution]

[Mark A. Wilcox]	[to be inserted prior to execution]

7.	EFFECT OF MERGER ON SHARE CAPITAL

7.1	At the Effective Time by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company or the holder of any share capital of Acquisition Sub or the Company:

(i) each common share, par value $1.00 per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) fully paid and non-assessable common share, par value $1.00 per share of the Surviving Company;

(ii) notwithstanding anything in this Agreement to the contrary, each common share of the Company, par value $0.01 per share (each a Company Common Share) owned by the Company or any of its wholly owned Subsidiaries or by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time (collectively the Excluded Shares) shall be canceled automatically and shall cease to exist, and no consideration shall be delivered in respect of the Excluded Shares;

(iii) each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares, but including, for the avoidance of doubt, the Company Common Shares deliverable to holders of Company Share Options pursuant to Section 2.4(b) of the Plan of Merger) shall automatically be converted, at the election of the holder thereof in accordance with the procedures set forth in Section 2.2(c) of the Plan of Merger, into and shall thereafter represent the right to receive the following consideration:

(a)

for each Company Common Share with respect to which the Standard Election is made and not revoked pursuant to Section 2.2(c) of the Plan of Merger (or deemed to have been made pursuant to Section 2.2.(c) of the Plan of Merger), the Standard Election Consideration. Pursuant to the Plan of Merger, the

“Standard Election Consideration” shall mean (A) 0.2960 validly issued, fully paid and non-assessable Parent Common Shares (Standard Exchange Ratio) and (B) an amount of cash equal to $35.96, without interest (Standard Cash Amount);

(b)	for each Company Common Share with respect to which a Cash Election has been made and not revoked or lost pursuant to Section 2.2 (c) of the Plan of Merger, the Cash Election Consideration. Pursuant to the Plan of Merger, the “Cash Election Consideration” shall mean either (A) if the Unprorated Aggregate Share Consideration is equal to or greater than the Aggregate Share Consideration, an amount of cash equal to $66.00 (the Default Cash Election Amount), or (B) if the Unprorated Aggregate Share Consideration is less than the Aggregate Share Consideration, (1) an amount of cash equal to the sum of (x) the Standard Cash Amount and (y) the Cash Oversubscription Amount, and (2) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the difference between (I) the Standard Exchange Ratio and (II) the quotient obtained by dividing the Cash Oversubscription Amount by the Parent Share Price; and

(c)	for each Company Common Share with respect to which a Share Election has been made and not revoked or lost pursuant to Section 2.2(c) of the Plan of Merger, the Share Election Consideration. Pursuant to the Plan of Merger, the “Share Election Consideration” shall mean either (A) if the Unprorated Aggregate Share Consideration is equal to or less than the Aggregate Share Consideration, 0.6504 validly issued, fully paid and non-assessable Parent Common Shares or (B) if the Unprorated Aggregate Share Consideration is greater than the Aggregate Share Consideration, (1) a number of validly issued, fully paid and non-assessable Parent Common Shares equal to the sum of (x) the Standard Exchange Ratio and (y) the Share Oversubscription Amount, and (2) an amount of cash equal to the difference between (I) the Standard Cash Amount and (II) the product of the Share Oversubscription Amount and the Parent Share Price.

(iv) All Company Common Shares shall be canceled automatically and shall cease to exist, and the holders of Company Common Shares shall cease to have any rights with respect to such Company Common Shares, other than, (i) in the case of the Company Common Shares (other than Dissenting Shares and Excluded Shares), the right to receive the Transaction Consideration in accordance with Section 2.2 of the Plan of

Merger, and (ii) in the case of the Dissenting Shares, the right to receive the Appraised Fair Value in accordance with (and subject to the terms of) Section 2.3 of the Plan of Merger.

(v) All Dissenting Shares shall be canceled and, unless otherwise required by any applicable Law or Order, converted into the right to receive the Standard Election Consideration as described in Section 2.1(c) of the Plan of Merger, and any holder of Dissenting Shares shall, in the event that the fair value of a Dissenting Share as appraised by the Supreme Court of Bermuda, under Section 106(6) of the Companies Act (Appraised Fair Value) is greater than the Standard Election Consideration, be entitled to receive such difference from the Company by payment within thirty (30) days after such Appraised Fair Value is finally determined pursuant to such appraisal procedure. In the event that a holder fails to perfect, effectively withdraws or otherwise waives any right to appraisal (each, an Appraisal Withdrawal), such holder’s Company Common Shares shall be canceled and converted as of the Effective Time into the right to receive the Transaction Consideration for each such Company Common Share; provided, that any holder that makes an Appraisal Withdrawal prior to the Election Deadline shall have the right to submit an Election in accordance with Section 2.2(c) of the Plan of Merger for the applicable Company Common Shares held by such holder, and any holder that makes an Appraisal Withdrawal after the Election Deadline shall be deemed to have made a Standard Election in accordance with Section 2.2(c)(iii) of the Plan of Merger.

7.2	Notwithstanding any other provision of this Agreement, no fractional Parent Common Shares shall be issued in respect of a holder’s Company Common Shares or an Award Holder’s Awards, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent with respect thereto. In lieu of such fractional share interests, Parent shall pay to each holder of Company Common Shares or Awards an amount in cash equal to the product obtained by multiplying (i) the fractional share interest of any Parent Common Share to which such holder (after taking into account all Company Common Shares surrendered by such holder or such holder’s Awards, as applicable) would otherwise be entitled by (ii) the Average Parent Share Price.

8.	SETTLEMENT OF MERGER CONSIDERATION

Promptly after the Effective Time the exchange procedures identified in Section 2.2 of the Plan of Merger shall be implemented.

9.	MISCELLANEOUS

9.1	Termination, Amendment and Waiver

The termination, amendment and waiver provisions set out in Article VII of the Plan of Merger shall apply to this Agreement as such provisions apply to the Plan of Merger.

9.2	Entire Agreement

Except as set out in the Plan of Merger, this Agreement and any documents referred to in this Agreement, constitute the entire agreement between the parties with respect to the subject matter of and the transactions referred to herein and supersede any previous arrangements, understandings and agreements between them relating to such subject matter and transactions.

9.3	Execution in Counterparts

This Agreement may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

10.	NOTICES

Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand, overnight courier service, facsimile or other electronic transmission:

IF TO PARENT OR TO ACQUISITION SUB, TO:

RenaissanceRe Holdings Ltd.

Renaissance House

12 Crow Lane

Pembroke HM19

Bermuda

Facsimile: 441-295-4327

Attention: Stephen H. Weinstein, General Counsel

Email: shw@renre.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

United States of America

Facsimile:	212-728-8111
Attention:	Robert B. Stebbins
Rajab S. Abbassi
Email:	rstebbins@willkie.com
rabbassi@willkie.com

IF TO COMPANY, TO:

Platinum Underwriters Holdings, Ltd.
Waterloo House
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:	Michael E. Lombardozzi
Email:	mlombardozzi@platinumre.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Facsimile:	(212) 558-3588
Attention:	James C. Morphy
Stephen M. Kotran
Email:	morphyjc@sullcrom.com
kotrans@sullcrom.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 10, (b) if delivered by overnight courier service, the next Business Day after such communication is sent to the address specified in this Section 10, or (c) if delivered by facsimile or other electronic transmission, when such facsimile or other electronic transmission is transmitted to the facsimile number or email address, as the case may be, specified in this Section 10 and appropriate confirmation is received.

11.	GOVERNING LAW

The terms and conditions of this agreement and the rights of the parties hereunder shall be governed by and construed in all respects in accordance with the laws of Bermuda. The parties to this agreement hereby irrevocably agree that the courts of Bermuda shall have non-exclusive jurisdiction in respect of any dispute, suite, action arbitration or proceedings (Proceedings) which may arise out of or in connection with this agreement and waive any objection to Proceedings in courts of Bermuda on the grounds of venue or on the basis that the Proceedings have been brought in an inconvenient forum.

Signature Page Follows

IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first written above.

SIGNED for and on behalf of
PARENT

By:

Name:

Title:

Witnessed:

By:

SIGNED for and on behalf of
ACQUISITION SUB

By:

Name:

Title:

Witnessed:

By:

SIGNED for and on behalf of
COMPANY

By:

Name:

Title:

Witnessed:

By:

Exhibit B

Form of Memorandum of Association of Surviving Company

FORM NO. 2

BERMUDA

THE COMPANIES ACT 1981

MEMORANDUM OF ASSOCIATION OF

COMPANY LIMITED BY SHARES

(Section 7(1) and (2))

MEMORANDUM OF ASSOCIATION

OF

Platinum Underwriters Holdings, Ltd.

(hereinafter referred to as “the Company”)

1.	The liability of the members of the Company is limited to the amount (if any) for the time being unpaid on the shares respectively held by them.

2.	We, the undersigned, namely,

NAME	ADDRESS	BERMUDIAN STATUS (Yes/No)	NATIONALITY	NUMBER OF SHARES SUBSCRIBED

Dawn C. Griffiths	Clarendon House 2 Church Street Hamilton HM 11 Bermuda	Yes	British	One

Anthony D. Whaley	“	Yes	British	One

James M. Macdonald	“	Yes	British	One

do hereby respectively agree to take such number of shares of the Company as may be allotted to us respectively by the provisional directors of the Company, not exceeding the number of shares for which we have respectively subscribed, and to satisfy such calls as may be made by the directors, provisional directors or promoters of the Company in respect of the shares allotted to us respectively.

3.	The Company is to be an exempted Company as defined by the Companies Act 1981.

4.	The Company, with the consent of the Minister of Finance, has power to hold land situate in Bermuda not exceeding in all, including the following parcels:-

N/A

5.	The authorised share capital of the Company is US$~~12,000~~100 divided into shares of US$1.00 each. ~~The minimum subscribed share capital of the Company is US$12,000.~~

6.	~~The objects for which the Company is formed and incorporated are -~~

~~1.~~	~~to carry on all and or any functions of a holding company;~~

~~2.~~	~~to create, enter into, undertake, procure, arrange for, acquire by purchase or otherwise, hold, sell or otherwise dispose of, trade and or otherwise deal in, whether on a speculative basis or otherwise, all and or any kind of (including without limitation all and or any combinations of) (a) instrument or contract to pay or not to pay a sum of money or render money’s worth on the happening of event or events, specified date or dates or the expiration of period or periods of time or activity, (b) derivative instrument or contract, and (c) instrument or contract structured or intended as, or having, the purpose or intended purpose of securing a profit or avoiding a loss (i) by reference to fluctuations in the value or price of property of any description, or in an index, or other factor or factors, specified for that purpose in the instrument or contract, or (ii) based on the happening of particular event or events, specified date or dates or expiration of period or periods of time or activity specified for that purpose in the instrument or contract, and including, without limitation of the foregoing, all and or any kind of (including without limitation all and or any combinations of) option, swap option contract, bond, warrant, debenture, equity, forward exchange contract, forward rate contract, future, hedge, security, note, certificate of deposit, unit, guarantee and or financial instrument;~~

~~3.~~	~~packaging of goods of all kinds;~~

~~4.~~	~~buying, selling and dealing in goods of all kinds;~~

~~5.~~	~~designing and manufacturing of goods of all kinds;~~

~~6.~~	~~mining and quarrying and exploration for metals, minerals, fossil fuel and precious stones of all kinds and their preparation for sale or use;~~

~~7.~~	~~exploring for, the drilling for, the moving, transporting and refining petroleum and hydro carbon products including oil and oil products;~~

~~8.~~	~~scientific research including the improvement discovery and development of processes, inventions, patents and designs and the construction, maintenance and operation of laboratories and research centres;~~

~~9.~~	~~land, sea and air undertakings including the land, ship and air carriage of passengers, mails and goods of all kinds;~~

~~10.~~	~~ships and aircraft owners, managers, operators, agents, builders and repairers;~~

~~11.~~	~~acquiring, owning, selling, chartering, repairing or dealing in ships and aircraft;~~

~~12.~~	~~travel agents, freight contractors and forwarding agents;~~

~~13.~~	~~dock owners, wharfingers, warehousemen;~~

~~14.~~	~~ship chandlers and dealing in rope, canvas oil and ship stores of all kinds;~~

~~15.~~	~~all forms of engineering;~~

~~16.~~	~~farmers, livestock breeders and keepers, graziers, butchers, tanners and processors of and dealers in all kinds of live and dead stock, wool, hides, tallow, grain, vegetables and other produce;~~

~~17.~~	~~acquiring by purchase or otherwise and holding as an investment inventions, patents, trade marks, trade names, trade secrets, designs and the like;~~

~~18.~~	~~buying, selling, hiring, letting and dealing in conveyances of any sort;~~

~~19.~~	~~employing, providing, hiring out and acting as agent for artists, actors, entertainers of all sorts, authors, composers, producers, directors, engineers and experts or specialists of any kind;~~

~~20.~~	~~to create or acquire by purchase or otherwise and hold, sell, dispose of and deal in real property situated outside Bermuda and in personal property of all kinds wheresoever situated; and~~

~~21.~~	~~to enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.~~

6.	The objects for which the Company is formed and incorporated are unrestricted.

7.	~~Powers of the Company~~

~~1.~~	~~The Company shall, pursuant to Section 42 of the Companies Act 1981, but subject to restrictions, if any, that may be provided in the Bye-laws of the Company from time to time, have the power to issue preference shares which are, at the option of the holder, liable to be redeemed.~~

~~2.~~	~~The Company shall, pursuant to Section 42A of the Companies Act 1981, but subject to restrictions, if any, that may be provided in the Bye-laws of the Company from time to time, have the power to purchase its own shares.~~

The following are provisions regarding the powers of the Company:

(i)	has the powers of a natural person;

(ii)	subject to the provisions of Section 42 of the Companies Act 1981, has the power to issue preference shares which at the option of the holders thereof are to be liable to be redeemed;

(iii)	has the power to purchase its own shares in accordance with the provisions of Section 42A of the Companies Act 1981; and

(iv)	has the power to acquire its own shares to be held as treasury shares in accordance with the provisions of Section 42B of the Companies Act 1981.

Exhibit C

Form of Bye-Laws of Surviving Company

BYE-LAWS

of

Platinum Underwriters Holdings, Ltd.

The undersigned HEREBY CERTIFIES that the attached Bye-Laws are a true copy of the Bye-Laws of Platinum Underwriters Holdings Ltd. (Company) adopted by the Shareholders of the Company on [    ] [    ] 201[    ] with effect from [    ], being the date shown on a certificate of merger issued by the Registrar of Companies in Bermuda as that on which a merger between the Company and Port Holdings Ltd became effective.

Director

BYE-LAWS

OF

Platinum Underwriters Holdings Ltd.

33.	The Seal	26

34.	Dividends and Other Payments	27

35.	Reserves	28

36.	Capitalisation of Profits	28

37.	Record Dates	29

38.	Accounting Records	29

39.	Audit	30

40.	Service of Notices and Other Documents	30

41.	Winding Up	32

42.	Indemnity	32

43.	Amalgamation and Merger	33

44.	Continuation	33

45.	Alteration of Bye-Laws	33

BYE-LAWS

of

Platinum Underwriters Holdings Ltd.

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	In these Bye-Laws, unless the context otherwise requires:

Alternate Director: means an alternate Director appointed to the Board as provided for in these Bye-Laws;

Auditor: means the person or firm for the time being appointed as auditor of the Company;

Bermuda: means the Islands of Bermuda;

Board: means the Directors of the Company appointed or elected pursuant to these Bye-Laws and acting by resolution as provided for in the Companies Acts and in these Bye-Laws or the Directors present at a meeting of Directors at which there is a quorum;

Companies Acts: means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

Company: means Platinum Underwriters Holdings Ltd., a company originally incorporated in Bermuda on 19 April 2002;

Director: means such person or persons appointed or elected to the Board from time to time pursuant to these Bye-Laws and includes an Alternate Director;

Indemnified Person: means any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

Officer: means a person appointed by the Board pursuant to these Bye-Laws but shall not include the Auditor;

paid up: means paid up or credited as paid up;

Register: means the Register of Shareholders of the Company maintained by the Company in Bermuda;

Bye-laws of Platinum Underwriters Holdings Ltd.	1 of 33

Registered Office: means the registered office of the Company which shall be at such place in Bermuda as the Board shall from time to time determine;

Resident Representative: means (if any) the individual or the company appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

Resolution: means a resolution of the Shareholders passed in a general meeting or, where required, of a separate class or separate classes of shareholders passed in a separate general meeting or in either case adopted by resolution in writing, in accordance with the provisions of these Bye-Laws;

Seal: means the common seal of the Company and includes any authorised duplicate thereof;

Secretary: means the individual or the company appointed by the Board to perform any of the duties of the Secretary and includes a temporary or assistant or deputy Secretary;

share: means share in the capital of the Company and includes a fraction of a share;

Shareholder: means a shareholder or member of the Company provided that for the purposes of Bye-Law 42 it shall also include any holder of notes, debentures or bonds issued by the Company;

these Bye-Laws: means these Bye-Laws in their present form.

1.2	For the purposes of these Bye-Laws, a corporation which is a shareholder shall be deemed to be present in person at a general meeting if, in accordance with the Companies Acts, its authorised representative is present.

1.3	For the purposes of these Bye-Laws, a corporation which is a Director shall be deemed to be present in person at a Board meeting if an officer, attorney or other person authorised to attend on its behalf is present, and shall be deemed to discharge its duties and carry out any actions required under these Bye-Laws and the Companies Acts, including the signing and execution of documents, deeds and other instruments, if an officer, attorney or other person authorised to act on its behalf so acts.

1.4	Words importing only the singular number include the plural number and vice versa.

1.5	Words importing only the masculine gender include the feminine and neuter genders respectively.

1.6	Words importing persons include companies, associations, bodies of persons, whether corporate or not.

Bye-laws of Platinum Underwriters Holdings Ltd.	2 of 33

1.7	Words importing a Director as an individual shall include companies, associations and bodies of persons, whether corporate or not.

1.8	A reference to writing shall include typewriting, printing, lithography, photography and electronic record.

1.9	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

REGISTERED OFFICE

2.	REGISTERED OFFICE

The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARES AND SHARE RIGHTS

3.	SHARE RIGHTS

3.1	Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.2	Subject to the Companies Acts, any preference shares may, with the sanction of a resolution of the Board, be issued on terms:

(a)	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

(b)	that they are liable to be redeemed at the option of the Company; and/or,

(c)	if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to but shall not form part of these Bye-Laws.

3.3	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts.

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3.4	The Board may, at its discretion and without the sanction of a Resolution, authorise the acquisition by the Company of its own shares, to be held as treasury shares, upon such terms as the Board may in its discretion determine, provided always that such acquisition is effected in accordance with the provisions of the Companies Acts. The Company shall be entered in the Register as a Shareholder in respect of the shares held by the Company as treasury shares and shall be a Shareholder of the Company but subject always to the provisions of the Companies Acts and for the avoidance of doubt the Company shall not exercise any rights and shall not enjoy or participate in any of the rights attaching to those shares save as expressly provided for in the Companies Acts.

4.	MODIFICATION OF RIGHTS

4.1	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than seventy-five per cent (75%) of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll.

4.2	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

5.	SHARES

5.1	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

5.2	Subject to the provisions of these Bye-Laws, any shares of the Company held by the Company as treasury shares shall be at the disposal of the Board, which may hold all or any of the shares, dispose of or transfer all or any of the shares for cash or other consideration, or cancel all or any of the shares.

5.3	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.

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5.4	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

6.	CERTIFICATES

6.1	The Company shall be under no obligation to complete and deliver a share certificate unless specifically called upon to do so by the person to whom the shares have been issued. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

6.2	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

6.3	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal or signed by a Director, the Secretary or any person authorised by the Board for that purpose. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

7.	LIEN

7.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

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7.2	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

7.3	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

8.	CALLS ON SHARES

8.1	The Board may from time to time make calls upon the Shareholders (for the avoidance of doubt excluding the Company in respect of any nil or partly paid shares held by the Company as treasury shares) in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days’ notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

8.2	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

8.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

8.4	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

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8.5	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

8.6	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

9.	FORFEITURE OF SHARES

9.1	If a Shareholder fails to pay any call or instalment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

9.2	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or instalment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

9.3	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

9.4	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

9.5	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

9.6	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

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9.7	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

10.	REGISTER OF SHAREHOLDERS

The Secretary shall establish and maintain the Register at the Registered Office in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 am and 12:00 noon on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 5.4.

REGISTER OF DIRECTORS AND OFFICERS

11.	REGISTER OF DIRECTORS AND OFFICERS

The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 am and 12:00 noon on every working day.

TRANSFER OF SHARES

12.	TRANSFER OF SHARES

12.1	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve. No such instrument shall be required on the redemption of a share or on the purchase by the Company of a share.

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12.2	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

(a)	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, accompanied by the certificate for the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

(b)	the instrument of transfer is in respect of only one class of share, and

(c)	where applicable, the permission of the Bermuda Monetary Authority with respect thereto has been obtained.

12.3	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

12.4	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

12.5	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.

TRANSMISSION OF SHARES

13.	TRANSMISSION OF SHARES

13.1	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

13.2	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such

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evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

13.3	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty (60) days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

13.4	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law.

SHARE CAPITAL

14.	INCREASE OF CAPITAL

14.1	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

14.2	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

14.3	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

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15.	ALTERATION OF CAPITAL

15.1	The Company may from time to time by Resolution:

(a)	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

(b)	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

(c)	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

(d)	make provision for the issue and allotment of shares which do not carry any voting rights;

(e)	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

(f)	change the currency denomination of its share capital.

15.2	Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

15.3	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

16.	REDUCTION OF CAPITAL

16.1	Subject to the Companies Acts, its memorandum and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

16.2	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

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GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.	GENERAL MEETINGS AND RESOLUTIONS IN WRITING

17.1	Save and to the extent that the Company elects to dispense with the holding of one or more of its annual general meetings in the manner permitted by the Companies Acts, the Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than annual general meetings which shall be called special general meetings.

17.2	Except in the case of the removal of Auditors or Directors, anything which may be done by resolution of the Shareholders in general meeting or by resolution of any class of Shareholders in a separate general meeting may be done by resolution in writing, signed by the Shareholders (or the holders of such class of shares) who at the date of the notice of the resolution in writing represent the majority of votes that would be required if the resolution had been voted on at a meeting of the Shareholders. Such resolution in writing may be signed by the Shareholder or its proxy, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) by its representative on behalf of such Shareholder, in as many counterparts as may be necessary.

17.3	Notice of any resolution in writing to be made under this Bye-Law shall be given to all the Shareholders who would be entitled to attend a meeting and vote on the resolution. The requirement to give notice of any resolution in writing to be made under this Bye-Law to such Shareholders shall be satisfied by giving to those Shareholders a copy of that resolution in writing in the same manner that is required for a notice of a general meeting of the Company at which the resolution could have been considered, except that the length of the period of notice shall not apply. The date of the notice shall be set out in the copy of the resolution in writing.

17.4	The accidental omission to give notice, in accordance with this Bye-Law, of a resolution in writing to, or the non-receipt of such notice by, any person entitled to receive such notice shall not invalidate the passing of the resolution in writing.

17.5	For the purposes of this Bye-Law, the date of the resolution in writing is the date when the resolution in writing is signed by, or on behalf of, the Shareholder who establishes the majority of votes required for the passing of the resolution in writing and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this Bye-Law, a reference to such date.

17.6	A resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A resolution in writing made in accordance with this Bye-Law shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

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18.	NOTICE OF GENERAL MEETINGS

18.1	An annual general meeting shall be called by not less than five (5) days’ notice in writing and a special general meeting shall be called by not less than five (5) days’ notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and every Director and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

(a)	in the case of a meeting called as an annual general meeting, by all the Shareholders entitled to attend and vote thereat;

(b)	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five per cent (95%) in nominal value of the shares giving that right.

18.2	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

18.3	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with these Bye-Laws upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with this Bye-Law.

19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	In accordance with the Companies Acts, a general meeting may be held with only one individual present provided that the requirement for a quorum is satisfied. No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least one Shareholder present in person or by proxy and entitled to vote shall be a quorum for all purposes.

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19.2	If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting one Shareholder present in person or by proxy (whatever the number of shares held by him) and entitled to vote shall be a quorum. The Company shall give not less than five (5) days’ notice of any meeting adjourned through want of a quorum and such notice shall state that the one Shareholder present in person or by proxy (whatever the number of shares held by them) and entitled to vote shall be a quorum.

19.3	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as to permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

19.4	Each Director, and upon giving the notice referred to in Bye-Law 18.1 above, the Resident Representative, if any, shall be entitled to attend and speak at any general meeting of the Company.

19.5	The Board may choose one of their number to preside as chairman at every general meeting. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present shall choose one of their number to act or if only one Director is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

19.6	The chairman of the meeting may, with the consent by resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three (3) months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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20.	VOTING

20.1	Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

20.2	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands or by a count of votes received in the form of electronic records, unless (before or on the declaration of the result of the show of hands or count of votes received as electronic records or on the withdrawal of any other demand for a poll) a poll is demanded by:

(a)	the chairman of the meeting; or

(b)	at least three (3) Shareholders present in person or represented by proxy; or

(c)	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

(d)	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may be withdrawn by the person or any of the persons making it at any time prior to the declaration of the result. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a resolution has, on a show of hands or count of votes received as electronic records, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such resolution.

20.3	If a poll is duly demanded, the result of the poll shall be deemed to be the resolution of the meeting at which the poll is demanded.

20.4	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time (being not later than three (3) months after the date of the demand) and place as the chairman shall direct. It shall not be necessary (unless the chairman otherwise directs) for notice to be given of a poll.

20.5	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

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20.6	On a poll, votes may be cast either personally or by proxy.

20.7	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

20.8	In the case of an equality of votes at a general meeting, whether on a show of hands or count of votes received as electronic records or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the resolution shall fail.

20.9	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

20.10	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

20.11	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

20.12	If:

(a)	any objection shall be raised to the qualification of any voter; or,

(b)	any votes have been counted which ought not to have been counted or which might have been rejected; or,

(c)	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

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21.	PROXIES AND CORPORATE REPRESENTATIVES

21.1	The instrument appointing a proxy or corporate representative shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its Seal or executed by an officer, attorney or other person authorised to sign the same.

21.2	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

21.3	Notwithstanding Bye-Law 21.2, a Shareholder may appoint a proxy which shall be irrevocable in accordance with its terms and the holder thereof shall be the only person entitled to vote the relevant shares at any meeting of the shareholders at which such holder is present. Notice of the appointment of any such proxy shall be given to the Company at its Registered Office, and shall include the name, address, telephone number and electronic mail address of the proxy holder. The Company shall give to the proxy holder notice of all meetings of Shareholders of the Company and shall be obliged to recognise the holder of such proxy until such time as the holder notifies the Company in writing that the proxy is no longer in force.

21.4	Subject to Bye-Law 21.2 and 21.3, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a resolution in writing, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a resolution in writing, prior to the effective date of the resolution in writing and in default the instrument of proxy or authorisation shall not be treated as valid.

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21.5	Subject to Bye-Law 21.2 and 21.3, the decision of the chairman of any general meeting as to the validity of any appointments of a proxy shall be final.

21.6	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any resolution in writing forms of instruments of proxy or authorisation for use at that meeting or in connection with that resolution in writing. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any amendment of a resolution in writing or amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

21.7	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any resolution in writing at which the instrument of proxy or authorisation is used.

21.8	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign resolutions in writing.

BOARD OF DIRECTORS

22.	APPOINTMENT AND REMOVAL OF DIRECTORS

22.1	The number of Directors shall be at least two (2) and not more than six (6) or such numbers in excess thereof as the Company by Resolution may from time to time determine and, subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by the Company by Resolution and shall serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the termination of the next annual general meeting following their appointment. All Directors, upon election or appointment (except upon re-election at an annual general meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

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22.2	In the event that there shall be, at any time and whether through lapse of term, death, resignation, retirement or otherwise, no Directors in office, the Shareholders entitled to vote at a general meeting where Directors would be elected or appointed may unanimously give notice to the Secretary appointing one or more Directors to serve until the termination of the next annual general meeting. If no such appointment is made within seven (7) days of the cessation of the active service of the last remaining Director on the Board, the Secretary shall forthwith call a general meeting for the purpose solely of electing or appointing a Director or Directors, to serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the next annual general meeting following their appointment. Any Director appointed pursuant to this Bye-Law shall provide written acceptance of their appointment by notice in writing to the Registered Office within thirty (30) days of their appointment.

22.3	The Company may by Resolution increase the maximum number of Directors. Any one or more vacancies in the Board not filled by the Shareholders at any general meeting of the Shareholders shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy.

22.4	The Company may in a special general meeting called for that purpose remove a Director, provided notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a special general meeting may be filled at the meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

23.	RESIGNATION AND DISQUALIFICATION OF DIRECTORS

The office of a Director shall be vacated upon the happening of any of the following events:

23.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

23.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

23.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

23.4	if he is prohibited by law from being a Director or, in the case of a corporate Director, is otherwise unable to carry on or transact business; or

23.5	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-Laws.

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24.	ALTERNATE DIRECTORS

24.1	A Director may appoint and remove his own Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by delivery of a written notice of appointment or removal to the Secretary at the Registered Office, signed by such Director, and such notice shall be effective immediately upon receipt or on any later date specified in that notice. Any Alternate Director may be removed by resolution of the Board. Subject to aforesaid, the office of Alternate Director shall continue until the next annual election of Directors or, if earlier, the date on which the relevant Director ceases to be a Director. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

24.2	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

24.3	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

25.	DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES

The amount, if any, of Directors’ fees shall from time to time be determined by the Company by Resolution or in the absence of such a determination, by the Board. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from day-to-day. Each Director may be paid his reasonable travel, hotel and incidental expenses for attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

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26.	DIRECTORS’ INTERESTS

26.1	A Director may hold any other office or place of profit with the Company (except that of Auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

26.2	A Director may act by himself or his firm in a professional capacity for the Company (other than as Auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

26.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

26.4	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

26.5	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

27.	POWERS AND DUTIES OF THE BOARD

27.1

Subject to the provisions of the Companies Acts and these Bye-Laws, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of

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these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

27.2	The Board may exercise all the powers of the Company except those powers that are required by the Companies Acts or these Bye-Laws to be exercised by the Shareholders.

27.3	The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

27.4	The Board may from time to time appoint one or more of its body to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

28.	DELEGATION OF THE BOARD’S POWERS

28.1	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised by the power of attorney, execute any deed, instrument or other document on behalf of the Company.

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28.2	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 28.3, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions, and may from time to time revoke or vary all or any of such powers, authorities and discretions, but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

28.3	The Board may delegate any of its powers, authorities and discretions to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

29.	PROCEEDINGS OF THE BOARD

29.1	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

29.2	Notice of a meeting of the Board may be given to a Director by word of mouth or in any manner permitted by these Bye-Laws. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

29.3	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be two (2) persons. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

29.4	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

29.5	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

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29.6	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

29.7	The Board may choose one of their number to preside as chairman at every meeting of the Board. If there is no such chairman, or if at any meeting the chairman is not present within five (5) minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

29.8	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

29.9	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board (or by an Alternate Director, as provided for in these Bye-Laws) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

29.10	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting are physically assembled, or, if there is no such group, where the chairman of the meeting then is.

29.11	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

29.12

If the Company has elected to have a sole Director, the provisions contained in this Bye-Law for meetings of the Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Companies Acts, its memorandum or

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the Bye-Laws required to be exercised by the Shareholders. In lieu of minutes of a meeting, the sole Director shall record in writing and sign a note or memorandum of all matters requiring a resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

OFFICERS

30.	OFFICERS

30.1	The Officers of the Company, who may or may not be Directors, may be appointed by the Board at any time. Any person appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

30.2	The provisions of these Bye-Laws as to resignation and disqualification of Directors shall mutatis mutandis apply to the resignation and disqualification of Officers.

MINUTES

31.	MINUTES

31.1	The Board shall cause minutes to be made and books kept for the purpose of recording:

(a)	all appointments of Officers made by the Board;

(b)	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee; and

(c)	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders.

31.2	Shareholders shall only be entitled to see the register of Directors and Officers, the Register, the financial information provided for in Bye-Law 38.3 and the minutes of meetings of the Shareholders of the Company.

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SECRETARY AND RESIDENT REPRESENTATIVE

32.	SECRETARY AND RESIDENT REPRESENTATIVE

32.1	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

32.2	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

33.	THE SEAL

33.1	The Board may authorise the production of a common seal of the Company and one or more duplicate common seals of the Company, which shall consist of a circular device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof.

33.2	Any document required to be under seal or executed as a deed on behalf of the Company may be:

(a)	executed under the Seal in accordance with these Bye-Laws; or

(b)	signed or executed by any person authorised by the Board for that purpose, without the use of the Seal.

33.3	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be attested by the signature of:

(a)	a Director; or

(b)	the Secretary; or

(c)	any one person authorised by the Board for that purpose.

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DIVIDENDS AND OTHER PAYMENTS

34.	DIVIDENDS AND OTHER PAYMENTS

34.1	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 36, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

34.2	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

(a)	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

(b)	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

34.3	The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

34.4	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

34.5	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

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34.6	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

34.7	The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

35.	RESERVES

The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

36.	CAPITALISATION OF PROFITS

36.1	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

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36.2	Where any difficulty arises in regard to any distribution under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

37.	RECORD DATES

Notwithstanding any other provisions of these Bye-Laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of any general meeting and to vote at any general meeting. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

ACCOUNTING RECORDS

38.	ACCOUNTING RECORDS

38.1	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

38.2	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, PROVIDED that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

38.3	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the Auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

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AUDIT

39.	AUDIT

Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, Auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

40.	SERVICE OF NOTICES AND OTHER DOCUMENTS

40.1	Any notice or other document (including but not limited to a share certificate, any notice of a general meeting of the Company, any instrument of proxy and any document to be sent in accordance with Bye-Law 38.3) may be sent to, served on or delivered to any Shareholder by the Company

(a)	personally;

(b)	by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register;

(c)	by sending it by courier to or leaving it at the Shareholder’s address appearing in the Register;

(d)	where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form or by sending an electronic record of it by electronic means, in each case to an address or number supplied by such Shareholder for the purposes of communication in such manner; or

(e)	by publication of an electronic record of it on a website and notification of such publication (which shall include the address of the website, the place on the website where the document may be found, and how the document may be accessed on the website) by any of the methods set out in paragraphs (a), (b), (c) or (d) of this Bye-Law, in accordance with the Companies Acts.

In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders.

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40.2	Any notice or other document shall be deemed to have been served on or delivered to any Shareholder by the Company

(a)	if sent by personal delivery, at the time of delivery;

(b)	if sent by post, forty-eight (48) hours after it was put in the post;

(c)	if sent by courier or facsimile, twenty-four (24) hours after sending;

(d)	if sent by email or other mode of representing or reproducing words in a legible and non-transitory form or as an electronic record by electronic means, twelve (12) hours after sending; or

(e)	if published as an electronic record on a website, at the time that the notification of such publication shall be deemed to have been delivered to such Shareholder,

and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, published on a website in accordance with the Companies Acts and the provisions of these Bye-Laws, or sent by courier, facsimile, email or as an electronic record by electronic means, as the case may be, in accordance with these Bye-Laws.

Each Shareholder and each person becoming a Shareholder subsequent to the adoption of these Bye-Laws, by virtue of its holding or its acquisition and continued holding of a share, as applicable, shall be deemed to have acknowledged and agreed that any notice or other document (excluding a share certificate) may be provided by the Company by way of accessing them on a website instead of being provided by other means.

40.3	Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

40.4	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

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WINDING UP

41.	WINDING UP

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

42.	INDEMNITY

42.1	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defence costs incurred in defending any legal proceedings whether civil or criminal and expenses properly payable) incurred or suffered by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

42.2	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

42.3	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relevant indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

42.4	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

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42.5	The Company shall advance moneys to any Indemnified Person for the costs, charges, and expenses incurred by the Indemnified Person in defending any civil or criminal proceedings against them, on condition and receipt of an undertaking in a form satisfactory to the Company that the Indemnified Person shall repay such portion of the advance attributable to any claim of fraud or dishonesty if such a claim is proved against the Indemnified Person.

42.6	The advance of moneys shall not be paid unless the advance is duly authorised upon a determination that the indemnification of the Indemnified Person was appropriate because the Indemnified Person has met the standard of conduct which entitles the Indemnified Person to indemnification and further the determination referred to above must be made by a majority vote of the Board at a meeting duly constituted by a quorum of Directors not party to the proceedings in respect of which the indemnification is, or would be, claimed; or, in the case such meeting cannot be constituted by lack of disinterested quorum, by an independent third party; or, alternatively, by a majority vote of the Shareholders.

AMALGAMATION AND MERGER

43.	AMALGAMATION AND MERGER

Any resolution proposed for consideration at any general meeting to approve the amalgamation or merger of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 19.1 and a poll may be demanded in respect of such resolution in accordance with the provisions of Bye-Law 20.2.

CONTINUATION

44.	CONTINUATION

Subject to the Companies Acts, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

ALTERATION OF BYE-LAWS

45.	ALTERATION OF BYE-LAWS

These Bye-Laws may be amended from time to time by resolution of the Board, but subject to approval by Resolution.

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Exhibit D

Bye-Law Amendment

D-1

The Company bye-laws will be amended by the addition of the following new bye-law as bye-law 86 under the caption “MEMBER VOTE TO APPROVE A MERGER”:

86.	Merger

A resolution proposed for consideration at a general meeting to approve the merger of the Company with any other company shall require the affirmative vote of a majority of the votes cast by Members present or represented by proxy and voting at such general meeting and the quorum for such general meeting shall be as set out in Bye-law 27.

D-2